                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            Buckeye Partners, L.P.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                          --Enter Company Name Here--
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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         pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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[_]  Fee paid previously with preliminary materials.

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     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee
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Notes:

[LOGO OF BUCKEYE             BUCKEYE PARTNERS, L.P.
PARTNERS APPEARS            3900 HAMILTON BOULEVARD
    HERE]                ALLENTOWN, PENNSYLVANIA 18103

                   NOTICE OF SPECIAL MEETING OF UNITHOLDERS
                          TO BE HELD AUGUST 11, 1997

To the Unitholders of Buckeye Partners, L.P.:

  Notice is hereby given that a Special Meeting (the "Meeting") of the holders (the "Unitholders") of limited partnership interests represented by units ("LP Units") of Buckeye Partners, L.P. (the "Partnership"), will be held at the Radnor Hotel, 591 East Lancaster Avenue, St. Davids, Pennsylvania, at 10:00 a.m., local time, on Monday, August 11, 1997, for the following purposes:

1. To consider and vote upon a proposal to issue LP Units in connection with the ESOP Restructuring as set forth in the Proxy Statement;

2. To consider and vote upon a proposal to amend the Amended and Restated Agreement of Limited Partnership (the "Partnership Agreement") as described in the Proxy Statement; and

3. To transact such other business as may properly come before the Meeting and any postponements or adjournments thereof.

  Unitholders of record as of the close of business on June 16, 1997, will be entitled to notice of the Meeting and to vote at the Meeting and any postponements or adjournments thereof. Those who will not attend and who wish their LP Units to be voted are requested to sign, date and mail promptly the attached proxy for which a stamped return envelope is provided. The specific details of the proposal to issue LP Units in connection with the ESOP Restructuring and the proposal to amend the Partnership Agreement are fully described in the accompanying Proxy Statement.

                      On behalf of Buckeye Partners, L.P.
                      By      Buckeye Management Company,
                              as General Partner

                              /s/ Stephen C. Muther

                              Stephen C. Muther
                              Secretary

Allentown, Pennsylvania
June 24, 1997

  WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING, YOU ARE URGED TO SIGN, DATE, AND MAIL PROMPTLY THE ATTACHED PROXY. IF YOU ATTEND THE MEETING, YOU CAN VOTE EITHER IN PERSON OR BY YOUR PROXY.

                 [LETTERHEAD OF BUCKEYE PARTNERS APPEARS HERE]

                                                                   June 24, 1997

To Our Unitholders:

  You are cordially invited to attend a Special Meeting of Unitholders to be held at the Radnor Hotel, located at 591 East Lancaster Avenue, St. Davids, Pennsylvania, on August 11, 1997, beginning at 10:00 a.m., local time. At the Special Meeting, the Unitholders will vote on two proposals in connection with the restructuring of our employee stock ownership plan (the "ESOP").

  We propose to substitute LP Units for the securities presently held by the ESOP. The details of the proposed ESOP restructuring are described in the enclosed proxy materials. To assist you in understanding the proposals, a question and answer section appears on pages 2 and 3. We believe the proposed ESOP restructuring will provide significant benefits for Buckeye and its Unitholders as well as the General Partner and its employees.

  If the proposals described in the enclosed proxy statement are approved and assuming no adverse change in Buckeye's business, the Board of Directors intends to increase from $3.00 to $3.52 per LP Unit the annual rate of cash distributions paid to Unitholders. The increase in the cash distribution to $.88 per quarter from the current level of $.75 per quarter would begin with the quarterly distribution scheduled to be paid at the end of August. Thus, you will benefit directly by restructuring the ESOP.

  A Special Committee of our Board of Directors, acting on behalf of Buckeye and the Unitholders, negotiated the terms of the ESOP restructuring with the General Partner and the ESOP Trustee. The Special Committee was advised by independent legal counsel and by financial advisors who gave the Special Committee an opinion that the consideration to be received by Buckeye in the ESOP restructuring is fair from a financial point of view. BASED ON THE RECOMMENDATION OF THE SPECIAL COMMITTEE, THE BOARD OF DIRECTORS OF THE GENERAL PARTNER UNANIMOUSLY RECOMMENDS THAT THE UNITHOLDERS VOTE FOR THE ESOP RESTRUCTURING.

  The ESOP restructuring can only occur following approval by a majority of Unitholders of the two proposals described in the enclosed proxy materials. YOUR VOTE IS IMPORTANT. Failure to vote by proxy or in person will have the same effect as a vote against the ESOP restructuring. We encourage you to review the enclosed proxy materials and to complete, date, sign and mail the proxy card in the enclosed postage-paid envelope, or forward the enclosed letter of instruction to your broker or nominee, as soon as possible.

  Thank you for your continued support and endorsement of Buckeye. We look forward to continuing our history of building long-term value for our Unitholders.

                                       Sincerely,

                                       /s/ A.W. Martinelli

                                       A.W. Martinelli
                                       Chairman and Chief Executive Officer
                                       Buckeye Management Company,
                                         as General Partner

[LOGO OF BUCKEYE PARTNERS APPEARS HERE]


                                PROXY STATEMENT

                         SPECIAL MEETING OF UNITHOLDERS
                                   TO APPROVE
                               ESOP RESTRUCTURING

  This Proxy Statement is being mailed to holders of limited partnership units (the "Unitholders") of Buckeye Partners, L.P. (the "Partnership") in connection with a Special Meeting of Unitholders. The purpose of this Proxy Statement is to solicit your approval of two proposals in connection with the restructuring (the "ESOP Restructuring") of the BMC Acquisition Company Employee Stock Ownership Plan (the "ESOP"). The ESOP is a benefit plan for more than 570 officers and employees of the Partnership's general partner, Buckeye Management Company (the "General Partner"), and its subsidiaries who operate and manage the Partnership.

  The Board of Directors of the General Partner has approved the ESOP Restructuring. The Board of Directors and the management of the General Partner believe that the ESOP Restructuring is in the best interests of the Partnership and Unitholders.

  The primary purpose of the ESOP Restructuring is to exchange the securities now held by the ESOP for limited partnership units of the Partnership ("LP Units"). The ESOP currently holds preferred stock of the parent corporation of the General Partner. As a result of the ESOP Restructuring, the ESOP will beneficially own LP Units. In exchange for issuing these LP Units, the Partnership would realize substantial financial and other benefits, including current cash savings described in this Proxy Statement.

  The Board of Directors of the General Partner appointed a special committee of disinterested members of the Board (the "Special Committee") to consider the ESOP Restructuring on behalf of the Partnership and the Unitholders. The Special Committee voted unanimously to recommend that the Board of Directors of the General Partner approve the ESOP Restructuring. The Special Committee considered many factors in reaching its recommendation, which are described in detail in this Proxy Statement.

  Unitholders will vote on two proposals at the Special Meeting. The issuance of LP Units to the ESOP requires Unitholder approval. You are also asked to approve an amendment to the partnership agreement that governs the Partnership (the "Partnership Agreement"). THE BOARD OF DIRECTORS OF THE GENERAL PARTNER RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO ISSUE LP UNITS AND FOR THE PROPOSAL TO AMEND THE PARTNERSHIP AGREEMENT.

  If you have any questions about the Proxy Statement or the Special Meeting, please call 1-800-628-8509.

  This Proxy Statement is dated June 24, 1997. It is first being mailed to Unitholders on or about June 27, 1997.

                             QUESTIONS AND ANSWERS
                         ABOUT THE ESOP RESTRUCTURING

  The definitions of capitalized words used in the following Questions and Answers appear on the first page of the Proxy Statement in the Summary section that starts on page 5.

Q. WHAT IS THE ESOP? WHEN WAS IT FORMED? WHO ARE ITS PARTICIPANTS?

A. The ESOP is an employee stock ownership plan. It was formed in March 1996 as part of the acquisition of the General Partner by BAC. The ESOP owns BAC Preferred Stock. The ESOP is a fringe benefit plan for the officers and employees of the General Partner and its subsidiaries in connection with their services on behalf of the Partnership. The Partnership has no employees. Its business has always been operated by the General Partner's employees. The Partnership reimburses the General Partner for these employee costs. As of January 1, 1997, 574 employees participated in the ESOP.

Q. WHAT IS THE ESOP RESTRUCTURING?

A. The ESOP Restructuring involves substituting the ESOP's current investment in BAC Preferred Stock with a beneficial ownership interest in LP Units to be issued by the Partnership. The principal consideration for the issuance of the LP Units will be the elimination and reduction of certain Partnership expenses summarized under "What are the Benefits to the Partnership?"

  The ESOP Restructuring also involves an amendment to the Partnership Agreement regarding the General Partner's capital contributions and the obligations of any successor general partner with respect to the ESOP Restructuring. Certain changes in the loan to the ESOP and its related security arrangements will also be made, but the amount, term and interest rate will not be changed.

Q. WHAT IS THE SPECIAL COMMITTEE? WHY WAS IT FORMED?

A. The Special Committee is composed of three directors: Messrs. Pierce (Chairman), Fergenson and Kosnik. The Board of Directors of the General Partner appointed them to consider, negotiate and approve the ESOP Restructuring on behalf of the Partnership and the Unitholders. No member of the Special Committee is a partner of or investor in Glenmoor; a director, officer or stockholder of BAC; or an officer or employee of the General Partner or the Manager. The Board appointed the Special Committee to ensure that the ESOP Restructuring was negotiated by individuals who had no financial interest in the transaction.

   The Special Committee retained independent legal counsel and financial advisors. The financial advisors provided an opinion that the consideration to be received by the Partnership in the ESOP Restructuring is fair from a financial point of view to the Partnership.

Q. WHAT ARE THE BENEFITS TO THE UNITHOLDERS?

A. The Board of Directors of the General Partner has announced its intention to increase from $3.00 to $3.52 per LP Unit the annual rate of cash distributions paid by the Partnership to Unitholders if the ESOP Restructuring is completed. As a result, Unitholders are expected to realize a direct and immediate financial benefit from the ESOP Restructuring. Unitholders will also benefit indirectly by (1) simplifying the ESOP, which is expected to increase its motivational impact on employees, and (2) linking the amount of compensation to be paid to senior management directly to the level of cash distributions paid to Unitholders.

Q. WHAT ARE THE BENEFITS TO THE PARTNERSHIP?

A. Management expects the Partnership to realize significant cash savings and other benefits from the ESOP Restructuring resulting in an increase of the Partnership's net cash flow, net income and distributable cash. This will be achieved by the:

  (1) elimination of the reimbursement by the Partnership to the General Partner of certain senior executive compensation costs;

  (2) reduction of the General Partner's incentive compensation;

  (3) payment of a significant portion of the annual costs of maintaining the ESOP through distributions on LP Units indirectly owned by the ESOP rather than through expense reimbursements by the Partnership; and

  (4) other changes designed to make the ESOP less expensive for the Partnership, including the elimination of any Partnership obligation to repurchase shares held in the ESOP accounts of departing employees.

Q. WHAT ARE THE COSTS TO THE PARTNERSHIP AND THE UNITHOLDERS?

A. The LP Units that the Partnership will issue in the ESOP Restructuring amount to approximately 11% of the LP Units outstanding. In reviewing the likely financial impact of the ESOP Restructuring on the Partnership, the Special Committee concluded that:

  (1) there would be no decrease in book value on a per LP Unit basis initially or in the aggregate over the 15-year period of the ESOP Loan;

  (2) any decrease in cash available for distribution on a per LP Unit basis in 1997 would be immaterial and there would be no decrease in the aggregate over the 15-year period of the ESOP Loan; and

  (3) any decrease in net income on a per LP Unit basis would be immaterial initially and in the aggregate over the 15-year period of the ESOP Loan.

  The Special Committee also noted that the voting rights of existing Unitholders would be diluted by approximately 11%.

  Management expects the ESOP Restructuring to result in some increase in taxable income for the Unitholders. The Special Committee noted, however, that any increase in net taxable income will be immaterial to Unitholders because the ESOP Restructuring is expected to produce increased cash distributions on a per LP Unit basis that should more than offset the additional taxable income.

Q. WHAT ARE THE BENEFITS TO EMPLOYEES?

A. Employees will benefit from the ESOP Restructuring primarily because the LP Units are a more appropriate employee benefit plan investment than the BAC Preferred Stock. Publicly traded LP Units provide liquidity to the ESOP and will allow employees to calculate the value of their share of the ESOP easily by referring to the trading price of the LP Units on the New York Stock Exchange.

  Presently, the BAC Preferred Stock is valued annually by an independent appraiser, and the value of the BAC Preferred Stock does not correlate directly with the value of the LP Units. As a result of the ESOP Restructuring, a portion of the employees' retirement benefits will depend on the performance of the LP Units, and therefore, the interests of Unitholders and employees should be more directly and positively aligned.

Q. WHAT ARE THE BENEFITS TO THE GENERAL PARTNER'S MANAGEMENT?

A. Currently, Management owns 100% of the common stock of BAC (the parent of the General Partner) and the ESOP owns the BAC Preferred Stock, which is convertible into approximately 89% of the BAC common stock. As a result of the ESOP Restructuring, the ESOP will hold a beneficial interest in LP Units; the BAC Preferred Stock will be eliminated; and Management will increase its ownership interest in the General Partner to 100%. Due to reductions in the General Partner's expense reimbursements and the incentive compensation formula, the net income and net cash flow of the General Partner is anticipated to be significantly reduced and will be subject to additional risks. Management will have to depend principally on the level of cash distributions paid to Unitholders for its own compensation.

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
SUMMARY..................................................................   5
BACKGROUND...............................................................  13
 The Partnership.........................................................  13
 The General Partner and the Manager.....................................  13
 The 1996 Acquisition....................................................  13
ESOP RESTRUCTURING.......................................................  15
RECOMMENDATION OF THE SPECIAL COMMITTEE..................................  16
 The Special Committee...................................................  16
 Recommendation..........................................................  16
 Proceedings of Special Committee........................................  16
SPECIAL COMMITTEE CONSIDERATIONS.........................................  17
 Financial Considerations................................................  17
 Other Considerations....................................................  20
 Conclusion of the Special Committee.....................................  22
OPINION OF FINANCIAL ADVISOR.............................................  22
 Distribution and Interest Rate Scenarios................................  23
 Impact of the Restructuring.............................................  24
 Pro Forma Financial Analysis of the ESOP Restructuring..................  25
 Other Analyses..........................................................  26
BENEFITS OF THE ESOP RESTRUCTURING TO THE GENERAL PARTNER--CONFLICTS OF
 INTEREST................................................................  27
TERMS OF THE ESOP RESTRUCTURING..........................................  28
 Steps to Complete the ESOP Restructuring................................  28
 The Exchange Agreement..................................................  30
 Other Approvals Required for Closing....................................  30
 Certain Litigation......................................................  31
 No Appraisal Rights.....................................................  32
FEDERAL INCOME TAX CONSEQUENCES OF THE ESOP RESTRUCTURING................  32
 Partnership Status......................................................  32
 Increase in Taxable Income Per LP Unit as a Result of the ESOP
  Restructuring..........................................................  33
 Repeal of Interest Income Exclusion.....................................  33
 Risk of Excise Tax......................................................  33
THE SPECIAL MEETING OF UNITHOLDERS.......................................  34
PROPOSAL TO ISSUE LP UNITS...............................................  35
 General.................................................................  35
 Vote Required for Approval..............................................  35
PROPOSAL TO AMEND THE PARTNERSHIP AGREEMENT..............................  36
 Description of the Proposed Amendment...................................  36
 Text of the Proposed Amendment..........................................  37
 Vote Required for Approval of the Proposed Amendment....................  37
PRICE RANGE OF LP UNITS AND DISTRIBUTIONS................................  38
DESCRIPTION OF THE LP UNITS..............................................  38
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...........  39
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...........................  40
WHERE YOU CAN FIND MORE INFORMATION......................................  41
OTHER MATTERS............................................................  42
LIST OF DEFINED TERMS....................................................  43
UNAUDITED CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS.................... F-1
APPENDIX A--Form of LP Unit Subscription Agreement....................... A-1
APPENDIX B--Form of Exchange Agreement................................... B-1
APPENDIX C--Form of Amendment No. 3 to Amended and Restated Agreement of
 Limited Partnership..................................................... C-1
APPENDIX D--Amended and Restated Agreement of Limited Partnership........ D-1
APPENDIX E--Opinion of Furman Selz LLC................................... E-1

                                    SUMMARY

  This Summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the ESOP Restructuring fully and for a more complete description of the specific steps involved, you should read carefully this entire document (including its appendices) and the documents that have been incorporated by reference in this Proxy Statement. See "Where You Can Find More Information." (See page 41).

THE PARTNERSHIP (SEE PAGE 13)

Buckeye Partners, L.P.
3900 Hamilton Boulevard
Allentown, Pennsylvania 18103
(610) 770-4000

  The Partnership provides pipeline transportation service for refined petroleum products. The Partnership owns and operates one of the largest independent refined petroleum products pipeline systems in the United States, with approximately 3,500 miles of pipeline serving ten states. The Partnership also provides bulk storage service through leased facilities with an aggregate capacity of 257,000 barrels of refined petroleum products.

  The Partnership is a publicly traded limited partnership formed in 1986, which conducts its business through four operating limited partnerships (the "Operating Partnerships").

THE GENERAL PARTNER AND THE MANAGER (SEE PAGE 13)

  The General Partner of the Partnership is Buckeye Management Company. The general partner and manager of the Operating Partnerships is Buckeye Pipe Line Company (the "Manager"), which is a wholly-owned subsidiary of the General Partner.

THE ESOP AND THE 1996 ACQUISITION (SEE PAGE 13)

  BMC Acquisition Company ("BAC") acquired the General Partner in March 1996 (the "1996 Acquisition") for $63 million. BAC is owned by the ESOP and the management of the General Partner. The management of the General Partner formed Glenmoor Partners, LLP ("Glenmoor") in connection with the 1996 Acquisition. The partners in Glenmoor include A. W. Martinelli, Chairman and Chief Executive Officer of the General Partner, and the other senior executives of the General Partner.

  The ESOP was formed as part of the 1996 Acquisition. The participants in the ESOP are the officers and employees of the General Partner and its subsidiaries. These employees are responsible for the operations and management of the Partnership's business. The Partnership itself has no employees. As of January 1, 1997, this group included 574 employees located in each of the ten states where the Partnership operates. The trustee of the ESOP is LaSalle National Bank, which is responsible for managing the ESOP.

  The ESOP was funded by a $63 million loan from the General Partner. The funds loaned by the General Partner were borrowed from Prudential Life Insurance Company of America and its affiliates. The ESOP used the loan proceeds to acquire the preferred stock of BAC (the "BAC Preferred Stock"), which is convertible into approximately 89% of BAC's common stock. BAC used this cash plus $6 million contributed by Glenmoor and certain managers of the Manager to acquire all of the outstanding stock of the General Partner and to provide capital for the General Partner.

THE ESOP RESTRUCTURING (SEE PAGES 15, 28)

  Since the 1996 Acquisition, the General Partner has analyzed the structure of the ESOP with the goal of providing financial and other benefits to the Partnership, increasing cash available for distribution to Unitholders, improving the ESOP as a benefit plan for employee-participants, and increasing incentives for management.

  The ESOP Restructuring would replace the ESOP's current investment in BAC Preferred Stock with a beneficial ownership interest in LP Units. Management believes that the ESOP will be improved as an employee benefit plan by substituting an interest in LP Units for the BAC Preferred Stock presently held by the ESOP. LP Units represent a direct investment in the Partnership. The publicly traded LP Units are a more appropriate employee benefit plan investment because employee-participants will own beneficially the same security as the Unitholders and will be able to calculate the value of their ownership interest in the ESOP by referring to the trading price of the LP Units on the New York Stock Exchange.

  To accomplish the ESOP Restructuring, the Partnership will issue the LP Units in exchange for receiving the BAC Preferred Stock. The ESOP will own the LP Units through a newly-formed corporation that will become the sponsor of the ESOP.

  The Partnership will then exchange the BAC Preferred Stock (after being converted to Common Stock) with the General Partner for, among other things, the elimination and reduction of certain Partnership expenses summarized under "Special Committee Considerations."

  A diagram on page 11 depicts the organization of the Partnership and its affiliates before and after the ESOP Restructuring.

LP UNITS TO BE ISSUED (SEE PAGE 35)

  The number of LP Units to be issued in the ESOP Restructuring will be based on the average closing price on the New York Stock Exchange for an LP Unit for the ten trading days ending two business days before the ESOP Restructuring Closing (the "Unit Trading Price").

  If the Unit Trading Price is between $36.50 and $41.50, the Partnership will issue 1,546,988 LP Units at closing. If the Unit Trading Price is more than $41.50, the Partnership will issue LP Units with an aggregate dollar value of $64,200,000. If the Unit Trading Price is less than $36.50, the Partnership will issue LP Units with an aggregate dollar value of $56,465,062.

  The number of LP Units to be issued at various Unit Trading Prices is illustrated in a table on page 35 of this Proxy Statement.

  The Partnership's LP Units are listed and traded principally on the New York Stock Exchange under the symbol "BPL." The closing price of the LP Units on December 19, 1996, the day before the public announcement of the ESOP Restructuring, was $38.88. The closing price of the LP Units on June 23, 1997, the most recently available price prior to mailing this Proxy Statement, was $43.75. Assuming a Unit Trading Price of $43.75, the Partnership would issue 1,467,429 LP Units in the ESOP Restructuring, representing an aggregate market value of $64,200,000.

RECOMMENDATION OF THE SPECIAL COMMITTEE THAT THE ESOP RESTRUCTURING BE APPROVED (SEE PAGE 16)

  The Board of Directors of the General Partner formed the Special Committee to consider the ESOP Restructuring. The Special Committee retained independent legal and financial advisors.

  The Special Committee and management engaged in extensive discussions to refine the proposed terms of the ESOP Restructuring. AS A RESULT OF SUCH DISCUSSIONS, THE SPECIAL COMMITTEE DETERMINED THAT THE ESOP RESTRUCTURING IS IN THE BEST INTERESTS OF THE PARTNERSHIP AND THE UNITHOLDERS AND UNANIMOUSLY RECOMMENDED APPROVAL OF THE ESOP RESTRUCTURING TO THE BOARD OF DIRECTORS OF THE GENERAL PARTNER.

SPECIAL COMMITTEE CONSIDERATIONS (SEE PAGE 17)

  The Special Committee considered many factors in reaching its favorable recommendation on the ESOP Restructuring, including the following:

 Financial Factors Considered

  . the expected increase in the Partnership's net cash flow, net income and distributable cash;

  . an immediate increase of $.52 per LP Unit in the annual rate of distributions to Unitholders;

  . the permanent elimination of the Partnership's obligation to reimburse the General Partner for certain senior executive compensation costs;

  . the reduction in the amount of incentive compensation to be paid by the Partnership to the General Partner under the Incentive Compensation Agreement;

  . the elimination of any obligation of the Partnership to fund the redemption obligation of the General Partner to repurchase shares in ESOP accounts of departing employees;

  . the anticipated increase in distributable cash on a per LP Unit basis occurring after 1997 as a result of the ESOP Restructuring;

  . the value of the General Partner's agreement to indemnify the Partnership for certain tax risks referred to under "Disadvantages Considered;"

  . the opinion of Furman Selz LLC to the Special Committee, that the consideration to be received by the Partnership in the ESOP Restructuring is fair from a financial point of view;

 Other Factors Considered

  . the simplification of the ESOP and the expected positive impact of the ESOP Restructuring on employees' motivation to achieve the Partnership's financial goals;

  . the appropriateness of the LP Units as an employee benefit plan security relative to the BAC Preferred Stock; and

  . the increase in management's motivation to maximize cash distributions to the Unitholders following completion of the ESOP Restructuring as a result of the reliance by management on the Incentive Compensation Agreement as the principal means of generating their compensation and benefits.

 Disadvantages Considered

  In addition, the Special Committee identified and discussed various disadvantages of the ESOP Restructuring, including the following:

  . the decrease of net income on a per LP Unit basis, the increase in taxable income on a per LP Unit basis and the potential decrease in 1997 of distributable cash on a per LP Unit basis;

  . the risk that BAC, the General Partner and the Manager will not be able to fund their forfeiture obligation under the Exchange Agreement if the General Partner withdrew or was removed as general partner under certain circumstances; and

  . the risk of losing certain favorable tax benefits and the risk of a 10% excise tax on the ESOP Restructuring, which is partially offset by the agreement of the General Partner to indemnify the Partnership for one of these risks, and the opinions of counsel to the General Partner that it is more likely than not that the Partnership will not incur such risks.

  The Special Committee also considered that as a result of the ESOP Restructuring management would own 100% of the capital stock of the General Partner. The Special Committee noted, however, that the net income and net cash flow of the General Partner after the ESOP Restructuring is anticipated to be significantly reduced. Thus, management will be subject to additional risk and will have to depend principally on the level of cash distributions to the Unitholders for its own compensation.

 Special Committee Recommendation

  After considering both the positive and negative factors of the ESOP Restructuring, the Special Committee concluded that the ESOP Restructuring was in the best interests of the Partnership and the Unitholders. To review the reasons considered by the Special Committee for the ESOP Restructuring in greater detail, see pages 16 through 22.

PRESENT VALUE OF INCREMENTAL DISTRIBUTABLE CASH

  In reaching its recommendation, the Special Committee compared the range of values of the LP Units to be issued (from approximately $56.5 million to $64.2 million) to the present value of the estimated incremental Distributable Cash (as defined on page 24) to be realized by the Partnership as a result of the ESOP Restructuring.

  As described in greater detail under "Opinion of Financial Advisor," Furman Selz LLC prepared present value estimates of the incremental Distributable Cash to be realized by the Partnership based on the Special Committee's instructions to analyze eight scenarios resulting from three principal assumptions:

    (1) a base case and optimistic case for operating income and distributions to Unitholders;

    (2) with and without reimbursement by the Partnership of the General Partner's redemption obligation for the ESOP accounts of departing employees; and

    (3) the interest rate on the ESOP loan at its current rate of 7.24% and at a higher rate of 8.79% if favorable tax benefits were lost as a result of the ESOP Restructuring and not indemnified by the General Partner.

  Furman Selz LLC assumed discount rates of 7.0% to 8.5% based on the weighted average cost of capital of companies comparable to the Partnership.

  The present value of incremental Distributable Cash to be realized by the Partnership for these eight scenarios ranged from $56.7 million to $114.4 million compared to the range of values of the LP Units to be issued of $56.5 million to $64.2 million.

  A table appears on page 25 showing the different estimates of the present value of the incremental Distributable Cash based on the foregoing assumptions.

  The foregoing is a summary of one part of the analysis performed by Furman Selz LLC in reaching its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of an analysis without considering all the analyses as a whole could create an incomplete view of the processes underlying Furman Selz's opinion. See "Opinion of Financial Advisor."

FAIRNESS OPINION OF FINANCIAL ADVISOR (SEE PAGE 22)

  Furman Selz LLC delivered a written opinion to the Special Committee that the consideration to be received by the Partnership in the ESOP Restructuring was fair, from a financial point of view, to the Partnership.

BENEFITS OF THE ESOP RESTRUCTURING TO THE GENERAL PARTNER--CONFLICTS OF INTEREST (SEE PAGE 27)

  Glenmoor and certain managers of the Manager (the "Management") currently own 100% of the common stock of BAC, the parent of the General Partner, and are entitled to elect the directors of the General Partner, including its disinterested directors. As a result of the ESOP Restructuring, the preferred stock of BAC owned by the ESOP, which is convertible into approximately 89% of the common stock of BAC, would be exchanged for beneficial ownership of LP Units and the Management would own 100% of BAC. The Management will continue to elect the directors of the General Partner, including its disinterested directors. The voting rights of Unitholders as set forth in the Partnership Agreement are unchanged by the ESOP Restructuring.

  As part of the ESOP Restructuring, the General Partner has agreed that it will no longer be entitled to reimbursement from the Partnership and the Operating Partnerships for certain senior executive compensation costs which on an annualized basis aggregated approximately $2.3 million in 1996. The General Partner also agreed to a reduced incentive compensation formula on distributions made by the Partnership on LP Units, and that it would not receive any incentive compensation on the LP Units to be issued in the ESOP Restructuring.

CERTAIN LITIGATION (SEE PAGE 31)

  A class action lawsuit was filed against the Partnership, the General Partner, BAC, Glenmoor and the directors of the General Partner relating to the proposed ESOP Restructuring. The lawsuit alleges that the ESOP Restructuring is unfair and will be dilutive to Unitholders and that the defendants have engaged in self-dealing and breached their fiduciary duty to Unitholders.

  On June 24, 1997, the parties entered into a stipulation of settlement setting forth the terms under which the lawsuit would be settled, subject to the satisfaction of certain conditions and without an admission of liability by any of the defendants. The principal settlement terms affecting the ESOP Restructuring are an additional increase in the quarterly cash distribution to $.88 per LP Unit, a reduction in the maximum dollar value of the LP Units to be issued, and a further reduction in the formula for the incentive compensation payable to the General Partner. The ESOP Restructuring, as modified by the terms of the settlement, has been approved by the Special Committee and the Board of Directors of the General Partner and by the ESOP Trustee. The terms of the transaction being presented to the Unitholders in this proxy statement reflect the terms of the transaction as modified by the proposed settlement. The settlement is subject to court approval. You are not being asked in this Proxy Statement to vote or take a position with respect to the proposed settlement of the litigation. A separate notice of the settlement will be distributed to all members of the proposed class after the meeting.

FEDERAL INCOME TAX CONSEQUENCES OF THE ESOP RESTRUCTURING (SEE PAGE 32)

  Counsel to the General Partner has rendered its opinion that the issuance of the LP Units to the ESOP and the amendment to the Partnership Agreement would not cause the Partnership to be treated as a corporation for federal income tax purposes.

  As a result of the ESOP Restructuring, the General Partner expects that taxable income on a per LP Unit basis will increase modestly from higher net income and decreased depreciation deductions. This could result in a modest increase in taxable income per LP Unit. The proposed $.52 annual increase in cash distributions after the ESOP Restructuring should more than offset any tax associated with the increased taxable income.

  Two additional expenses could arise as a result of the tax consequences of the ESOP Restructuring. The General Partner has agreed to indemnify the Partnership for one of these expenses, and the Special Committee may select the tax consequence to be indemnified at any time. Counsel to the General Partner has indicated that it is more likely than not that the ESOP Restructuring will not result in either of these tax consequences being imposed. One expense could be incurred due to the potential loss of a favorable tax benefit for interest under the ESOP loan, creating a potential increased interest expense of approximately $8.4 million over the 15-year term of the loan. The other is a potential 10% excise tax if the transfer of the BAC stock by the ESOP were deemed to be a disqualifying distribution by an employee benefit plan, creating a potential increased cost of approximately $6.3 million. If either tax consequence occurs, the Partnership Agreement requires the Partnership to pay the additional expense, but the General Partner will indemnify the Partnership for the tax consequence selected by the Special Committee.

SPECIAL MEETING OF UNITHOLDERS (SEE PAGE 34)

  The Special Meeting of the Unitholders will be held on August 11, 1997, at the Radnor Hotel, located at 591 East Lancaster Avenue, St. Davids, Pennsylvania, at 10:00 a.m. (the "Meeting"). The persons eligible to vote at the Meeting are the Unitholders of the Partnership of record as of the close of business on June 16, 1997. On that date, there were 12,069,330 LP Units outstanding. The presence in person or by proxy of Unitholders holding a majority of the Partnership's outstanding LP Units will constitute a quorum for the transaction of business at the Meeting.

  If your LP Units are held of record by a broker or other nominee, they can be voted on the ESOP proposals only if you specifically instruct your broker or nominee as to the manner in which to vote. Failure to vote by proxy or in person will have the same effect as a vote against the ESOP proposals. To ensure that your LP Units are voted at the Meeting, please complete, date, sign and mail the proxy card in the enclosed postage-paid envelope, or forward the enclosed letter of instruction to your broker or nominee, as soon as possible. If you attend the Meeting, you may revoke your proxy and vote your LP Units in person. You may revoke your proxy at any time before it is voted at the Meeting.

  The Partnership will bear the cost of soliciting proxies. In addition to solicitations by mail, officers, directors and employees of the General Partner and representatives of D.F. King & Co., Inc. may solicit proxies personally or by telephone, mail, fax, or other means.

PROPOSALS BEFORE UNITHOLDERS

  The Board of Directors of the General Partner believes that the ESOP Restructuring is in your best interests and recommends that you vote FOR the following two proposals:

   (1) Proposal to issue LP Units, and

   (2) Proposal to amend the Partnership Agreement.

  The ESOP Restructuring will occur only if the holders of a majority of the outstanding LP Units approve both proposals.

PROPOSAL TO ISSUE LP UNITS (SEE PAGE 35)

  To complete the ESOP Restructuring, Unitholders must approve the issuance of LP Units to the corporation that sponsors the ESOP. The calculation of the number of LP Units to be issued by the Partnership at the closing of the ESOP Restructuring is described on page 6 of this Proxy Statement.

PROPOSAL TO AMEND THE PARTNERSHIP AGREEMENT (SEE PAGE 36)

  To complete the ESOP Restructuring, Unitholders must also approve Amendment No. 3 to the Partnership Agreement. Amendment No. 3 makes the following changes to the Partnership Agreement:

    (1) General Partner Capital Contribution Requirement. The Partnership Agreement will be revised to relieve the General Partner of any obligation to make an additional capital contribution to the Partnership upon the issuance of additional LP Units if the General Partner receives a legal opinion that such additional capital contribution is not required for the Partnership or any of the Operating Partnerships to avoid being treated as an association taxable as a corporation for federal income tax purposes; and

    (2) Obligations of a Successor General Partner. The Partnership Agreement will be revised to bind any successor general partner, upon removal and replacement of the General Partner by the Unitholders, to the obligations of the General Partner and its affiliates under the Exchange Agreement and to consider this obligation in determining the value of the general partnership interest which might be acquired by a successor general partner.

  The Partnership Agreement requires that the Amendment must be approved by the holders of a majority of the outstanding LP Units.

NO APPRAISAL RIGHTS

  Under Delaware law, you have no right to an appraisal of the value of your LP Units in connection with the ESOP Restructuring.

FORWARD-LOOKING STATEMENTS

  This document contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to risks and uncertainties. Forward-looking statements include certain information relating to reimbursement expenses by the Partnership of compensation and benefit costs by the General Partner, incentive compensation to the General Partner, expenses of the ESOP as an employee benefit plan, cost savings as a result of the ESOP Restructuring and the Partnership's net cash flow, net income and distributable cash on a per LP Unit basis. Forward-looking statements also include information in this Proxy Statement where statements are preceded by, followed by or include the words "projects," "estimates," "believes," "expects," "assumes," "anticipates" or similar expressions. For such statements the Partnership claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, those discussed elsewhere in this Proxy Statement.

                          [FLOW CHART APPEARS HERE]

--------------------------------------------------------------------------------
                           Before ESOP Restructuring

------------   ------
 Management     ESOP
   Group       ------
------------

       11%        89%
                                                       -------------
         -----                                            Public
          BAC                                           Unitholders
         -----                                         -------------

          100%                                             99%

        ---------
         General                1%                     -------------
         Partner -------------------------------------- Partnership
        ---------                                      -------------

          100%                                             99%
                                                       --------------
        ---------               1%                        Operating
         Manager -------------------------------------- Partnerships
        ---------                                      --------------



                           After ESOP Restructuring

------------                         ------                -------------
 Management                           ESOP                    Public
   Group                             ------                 Unitholders
------------                                               -------------

   100%                               100%

  -----                              -------
   BAC                                Newco
  -----                              -------

   100%                                           11%             88%

---------
 General                    1%                             -------------
 Partner -------------------------------------------------- Partnership
---------                                                  -------------

   100%                                                           99%
                                                           --------------
---------                   1%                                Operating
 Manager -------------------------------------------------- Partnerships
---------                                                  --------------

--------------------------------------------------------------------------------

SUMMARY CONSOLIDATED FINANCIAL DATA (SEE PAGE F-1)

  The following table sets forth selected historical and pro forma consolidated financial data of the Partnership for the periods indicated. The historical consolidated financial data as of and for the year ended December 31, 1996, have been derived from the consolidated financial statements audited by Deloitte & Touche LLP, independent accountants, and should be read in conjunction with and is qualified by reference to such statements and related notes. The summary historical consolidated financial statement data as of and for the three months ended March 31, 1997, are unaudited but, in the opinion of management, include all adjustments necessary to present such data fairly. The results for this interim period are not necessarily indicative of the results for the full fiscal year.

  The 1996 Acquisition took place and the ESOP was formed on March 22, 1996. The purpose of the following unaudited consolidated pro forma financial data of the Partnership, which have been derived from the historical Consolidated Financial Statements of the Partnership incorporated by reference into this Proxy Statement, are intended to demonstrate, on a pro forma basis, the effect of the ESOP Restructuring on the fiscal 1996 and first quarter 1997 results. The unaudited consolidated pro forma financial data do not purport to represent what the Partnership's actual financial position or actual results of operations would have been if the ESOP Restructuring, in fact, had occurred on such dates or to project the Partnership's financial position or results of operations for any future date or period. See "Unaudited Consolidated Pro Forma Financial Statements."

                                          YEAR ENDED          THREE MONTHS ENDED
                                      DECEMBER 31, 1996         MARCH 31, 1997
                                     ---------------------   ---------------------
                                      ACTUAL   PRO FORMA      ACTUAL   PRO FORMA
                                     --------- -----------   --------- -----------
                                      (IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)
STATEMENT OF CASH FLOWS DATA:
  Distributable Cash (a)............ $  50,379 $  57,913     $  12,430 $  14,894
  Distributable Cash Per Unit (a)... $    4.14 $    4.33(b)  $    1.02 $    1.08
STATEMENT OF INCOME DATA:
  Net Income........................ $  49,337 $  52,964     $  11,526 $  12,688
  Net Income Per Unit............... $    4.05 $    3.96     $    0.95 $    0.92
BALANCE SHEET DATA (AT PERIOD END):
  Total Partners' Capital........... $ 275,979 $ 340,179     $ 278,621 $ 342,821
  Total Partners' Capital Per Unit.. $   22.65 $   24.78     $   22.86 $   24.96
  Total Partners' Tangible Capital
   Per Unit......................... $   22.65 $   20.10     $   22.86 $   20.28

--------
(a) Distributable Cash is defined as cash provided by operations, plus changes in temporary investments, less cash used in investing activities, before reserves.
(b) Management estimates that, assuming a full year impact of the ESOP Restructuring, Distributable Cash Per Unit would be $4.39 on an annualized basis for the year ended December 31, 1996.

                                   BACKGROUND

THE PARTNERSHIP

  The Partnership provides pipeline transportation service for refined petroleum products. The Partnership owns and operates one of the largest independent refined petroleum products pipeline systems in the United States, with approximately 3,500 miles of pipeline serving ten states. The Partnership also provides bulk storage service through leased facilities with an aggregate capacity of 257,000 barrels of refined petroleum products. The Partnership conducts all its operations through four subsidiary limited partnerships (the "Operating Partnerships"). The Partnership owns a 99% limited partnership interest in each of the Operating Partnerships.

  The Partnership is a Delaware limited partnership formed in 1986 pursuant to the Amended and Restated Agreement of Limited Partnership, dated as of December 23, 1986, as amended (the "Partnership Agreement"). Limited partnership interests in the Partnership are represented by publicly traded LP Units (the "LP Units") and the limited partners are Unitholders (the "Unitholders").

THE GENERAL PARTNER AND THE MANAGER

  The sole general partner of the Partnership is Buckeye Management Company (the "General Partner"). The General Partner owns a 1% general partnership interest in the Partnership. The General Partner is a wholly-owned subsidiary of BMC Acquisition Company ("BAC"). A wholly-owned subsidiary of the General Partner, Buckeye Pipe Line Company (the "Manager"), serves as the sole general partner and manager of each Operating Partnership. The Manager owns a 1% general partnership interest in each of the Operating Partnerships.

  The General Partner has three sources of revenue: (i) expense reimbursement from the Partnership and the Operating Partnerships, (ii) cash distributions attributable to the general partnership interests (approximately 2% of the equity of the Partnership), and (iii) incentive compensation pursuant to the Incentive Compensation Agreement. See "Benefits of the ESOP Restructuring to the General Partner--Conflicts of Interest" and "Certain Relationships and Related Transactions."

  Under the Incentive Compensation Agreement (prior to amendments that would be made as part of the ESOP Restructuring), subject to certain limitations and adjustments, if a quarterly cash distribution exceeds a target of $0.65 per LP Unit, the Partnership will pay the General Partner, in respect of each outstanding LP Unit, incentive compensation equal to: (i) 25% of that portion of the distribution per LP Unit which exceeds the target quarterly amount of $0.65 but is not more than $0.70, plus (ii) 30% of the amount, if any, by which the quarterly distribution per LP Unit exceeds $0.70 but is not more than $0.80, plus (iii) 40% of the amount, if any, by which the quarterly distribution per LP Unit exceeds $0.80 but is not more than $0.90, plus (iv) 50% of the amount, if any, by which the quarterly distribution per LP Unit exceeds $0.90. The Partnership paid the General Partner $1,325,912 for the year ended December 31, 1996 under the Incentive Compensation Agreement. The General Partner is also entitled to incentive compensation, under a different formula, in respect of any special cash distributions. No special distributions have ever been paid by the Partnership, and none are presently contemplated.

THE 1996 ACQUISITION

  In late 1995, the parent at that time of the General Partner, American Financial Group, Inc. (successor to The Penn Central Corporation) ("American Financial"), determined to sell its interest in the General Partner and solicited bids from a number of interested parties, including other pipeline companies, major oil companies, and other potential bidders. The management of the General Partner formed Glenmoor Partners, LLP ("Glenmoor") to submit a bid to American Financial to purchase the General Partner. The partners in Glenmoor include A.W. Martinelli, Chairman of the Board and Chief Executive Officer of the General Partner, and all of the members of the senior management of the General Partner. In formulating its bid, Glenmoor believed that the best interests of the Partnership and its Unitholders would be served by ensuring continuity in the management and operation of the Partnership.

  American Financial selected Glenmoor's bid to acquire all the common stock of the General Partner, and the transaction was consummated on March 22, 1996 (the "1996 Acquisition"). Under the terms of the Partnership Agreement, Unitholder approval was not required for the 1996 Acquisition. To complete the acquisition, Glenmoor formed BAC, and BAC formed the BMC Acquisition Company Employee Stock Ownership Plan (the "ESOP") for the benefit of the officers and employees of the General Partner. The employees of the Manager and Glenmoor are responsible for the operation and management of the Partnership's business. As of January 1, 1997, a total of 574 employees, located in each of the ten states where the Partnership maintains operations, were participants in the ESOP.

  Glenmoor used the ESOP structure to make the 1996 Acquisition because it provided attractive financing and cost benefits to BAC and the Partnership. In addition, Management believed that providing the employees who operate the Partnership's business with an ownership interest in the General Partner would motivate its employees to maximize Partnership operations and thereby have a positive impact on the cash available for distribution to Unitholders.

  To finance the 1996 Acquisition, the General Partner borrowed $63 million pursuant to a 15-year term loan at an annual interest rate of 7.24% ("ESOP Loan") from Prudential Life Insurance Company of America and its affiliates (the "ESOP Lender") and loaned the proceeds of the ESOP Loan under the same terms to the ESOP to purchase the Series A Convertible Preferred Stock of BAC (the "BAC Preferred Stock"). The General Partner secured the ESOP Loan with a security interest in its assets, and the Manager and BAC guaranteed the ESOP Loan and granted a security interest in their respective assets. The ESOP structure provides the Partnership with benefits in connection with the ESOP Loan because (i) certain tax advantages in connection with loans to employee stock ownership plans permitted the General Partner to obtain a favorable interest rate on the ESOP Loan which lowered the Partnership's reimbursement obligation to the General Partner in connection with the ESOP, (ii) the Partnership was not required to guarantee to the ESOP Loan, and (iii) the Partnership was not required to use any of its assets to secure the ESOP Loan. Glenmoor and the individual common stockholders of BAC also pledged their BAC common stock to secure the ESOP Loan and the ESOP pledged the BAC Preferred Stock.

  The BAC Preferred Stock has a liquidation value of $63 million, receives a 7 1/2% cumulative preferred dividend, participates proportionately in common stock dividends above 7 1/2%, and is convertible into approximately 89% of the common stock of BAC. BAC used the $63 million in proceeds from the sale of the BAC Preferred Stock to the ESOP, plus a $6 million capital contribution from Glenmoor and certain individual managers of the Manager, to pay the acquisition purchase price of $63 million to American Financial and to provide capital for the General Partner.

  The ESOP is a fringe benefit plan for the officers and employees of the General Partner in connection with their services on behalf of the Partnership. The Partnership Agreement does not require Unitholder approval to establish employee benefit plans. The costs of these plans are reimbursable by the Partnership and the Operating Partnerships under the applicable limited partnership agreements. In the case of the ESOP, these costs are equivalent to the principal and interest on the ESOP Loan and the administrative costs and expenses of maintaining the ESOP. The Partnership does not make any payments directly under the ESOP Loan. Under the present structure, the total ESOP costs reimbursable by the Partnership are approximately $7 million per year.

  The BAC Preferred Stock is credited to employee accounts in the same proportion as current payments of principal and interest on the ESOP Loan bear to the total of all principal and interest payments due under the ESOP Loan. Individual employees are allocated shares based upon the ratio of their eligible compensation to total eligible compensation. Eligible compensation generally includes base salary, overtime payments and certain bonuses, subject to an overall maximum of $150,000 per year per person.

  Because the ESOP represents an employee benefit expense reimbursable by the Partnership, the Board of Directors of the General Partner conditioned the adoption of the ESOP on the modification of other employee benefit plans and the implementation of an extensive cost-cutting program designed to offset substantially all of the costs of the ESOP to be borne by the Partnership and to ensure that cash available for distribution to the Unitholders would not be adversely affected. The General Partner implemented these benefit reduction and cost-cutting programs in the second quarter of 1996. Management estimates that these benefit reduction and cost-cutting programs will save in excess of $8 million per year. Approximately $5.1 million of these savings are estimated salary reductions and position eliminations; approximately $2.1 million are estimated reductions in or eliminations of employee benefit programs; and the balance of approximately $0.8 million are estimated reductions in planned expenditures in connection with the Partnership's pipeline operations. While Management projects that these cost savings will be permanent, the need to add personnel or increase benefits in order to maintain the appropriate employee complement to conduct efficiently the Partnership's pipeline business in the future could result in a lessening of the benefits of the cost reduction program.

                               ESOP RESTRUCTURING

  Since the 1996 Acquisition, the General Partner has had an opportunity to consider various issues relating to the structure of the ESOP. As a result of this analysis, the General Partner developed a proposal to restructure the ESOP. The goals of the proposal are to provide financial and other benefits to the Partnership, increase cash available for distribution to Unitholders, increase incentives for management and improve the ESOP as a benefit plan for employee-participants. See "Terms of the ESOP Restructuring."

  The General Partner desires to restructure the ESOP by replacing the ESOP's current investment in BAC Preferred Stock with a beneficial ownership interest in LP Units issued by the Partnership. Pursuant to the LP Unit Subscription Agreement (the "LP Unit Subscription Agreement"), the Partnership will issue the LP Units in consideration for receiving the BAC Preferred Stock currently owned by the ESOP. The ESOP will own the LP Units through Buckeye Pipe Line Services Company, a newly formed, single purpose corporation ("Newco"), that will become the sponsor of the ESOP.

  Pursuant to an Exchange Agreement (the "Exchange Agreement"), the BAC Preferred Stock (after being converted to Common Stock) will be exchanged for, among other things, (i) the permanent release of the Partnership's obligation to reimburse the General Partner for certain senior executive compensation costs, and (ii) the reduction of the General Partner's incentive compensation to be paid under the incentive compensation agreement.

  In connection with the ESOP Restructuring, the ESOP Loan will be restructured with the ESOP Lender. The amount, term and interest rate applicable to the ESOP Loan will not be changed, but the ESOP will become the direct borrower under the ESOP Loan rather than the General Partner. The ESOP will secure the ESOP Loan with an indirect pledge of the LP Units held by the ESOP, rather than the shares of BAC Preferred Stock. The ESOP Loan will continue to be guaranteed by BAC and the Manager, and the General Partner and Newco will also guarantee the ESOP Loan. The guarantees will be secured by a security interest in the assets of each guarantor and, in the case of the General Partner and the Manager, by a pledge of their general partnership interests in the Partnership and the Operating Partnerships, respectively. Glenmoor and the other stockholders of BAC will pledge their stock in BAC as additional security for the ESOP Loan.

  Following the ESOP Restructuring, employees' ESOP accounts will receive allocations of Newco shares (which directly correlate to LP Units owned by Newco) instead of BAC Preferred Stock. The distributions on the LP Units held by Newco will be used to pay the principal and interest on the ESOP Loan. The General Partner will make an additional contribution to Newco (the "top-up contribution"), if necessary, to pay any balance due under the ESOP Loan. The top-up contribution would be reimbursed by the Partnership to the extent it exceeds certain reserves established by the General Partner for that purpose under the Exchange Agreement.

  If the ESOP Restructuring is completed, the Board of Directors of the General Partner has announced its intention to increase from $3.00 to $3.52 per LP Unit the annual rate of cash distributions paid by the

Partnership to Unitholders. The amount of cash available for distribution to the Unitholders by the Partnership is determined quarterly by the Board of Directors of the General Partner based upon numerous factors, including profitability of operations, fluctuations in working capital, capital expenditures, prevailing economic conditions and financial, business and other factors.

  The diagram on page 11 depicts the organization of the Partnership and its affiliates before and after the ESOP Restructuring.

                    RECOMMENDATION OF THE SPECIAL COMMITTEE

THE SPECIAL COMMITTEE

  On August 12, 1996, the Board of Directors of the General Partner appointed the Special Committee to consider the ESOP Restructuring on behalf of the Partnership and the Unitholders. The Special Committee is composed of the following disinterested directors: A. Leon Fergenson, Edward F. Kosnik and William C. Pierce. The Board delegated to the Special Committee the power and authority to consider, negotiate and approve the ESOP Restructuring. The Board designated Mr. Pierce as the Chairman of the Special Committee. The Board further authorized the Special Committee to engage such legal, financial and other professional advisors as the Special Committee deemed appropriate. The Special Committee retained Drinker Biddle & Reath as independent counsel to advise it in connection with the ESOP Restructuring.

  None of the members of the Special Committee are partners of or investors in Glenmoor; directors, officers or stockholders of BAC; or officers or employees of the General Partner, the Manager or any of their affiliates. All the members of the Special Committee are members of the Board of Directors of the General Partner and, as a consequence, were elected to the Board of Directors by BAC, which is the sole stockholder of the General Partner. All the common stock of BAC is owned by Glenmoor, its individual partners and certain managers of the Manager, and all the BAC Preferred Stock is currently owned by the ESOP.

RECOMMENDATION

  THE SPECIAL COMMITTEE VOTED UNANIMOUSLY TO RECOMMEND THAT THE BOARD OF DIRECTORS OF THE GENERAL PARTNER APPROVE THE ESOP RESTRUCTURING.

PROCEEDINGS OF SPECIAL COMMITTEE

  On September 24, 1996, management presented its formal proposal regarding the ESOP Restructuring to the Special Committee and its independent legal counsel. The proposal was considered in depth by the Special Committee at its September meeting, after which the Special Committee requested certain additional information from management. The Special Committee also voted at its September meeting to engage Furman Selz LLC ("Furman Selz") as its financial advisor.

  The Special Committee then met with its legal and financial advisors on numerous occasions during October, November and December of 1996 to discuss management's proposal. After determining that certain modifications to management's original proposal were appropriate, the Special Committee and its advisors also met with management on several occasions to discuss and negotiate the structure and terms of the ESOP Restructuring. As a result of the Special Committee's negotiations with management, the terms of the ESOP Restructuring originally proposed by management were modified in a number of significant respects, which are described below under "Special Committee Considerations."

  At a December 18, 1996 meeting, the Special Committee unanimously approved the proposed ESOP Restructuring containing revisions proposed by the Special Committee, subject to the following conditions: (1) approval of the ESOP Restructuring by the Unitholders; (2) approval of the restructuring by the ESOP trustee; (3) that the financial terms of the ESOP Loan after the ESOP Restructuring would not be different from the terms of the loan before the ESOP Restructuring; and (4) review and approval by the Special Committee of the definitive transaction documents and supporting legal opinions for the ESOP Restructuring.

  On February 11, 1997, the Special Committee unanimously approved the transaction documents and supporting legal opinions for the ESOP Restructuring. On February 19, 1997, the Special Committee determined that the financial terms of the ESOP Loan after the ESOP Restructuring are not different than the terms of the loan before the ESOP Restructuring. On February 12, 1997, the Board of Directors of the General Partner unanimously approved the ESOP Restructuring based upon the Special Committee's recommendation.

  On June 16, 1997, the Special Committee unanimously approved revised terms of the ESOP Restructuring reflecting the terms of the class action settlement (see "Terms of the ESOP Restructuring--Certain Litigation"), and unanimously approved certain related changes to the transaction documents for the ESOP Restructuring. At that time, Furman Selz provided the Special Committee with an updated opinion which incorporated the terms of the class action settlement and reflected the Partnership's first quarter performance.

                        SPECIAL COMMITTEE CONSIDERATIONS

  In reaching its determination that the ESOP Restructuring is in the best interest of the Partnership and the Unitholders, the Special Committee considered many factors including, but not limited to those described below. In view of the variety of factors considered in its evaluation of the ESOP Restructuring, the Special Committee did not find it practicable to and did not quantify or otherwise assign relative weight to the specific factors in reaching its favorable determination. In addition, individual members of the Special Committee may have assigned different weights to different factors.

FINANCIAL CONSIDERATIONS

  THE EXPECTED INCREASE IN THE PARTNERSHIP'S NET INCOME, NET CASH FLOW AND DISTRIBUTABLE CASH AS A RESULT OF THE ESOP RESTRUCTURING. The Special Committee expects that as a result of the ESOP Restructuring the Partnership will recognize increased net cash flow, net income and distributable cash per LP Unit. This would be achieved by paying substantially all of the annual costs of maintaining the ESOP through distributions on LP Units indirectly owned by the ESOP rather than by expense reimbursement by the Partnership; eliminating reimbursement by the Partnership to the General Partner of certain senior executive compensation costs; reducing the formula under which the Partnership pays the General Partner incentive compensation based on the cash distributions paid on LP Units; and by other changes designed to make the ESOP less expensive for the Partnership, including the elimination of any obligation by the Partnership to reimburse the General Partner for the cost of redeeming the ESOP accounts of departing employees.

  THE $.52 PER LP UNIT INCREASE IN THE ANNUAL RATE OF DISTRIBUTIONS BY THE PARTNERSHIP. The Board of Directors has announced that if the ESOP Restructuring is approved by the Unitholders, it intends to increase the cash distributions to Unitholders by $0.52 per LP Unit per year, provided that there has been no adverse change in the business of the Partnership. Thus, the Unitholders will realize a direct and immediate financial benefit from the ESOP Restructuring. The Special Committee noted that the level of cash distributions to Unitholders are subject to future operations of the Partnership's business and may be increased or decreased from time to time in the judgment of the Board of Directors of the General Partner.

  THE PERMANENT RELEASE OF THE PARTNERSHIP FROM ITS OBLIGATION TO REIMBURSE THE GENERAL PARTNER FOR CERTAIN SENIOR EXECUTIVE COMPENSATION EXPENSES. Pursuant to the terms and upon approval of the ESOP Restructuring, the General Partner has agreed that after the ESOP Restructuring neither the General Partner nor the Manager will be entitled to be reimbursed by the Partnership for compensation costs (including fringe benefits) paid to six of its senior executives for services performed for the benefit of the Partnership with respect to the functions of operations, finance, legal, marketing and business development, and treasury, as well as the President of the Manager. The persons presently occupying these positions are C. Richard Wilson, Chairman of the Board, President, Chief Operating Officer, Director of the Manager and President and a Director of the General Partner; Stephen C. Muther, Senior Vice President-- Administration, General Counsel and Secretary of the General Partner and the Manager; Steven C. Ramsey, Senior Vice President and Chief

Financial Officer of the General Partner and the Manager; Michael P. Epperly, Senior Vice President--Operations of the General Partner and the Manager; William H. Shea, Jr., Vice President--Marketing of the General Partner and the Manager; and David J. Martinelli, Vice President and Treasurer of the General Partner and the Manager. The total compensation (including fringe benefits) paid for these services on an annualized basis in 1996 was $2.3 million. As a result of the Special Committee's negotiations with management, the General Partner has agreed that the executive level duties performed after the closing of the ESOP Restructuring will be satisfactory to the Board of Directors of the General Partner and will be of a quality, scope and nature no less comprehensive than the executive services currently performed.

  THE REDUCTION IN THE INCENTIVE COMPENSATION PAID TO THE GENERAL PARTNER UNDER THE INCENTIVE COMPENSATION AGREEMENT. Pursuant to the Amended and Restated Incentive Compensation Agreement, dated as of March 22, 1996 between the General Partner and the Partnership (the "Incentive Compensation Agreement"), the General Partner is entitled to receive incentive compensation from the Partnership if the Partnership's cash distributions to Unitholders exceed certain levels. See "Background" and "Benefits of the ESOP Restructuring to the General Partner--Conflicts of Interest." As part of the negotiations between management and the Special Committee, management agreed that no incentive compensation would be paid to the General Partner on the LP Units issued by the Partnership in connection with the ESOP Restructuring. This amount would have been $461,002 each year at a projected annual distribution level of $3.52 per LP Unit based upon 1,546,988 LP Units. Management also agreed as part of the negotiations with the Special Committee, as modified by the terms of the litigation settlement (see "Terms of the ESOP Restructuring--Certain Litigation"), to reduce the level of incentive compensation on quarterly cash distributions per LP Unit to (i) 15% of that portion of the distribution per LP Unit which exceeds the target quarterly amount of $0.65 but is not more than $0.70, plus (ii) 25% of that portion of the quarterly distribution per LP Unit which exceeds $0.70 but is not more than $0.75, plus (iii) 30% of that portion of the quarterly distribution per LP Unit which exceeds $0.75 but is not more than $0.80, plus (iv) 35% of that portion of the quarterly distribution per LP Unit which exceeds $0.80 but is not more than $0.85, plus (v) 40% of that portion of the quarterly distribution per LP Unit which exceeds $0.85 but is not more than $1.05, plus (vi) 45% of that portion of the quarterly distribution per LP Unit which exceeds $1.05. This schedule would reduce aggregate incentive compensation by $482,773 each year at an annual distribution level of $3.52 per LP Unit.

  THE ELIMINATION OF ANY PARTNERSHIP OBLIGATION TO FUND THE REDEMPTION OBLIGATIONS OF THE ESOP WITH RESPECT TO DEPARTING EMPLOYEES. Under the existing structure of the ESOP, a departing employee who is a participant in the ESOP is entitled to receive a cash payment from the ESOP representing his proportionate interest in the BAC Preferred Stock held by the ESOP. Because there is no market for the BAC Preferred Stock, the ESOP cannot sell shares of the BAC Preferred Stock to fund its obligation to make a cash payment to a departing employee. Instead, the General Partner must fund such payments by purchasing BAC Preferred Stock from the ESOP. Following such purchase, the General Partner could retire the BAC Preferred Stock. Alternatively, the General Partner could recontribute the BAC Preferred Stock to the ESOP in order to continue the ESOP as an employee benefit. The management of the General Partner advised the Special Committee that in most cases it would have recontributed the BAC Preferred Stock to the ESOP and then sought reimbursement from the Partnership for the cost of purchasing the BAC Preferred Stock as an employee benefit expense.

  Management also advised the Special Committee that this potential obligation of the Partnership could be significant and would be even more substantial if the price of BAC Preferred Stock were to appreciate. Management estimated this obligation at approximately $30 million over 15 years, which would increase should the value of the BAC Preferred Stock appreciate. To estimate this amount, Management determined the number of shares of BAC Preferred Stock that would have been repurchased from the accounts of retiring and departing employees over 15 years based on an actuarial study of the employee population prepared by an employee benefits consulting firm. Management assumed for this calculation that the aggregate value of the BAC Preferred Stock remained constant at $63 million. The Special Committee instructed Furman Selz to analyze the present value of the estimated incremental distributable cash as a result of the ESOP Restructuring assuming that the redemption obligation was not a reimbursable expense by the Partnership, which is characterized the "Non-perpetual" ESOP case, and assuming that the redemption obligation was an obligation of the General Partner reimbursable by the Partnership, which is characterized as the "Perpetual" ESOP case. See "Opinion of Financial Advisor."

  After the ESOP Restructuring, the corporation that sponsors the ESOP will be able to sell LP Units on the open market to fund its obligation to make cash payments to departing employees and the Partnership would no longer have a potential obligation to fund such redemptions. Consequently, the only costs associated with the ESOP that would be passed through to the Partnership after the ESOP Restructuring would be the principal and interest payments on the ESOP Loan, any taxes incurred by the sponsor of the ESOP, including income taxes incurred on the sale of LP Units to satisfy redemption obligations, and routine administrative charges and expenses common to employee benefit plans. Furthermore, these costs would only be passed through to the Partnership to the extent that such costs are not covered by the cash distributions paid by the Partnership on the LP Units held by Newco.

  THE DILUTION OF NET INCOME AND VOTING RIGHTS AS A RESULT OF THE ISSUANCE OF ADDITIONAL LP UNITS. The ESOP Restructuring will require the Partnership to issue 1,546,988 additional LP Units, subject to adjustment as described under "Proposal to Issue LP Units." The Special Committee considered the effect on the Partnership's financial results of the issuance of the additional LP Units. The Special Committee concluded that there would be no decrease of book value per LP Unit initially or in the aggregate over the 15-year period of the ESOP Loan; that any decrease in cash available for distribution per LP Unit in 1997 would be immaterial and that there would be no decrease in the aggregate over the 15-year period of the ESOP Loan; and that any decrease in net income per LP Unit would be immaterial initially and in the aggregate over the 15-year period of the ESOP Loan.

  The Special Committee noted that the voting rights of the existing Unitholders would be diluted by approximately 11%. However, there was no suggestion that the LP Units beneficially owned by the ESOP would be voted by the ESOP participants (in the case of allocated shares) or by the ESOP Trustee (in the case of unallocated shares) in any manner adverse to the interests of other Unitholders. Moreover, the Unitholders have limited voting rights under the Partnership Agreement. Therefore, the dilution of the voting rights of the existing Unitholders was considered immaterial.

  THE INCREASE IN TAXABLE INCOME FOR THE UNITHOLDERS AS A RESULT OF THE ESOP RESTRUCTURING. For tax purposes, the contribution of $63 million of BAC Preferred Stock in exchange for newly issued LP Units is treated as a partial sale by each existing partner of his or her pro rata share of the underlying Partnership properties. See "Federal Income Tax Consequences of the ESOP Restructuring." The taxable gain (the difference between the new assets contributed and the tax basis of the existing Partnership assets) is recognized over time in the form of decreased depreciation deductions. The impact is a net reduction in tax depreciation allocated to the Unitholders. In addition, anticipated higher net income to the Partnership as a result of the ESOP Restructuring will result in increased taxable income allocable to the Unitholders. The Special Committee believes, however, that any increase in net taxable income due to higher net income and lower depreciation deductions will not be material to Unitholders because the ESOP Restructuring is expected to produce increased cash flow per LP Unit that more than offsets the additional taxable income per LP Unit.

  THE FAIRNESS OPINION OF FURMAN SELZ. Set forth in the next section of this Proxy Statement is a description of the opinion of Furman Selz that the consideration to be received by the Partnership in the ESOP Restructuring is fair to the Partnership from a financial point of view.

  The Special Committee reviewed as part of its deliberations the present value of incremental distributable cash projected for the Partnership as a result of the ESOP Restructuring under twelve cases analyzed by Furman Selz. See "Opinion of Financial Advisor." In reviewing these cases, the Special Committee gave greater weight to the Non-perpetual case as compared to the Non-perpetual/Higher Interest Rate case based upon the advice of the General Partner's counsel that it is more likely than not that the ESOP Lender would retain the benefit of the interest income exclusion under Section 133 of the Internal Revenue Code of 1986, as amended (the "Code"), after the ESOP Restructuring.

OTHER CONSIDERATIONS

  THE SIMPLIFICATION OF THE ESOP AND THE EXPECTED INCREASE IN ITS MOTIVATIONAL IMPACT RESULTING THEREFROM. Management advised the Special Committee that it believed that the current ESOP structure was complex and difficult for employees to understand for a variety of reasons. The concepts of preferred stock and convertibility can be confusing and difficult to explain because the BAC Preferred Stock held by the ESOP is not a publicly-traded equity security and is not the same equity security held by Unitholders of the Partnership. In addition, the relationship between the General Partner and the Partnership, and the relationship between the Partnership's financial performance and the value of BAC Preferred Stock, is difficult to understand. The role of an independent appraisal firm, which values the BAC Preferred Stock held by the ESOP each year, is a further complication. In valuing the BAC Preferred Stock, the independent appraiser considers interest rates, illiquidity discounts and other factors that do not directly relate to the Partnership's financial performance. As a result, there may be only a limited connection between the financial results of the Partnership and the value of the BAC Preferred Stock held by the ESOP. Accordingly, Management advised the Special Committee that it believed that the alignment of interests between employees and the Unitholders may not be as strong as in a conventional corporate employee stock ownership plan. The present structure, therefore, may undercut the fundamental motivational factor found in most employee stock ownership plans; namely, the direct and positive alignment of employees and Unitholders through ownership of the same security.

  The Special Committee believes that the substitution of the LP Units for the BAC Preferred Stock currently held by the ESOP will eliminate the concerns with the ESOP identified by management. Employees will be able to track the value of their interest in the ESOP by reviewing the market price of the publicly traded LP Units on a daily basis. The value of the stock in the corporation formed by the ESOP to own the LP Units will equal the value of those LP Units. The confusing aspects of preferred stock, convertibility, dividend participation and the workings of an independent appraisal firm will be eliminated. Employees will be able to relate more easily the publicly reported financial results of the Partnership to the value of their ESOP account, and the alignment of interests between the Unitholders and the employees will be direct and clear.

  THE APPROPRIATENESS OF THE LP UNITS AS AN EMPLOYEE BENEFIT PLAN SECURITY RELATIVE TO THE BAC PREFERRED STOCK. The value of the BAC Preferred Stock may be subject to potentially significant swings in value based upon different valuation factors at different points in time. Moreover, in addition to being more volatile than LP Units, the BAC Preferred Stock may present the ESOP participants with greater downside risks than beneficial ownership of the LP Units. The Special Committee believes that the LP Units, on the other hand, may be more stable in value, and, therefore, may be a more appropriate investment for an employee benefit plan.

  THE POTENTIAL INCREASE IN MANAGEMENT'S MOTIVATION TO MAXIMIZE DISTRIBUTIONS TO THE UNITHOLDERS AS A RESULT OF THE ELIMINATION OF THE PARTNERSHIP'S OBLIGATION TO REIMBURSE CERTAIN SENIOR EXECUTIVE COMPENSATION COSTS. Because the General Partner and the Manager will no longer be reimbursed for certain senior executive compensation and fringe benefit expenses, Management will have to rely principally on the Incentive Compensation Agreement to generate cash to pay compensation and fringe benefits. Because payments under the Incentive Compensation Agreement are based on cash distributions by the Partnership, the Special Committee believes that the General Partner's motivation to maximize cash distributions to Unitholders by the Partnership will be increased as a result of the ESOP Restructuring.

  THE RISK THAT BAC, THE GENERAL PARTNER AND THE MANAGER WILL NOT BE ABLE TO FUND THE FORFEITURE OBLIGATION UNDER THE EXCHANGE AGREEMENT. The Exchange Agreement provides that if the General Partner withdraws or is removed as the general partner of the Partnership for any reason or the Manager withdraws or is removed as the general partner of the Operating Partnerships for any reason, BAC, the General Partner and the Manager shall be jointly and severally obligated to make a substantial forfeiture payment to the Partnership, unless, in certain cases, the successor general partner assumes the liabilities and obligations of BAC, the General Partner and the Manager under the Exchange Agreement. See "Terms of the ESOP Restructuring--The Exchange Agreement." The Special Committee considered the risk that BAC, the General Partner and the Manager would not be able to fund this obligation in the event that it were to become due. One situation where this could occur would be if the ESOP were in default on the ESOP Loan, the Partnership's right to receive the forfeiture payment would be subordinate to the guarantees that the General Partner, BAC and the Manager have provided to the ESOP Lender. On balance, the Special Committee did not believe that this risk was significant enough to outweigh the advantages of the ESOP Restructuring.

  THE RISK OF LOSING THE FAVORABLE TAX TREATMENT FOR THE LOAN USED TO FUND THE ESOP AND THE CORRESPONDING INCREASE IN THE INTEREST RATE ON SUCH LOAN IF SUCH FAVORABLE TAX TREATMENT IS LOST. As discussed under "Federal Income Tax Consequences of the ESOP Restructuring--Repeal of Interest Exclusion," the 50% interest exclusion previously enjoyed by lenders on certain loans made to employee stock ownership plans has been repealed. However, loans made prior to the repeal, and certain refinancings of such loans, are able to continue to enjoy favorable tax treatment under a transition rule. The Special Committee considered whether the proposed restructuring of the ESOP would qualify as a "refinancing" under the transition rule and, therefore, be entitled to continue to receive favorable tax treatment. If the restructured ESOP Loan were not to qualify as a refinancing under the transition rule, the interest rate on such loan would automatically be increased so that after taxes the ESOP Lender would receive the same interest income from the loan as it currently receives. Such an increase in the interest rate on the ESOP Loan would increase the cost to the Partnership of maintaining the ESOP. Based in part on the legal opinion of counsel to the General Partner, the Special Committee concluded that the risk that the restructuring of the ESOP Loan would not qualify as a "refinancing" under the transition rule was not significant enough to outweigh the benefits derived from the ESOP Restructuring.

  THE RISK OF A 10% EXCISE TAX ON SALE BY THE ESOP OF THE BAC PREFERRED
STOCK. As discussed under "Federal Income Tax Consequences of the ESOP Restructuring--Risk of Excise Tax," the exchange of the BAC Preferred Stock by the ESOP may trigger a 10% excise tax unless certain conditions are satisfied. Based in part on the legal opinion of counsel to the General Partner, the Special Committee concluded that the risk the excise tax would be imposed was not significant enough to outweigh the benefits derived from the ESOP Restructuring.

  Because of the lack of certainty that the tax risks will be completely avoided, the Special Committee requested and Management agreed that the General Partner would assume one of the two tax risks associated with the ESOP Restructuring and would not ultimately pass any expense associated with bearing that risk through to the Partnership. The disinterested directors of the General Partner were given the right to select at any time which tax risk would be borne solely by the General Partner.

  THE RESULTING OWNERSHIP BY MANAGEMENT OF 100% OF THE CAPITAL STOCK OF THE GENERAL PARTNER AS A RESULT OF THE ESOP RESTRUCTURING. The Special Committee considered the fact that the ESOP Restructuring would result in management owning 100% of the capital stock of the General Partner, and, consequently, receiving indirectly 100% of the benefit of any incentive compensation paid after the ESOP Restructuring to the General Partner by the Partnership. In light of the benefits Management would receive as a result of the ESOP Restructuring, the Special Committee requested and Management agreed that (i) the release by the General Partner of the Partnership's obligation to reimburse the General Partner for certain senior executive compensation costs would be permanent rather than for a 15-year term as originally proposed by Management,
(ii) the payments under the Incentive Compensation Agreement would be reduced as described above, (iii) no special distributions will be declared out of the proceeds of any refinancing of the Partnership's debt without the approval of the disinterested directors of the Board of Directors of the General Partner; and (iv) Mr. Martinelli and certain trusts established for the benefit of his family members, Glenmoor and BAC would not sell their direct or indirect interest in the General Partner or the Partnership for a period of at least five years.

  The Special Committee noted that the net income and net cash flow of the General Partner after the ESOP Restructuring was anticipated to be significantly reduced as a result of the senior executive compensation expenses and other costs and liabilities being assumed by the General Partner and the reduction in the incentive compensation formula. Thus, Management will be subject to additional risk and will have to depend principally on increases in the level of cash distributions paid to Unitholders for its own compensation. In the judgment of the Special Committee, any potential benefits of the ESOP Restructuring to the General Partner did not outweigh the anticipated benefits to the Partnership and the Unitholders.

CONCLUSION OF THE SPECIAL COMMITTEE

  In light of the commitments made by Management and the benefits the ESOP Restructuring are expected to provide to the Partnership and the Unitholders, the Special Committee concluded unanimously that the ESOP Restructuring is in the best interest of the Partnership and the Unitholders.

                          OPINION OF FINANCIAL ADVISOR

  The Special Committee retained Furman Selz on September 24, 1996, in connection with the transactions contemplated by the ESOP Restructuring. Furman Selz was retained by the Special Committee as its financial advisor because of its familiarity with the Partnership and Furman Selz's qualifications and expertise in securities valuation in general, as well as its reputation as an internationally recognized investment banking firm. Furman Selz previously represented American Financial in the 1996 Acquisition.

  On December 18, 1996, Furman Selz delivered a written opinion to the Special Committee to the effect that, based upon and subject to the matters set forth in its written opinion, as of such date, the consideration to be received by the Partnership in the ESOP Restructuring was fair, from a financial point of view, to the Partnership. On June 16, 1997, Furman Selz provided the Special Committee with an updated written opinion. The full text of the written opinion of Furman Selz, dated as of June 16, 1997, is set forth as Appendix E to this Proxy Statement and describes the assumptions made, matters considered and limits on the review undertaken. Unitholders are urged to read the opinion in its entirety.

  Furman Selz's opinion addresses only the fairness of the consideration to be received in the ESOP Restructuring from a financial point of view to the Partnership and does not constitute a recommendation to any Unitholder of the Partnership as to how such Unitholder should vote with respect to the proposed ESOP Restructuring.

  In connection with rendering its opinion, Furman Selz: (i) reviewed the Partnership's Annual Reports on Form 10-K for the fiscal years ended December 31, 1995, 1994 and 1993, and Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 1996 and September 30, 1995; (ii) reviewed certain other publicly available information concerning the Partnership and the trading market for the LP Units; (iii) reviewed certain internal, non-public information relating to the Partnership provided by Management, including forecasts and projections prepared by Management based on assumptions believed by it to be reasonable; (iv) reviewed certain publicly available information concerning certain other companies engaged in businesses which Furman Selz believes to be comparable to the Partnership ("Buckeye Comparable Companies") and the trading markets for certain of such other companies' securities; (v) reviewed documentation from the 1996 Acquisition; (vi) reviewed excerpts supplied to Furman Selz by Management of an independent actuarial analysis of the ESOP, dated April 23, 1996 and modifications made by Management to such actuarial analysis; (vii) met with representatives of Management and other employees of the General Partner concerning its business and operations, assets, present condition and future prospects; and (viii) performed such other analyses, examinations and procedures, reviewed such other agreements and documents, and considered such other factors, as Furman Selz deemed, in its sole judgment, to be necessary, appropriate or relevant to render its opinion. In addition, in rendering its updated opinion, Furman Selz: (i) reviewed the Partnership's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1997 and March 31, 1996; (ii) reviewed certain other publicly available information concerning the Partnership and the recent trading market for the LP Units; and (iii) reviewed the terms of the litigation settlement as they relate to the terms of the ESOP Restructuring (see "Terms of the ESOP Restructuring-- Certain Litigation").

  In rendering its opinion, Furman Selz visited but did not conduct a physical inspection of the properties and facilities of the Partnership, nor did Furman Selz make or obtain any independent evaluation or appraisal of such properties and facilities or of the assets or liabilities of the Partnership or assume any obligation to do so. Furman Selz assumed and relied, with the Special Committee's approval, upon the accuracy and completeness of the financial and other information provided to Furman Selz in arriving at its opinion and has not attempted independently to verify such information. In addition, Furman Selz assumed that Management's projections for the Partnership represent the best current judgment of Management as to the future financial condition and results of operations of the Partnership, and assumed that the projections were reasonably prepared based on such current judgment. Furman Selz has assumed no responsibility for and has expressed no view as to such projections or the assumptions on which they are based.

  Furman Selz assumed, at the instruction of the Special Committee and its legal counsel, that the original ESOP transaction and the actions taken by the parties as part of the 1996 Acquisition, were legal and permissible under the applicable provisions of the Employee Retirement Income Security Act of 1974 and the Code. Furman Selz was also instructed by the Special Committee and its legal counsel to assume that (i) the ESOP Restructuring will not result in a non-exempt prohibited transaction under the fiduciary provisions of ERISA and
(ii) the ESOP is a qualified plan under Section 401(a) of the Code both before and after the ESOP Restructuring. Furman Selz has assumed and relied upon the foregoing assumptions and has not attempted independently to verify such information.

  Furman Selz also relied upon advice from the General Partner's counsel (which Furman Selz understands will be embodied in written opinion letters to be delivered at closing) with respect to certain tax issues and has not attempted independently to verify such information. The Partnership has been given the option as part of the ESOP Restructuring to be indemnified by the General Partner from either one of two potential tax risks. These risks are that (i) the ESOP Loan will not continue to be grandfathered under the recently repealed
Section 133 of the Code, which excluded from income tax 50% of the interest paid to a lender by an employee stock ownership plan pursuant to a qualified plan and (ii) the risk that a 10% excise tax will be imposed under Section 4978B of the Code as a result of the ESOP Restructuring. If the ESOP Loan is not grandfathered under Section 133, the interest rate on the ESOP Loan will increase to 8.79% from 7.24%. Counsel to the General Partner has given advice that it is more likely than not that the ESOP Lender would retain the benefit of the Section 133 interest exclusion and advice that it is more likely than not that the ESOP Restructuring will not result in the imposition of an excise tax under Section 4978B of the Code (Furman Selz understands that this advice will be embodied in written opinion letters to be delivered at closing). As stated above, the disinterested directors of the General Partner have been given the right to select which tax risk will be borne by the General Partner. In its analysis, Furman Selz has assumed such disinterested directors would elect to cause the Partnership to be indemnified from the risk of the imposition of the 10% excise tax.

  In arriving at its opinion, Furman Selz was instructed by the Special Committee to assume that the only expenses related to the ESOP which the Partnership is currently responsible for are interest and debt amortization of the ESOP Loan (the "Non-perpetual" ESOP case). However, Management's projections also include an additional annual expense to the Partnership of repurchasing the BAC Preferred Stock of those employees who either retire, diversify or leave each year. In arriving at its opinion, Furman Selz also analyzed this BAC Preferred Stock redemption obligation as if it was an obligation of the General Partner which in turn was reimbursable by the Partnership and the BAC Preferred Stock was recontributed to the ESOP (the "Perpetual" ESOP case).

  In arriving at its opinion, Furman Selz also took into account its assessment of general economic, market and financial conditions and its experience in similar transactions, as well as its experience in securities valuation in general. Furman Selz's opinion necessarily is based upon market, business and other conditions as of June 16, 1997, and can only be evaluated as of such date, and does not represent an opinion as to the value of the LP Units or the impact of the ESOP Restructuring or its announcement on the trading price of the LP Units.

DISTRIBUTION AND INTEREST RATE SCENARIOS

  Furman Selz performed and reviewed analyses of two pre-ESOP Restructuring distribution/operating income scenarios provided to Furman Selz by Management. Scenario I assumes flat operating income and distributions per LP Unit of $3.00 in 1996 increasing to $3.20 in 1998, $3.40 in 2000, $3.60 in 2002 and $3.80
in 2008. Management assigned a probability of this scenario occurring pre-ESOP Restructuring of greater than or equal to 50%. Scenario II assumes annual operating income growth of approximately 0.5% and distributions per LP Unit of $3.00 in 1996 increasing to $3.20 in 1998, $3.40 in 2000, $3.60 in 2002, $3.80
in 2004, $4.00 in 2006 and $4.20 in 2010. Management assigned a probability of this scenario occurring pre-ESOP Restructuring of less than or equal to 50%. Furman Selz also analyzed a third pre-ESOP Restructuring distribution/operating income scenario that assumed flat operating income and distributions per LP Unit of $3.00 per year over the 15-year period. Management provided this scenario early in the analysis for illustrative purposes to demonstrate the effects of the ESOP Restructuring on the Partnership in a flat cash distribution scenario. While Management has agreed to recommend and the Board of Directors of Buckeye Management Company has agreed to implement a $0.52 increase in the annual distribution level subsequent to the ESOP Restructuring, provided that there has been no adverse change in the business of the Partnership, Furman Selz has disregarded this increase for purposes of comparability analysis. Utilizing higher distribution levels subsequent to the ESOP Restructuring would adversely affect the financial results of the Partnership because the Partnership would be generating substantially less interest income and therefore net income due to the use of excess cash to pay the higher distribution levels. Any positive effects of increased cash flow on the Partnership due to the ESOP Restructuring would therefore be negated by paying out that excess cash flow in the form of higher distributions. Comparisons of like distribution levels, on the other hand, better illustrate the change in the Partnership's ability to pay the projected distributions.

  Furman Selz also performed and reviewed analyses of the ESOP Restructuring assuming two interest rate scenarios for the ESOP Loan. The first scenario assumes that the current interest rate of 7.24% is maintained subsequent to the ESOP Restructuring. The second scenario assumes that the current interest rate increases to 8.79% subsequent to the ESOP Restructuring due to the possible loss of the Partnership's grandfathering under the recently repealed Section 133 of the Code. While the higher interest rate scenario was analyzed, Furman Selz gave greater weight to advice (which Furman Selz understands will be embodied in a written opinion at closing) from the General Partner's counsel stating that it is more likely than not that the current interest rate will be maintained.

  Furman Selz analyzed eight cases based on the Special Committee's previously mentioned instruction regarding consideration of the Non-perpetual and Perpetual ESOP cases. For each distribution scenario provided by management (Scenarios I and II), the ESOP Restructuring was analyzed in the following cases: (i) Perpetual ESOP with a 7.24% interest rate on the ESOP Loan ("Perpetual"); (ii) Perpetual ESOP with a 8.79% interest rate on the ESOP Loan ("Perpetual/Higher Interest Rate"); (iii) Non-perpetual ESOP with a 7.24% interest rate on the ESOP Loan ("Non-perpetual"); and (iv) Non-perpetual ESOP with a 8.79% interest rate on the ESOP Loan ("Non-perpetual/Higher Interest Rate").

  The following is a summary of the analyses performed by Furman Selz in connection with its written opinion dated December 18, 1996, as updated on June 16, 1997.

IMPACT OF THE RESTRUCTURING

  Furman Selz reviewed and analyzed the value of the LP Units to be issued to Newco in the ESOP Restructuring in comparison to the value of the incremental distributable cash accruing to the Partnership over a 15-year period (the amortization period over which the Partnership cedes the BAC common stock to the General Partner). Furman Selz calculated the range of value of the LP Units issued based on 1,546,988 LP Units issued between the LP Unit price collar of $36.50 and $41.50 (outside the collar, the number of LP Units decreases or increases to maintain the aggregate value computed by the high and low LP Unit prices of the collar). This yielded a range of value for the LP Units to be issued in the ESOP Restructuring of $56.5 million to $64.2 million. This range of LP Unit values was compared to a discounted cash flow analysis of the incremental distributable cash projected for the Partnership due to the ESOP Restructuring. "Distributable Cash" is defined as the beginning of year excess cash balance (cash above that needed for working capital) plus cash from operating, investing and financing activities but before cash distributions to Unitholders and associated incentive compensation payments to the General Partner. (Furman Selz noted that the restructuring of the incentive compensation agreement resulted in an incremental benefit to Unitholders in Scenarios I and II over time because of lower incentive payments to the General Partner.) The incremental Distributable Cash was discounted to present value using rates ranging from 7.0% to 8.5% based on a weighted average cost of capital analysis of the Buckeye Comparable Companies. The Buckeye Comparable Companies included Kinder Morgan, L.P., EOTT Energy Partners, L.P., Kaneb Pipe Line Partners, L.P., Lakehead Pipe Line Partners, L.P., Leviathan Gas Pipeline Partners, L.P., Northern Border Partners, L.P., Santa Fe Pacific Pipeline Partners, L.P. and TEPPCO Partners, L.P. The present value of the discounted incremental Distributable Cash was calculated under Scenarios I and II for the Perpetual, Perpetual/Higher Interest Rate, Non-perpetual and Non-perpetual/Higher Interest Rate cases. Such discounted incremental distributable cash analysis derived an implied range of values to the Partnership of $94.7 million to $114.4 million in the Perpetual cases, $86.6 million to $105.4 million in the Perpetual/Higher Interest Rate cases, $64.7 million to $73.1 million in the Non-perpetual cases and $56.7 million to $64.0 million in the Non-perpetual/Higher Interest Rate cases. In six of the eight cases analyzed, the present value to the Partnership of the discounted Distributable Cash was above $64.2 million, the upper limit of the value of the LP Units to be issued by the Partnership in the ESOP Restructuring. Furman Selz took into consideration management's advice that there was a 50% or more probability that distribution Scenario I would occur and that there was an up to a 50% probability that distribution Scenario II would occur. Furman Selz also took into consideration the advice of counsel to the General Partner that it is more likely than not that the ESOP Lender would retain the benefit of the Section 133 interest income exclusion (Furman Selz understands that this advice will be embodied in a written opinion letter to be delivered at closing). As a result, less weight was given to the higher interest rate cases. The following table shows the high and low values for each of Scenario I and Scenario II for each case. The high value is based on a discount rate of 7.0% and the low value is based on a discount rate of 8.5%.

                PRESENT VALUE OF INCREMENTAL DISTRIBUTABLE CASH
                                 (IN MILLIONS)

                                                                        NON-PERPETUAL/
                                         PERPETUAL/HIGHER               HIGHER INTEREST
                               PERPETUAL  INTEREST RATE   NON-PERPETUAL      RATE
                               --------- ---------------- ------------- ---------------
Scenario I                High  $106.3        $ 97.3          $71.6          $62.7
(Management's base case)  Low   $ 94.7        $ 86.6          $64.7          $56.7

Scenario II               High  $114.4        $105.4          $73.1          $64.0
(Management's optimistic  Low   $101.7        $ 93.6          $66.1          $57.9
 case)

  In addition, Furman Selz analyzed, on the same basis as Scenarios I and II, a third distribution scenario that assumed a flat $3.00 distribution per LP Unit per year over the 15-year period. The discounted incremental distributable cash analysis derived an implied range of values to the Partnership of $50.0 million to $80.9 million. Furman Selz placed less weight on these cases because Management assigned a substantially lower probability of these cases occurring than either Scenarios I or II.

PRO FORMA FINANCIAL ANALYSIS OF THE ESOP RESTRUCTURING

  Furman Selz analyzed the accretion/(dilution) of the ESOP Restructuring to earnings per unit, Distributable Cash per unit, and after-tax Distributable Cash per unit for each of the cases mentioned above. While the ESOP Restructuring was projected to be dilutive to earnings per unit in both 1997 and 1998 in all cases, Furman Selz placed less weight on the accretion/(dilution) to earnings per unit because in its experience partnerships of this nature trade more on the basis of yield (annual distribution divided by unit price). For this reason, Distributable Cash per unit and after-tax Distributable Cash per unit were considered by Furman Selz to be better measures of the Partnership's ability to increase the yield to Unitholders. For all scenarios the ESOP Restructuring's effect on Distributable Cash and after-tax Distributable Cash per unit was projected to be dilutive in 1997 and accretive in 1998 (except for Non-perpetual Higher Interest Rate Case Scenario II where after-tax Distributable Cash per unit was neither accretive nor dilutive in 1998). For the accretion/(dilution) analysis, Furman Selz took into consideration the advice of counsel to the General Partner that it is more likely than not that the ESOP Lender would retain the benefit of the Section 133 interest income exclusion (Furman Selz understands that this advice will be embodied in a written opinion letter to be delivered at closing). As a result, less weight was given to the higher interest rate cases. "Accretion" means an increase or growth per unit as opposed to a dilution per unit.

OTHER ANALYSES

  Furman Selz conducted such other analyses as it deemed necessary, including reviewing historical and projected financial and operating data for the Partnership and the Buckeye Comparable Companies and selected investment research reports on each. While there are a number of factors which influence the current price of an LP Unit, Furman Selz did take into consideration in its opinion that, as a yield-based investment, Unitholders should benefit from the implementation of the $0.52 annual increase in the distribution per LP Unit as part of the ESOP Restructuring.

  The foregoing is a summary of the financial analyses used by Furman Selz in connection with rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Furman Selz's opinion. In arriving at its opinion, Furman Selz considered the results of all such analyses. The analyses were prepared solely for the purposes of Furman Selz providing its opinion as to the fairness of the consideration to be received in the ESOP Restructuring by the Partnership and do not purport to be appraisals or necessarily reflect the prices at which securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such analyses. Furman Selz's opinion was one of many factors taken into consideration by the Special Committee in making its determination to approve the ESOP Restructuring. The foregoing summary does not purport to be a complete description of the analyses performed by Furman Selz, but is a summary of the material analyses in the opinion.

  The opinion was rendered for the use and benefit of the Special Committee in its consideration of the ESOP Restructuring. The opinion is not intended to be and does not constitute a recommendation to any Unitholder or the ESOP and its fiduciaries as to how such party should vote with respect to the proposed ESOP Restructuring. Furman Selz was not requested to opine as to, and the opinion does not in any manner address, the Partnership's underlying business decision to proceed with or effect the ESOP Restructuring, or the relative merits of the ESOP Restructuring as compared to any alternative business strategies which might exist for the Partnership or the effect of any other transaction in which the Partnership might engage.

  The General Partner, on behalf of the Special Committee, paid to Furman Selz
(i) an initial cash retainer fee of $250,000 payable in equal installments in September, October and November 1996, (ii) an additional cash fee of $250,000 upon Furman Selz delivering its opinion to the Special Committee on December 18, 1996, and (iii) an additional cash fee of $25,000 upon Furman Selz delivering its updated opinion to the Special Committee on June 16, 1997. The General Partner further agreed to pay Furman Selz a cash fee of $250,000 upon the consummation of the proposed ESOP Restructuring.

  The General Partner has agreed to reimburse Furman Selz for all of its reasonable out-of-pocket expenses, including legal fees and disbursements, in connection with this engagement, without regard to whether the transaction is consummated. Furthermore, the General Partner and the Partnership, jointly and severally, agreed to indemnify and hold Furman Selz harmless from and against any losses, claims, damages or liabilities (or actions, including securityholder actions, in respect thereof) related to or arising out of Furman Selz's engagement or its role in connection with the ESOP Restructuring. The Partnership will reimburse the General Partner for all payments to Furman Selz in connection with the ESOP Restructuring.

                       BENEFITS OF THE ESOP RESTRUCTURING
                 TO THE GENERAL PARTNER--CONFLICTS OF INTEREST

  The General Partner is a wholly owned subsidiary of BAC. Glenmoor, a partnership whose partners are the executive officers and certain directors of the General Partner, currently owns 57,000 shares of BAC Common Stock. Individual partners of Glenmoor and certain managers of the Manager own in the aggregate 3,000 shares of BAC Common Stock. Following the ESOP Restructuring, the Management will own all of the outstanding BAC Common Stock and there will be no outstanding securities convertible into BAC Common Stock. Prior to the ESOP Restructuring, the ESOP owns approximately 89% of the BAC Common Stock on a fully converted basis. After the ESOP Restructuring, Management will continue to elect the directors of the General Partner, including its disinterested directors, the General Partner will make all decisions relating to the management of the Partnership subject to the terms of the Partnership Agreement, and the Manager will make all decisions relating to the management of the Operating Partnerships subject to the terms of the Operating Partnership Agreements. The voting rights of the Unitholders as set forth in the Partnership Agreement are unaffected by the ESOP Restructuring.

  The General Partner and the Manager have three sources of revenue: (i) expense reimbursement, (ii) cash distributions attributable to the general partnership interests (approximately 2% of the equity of the Partnership), and
(iii) incentive compensation under the Incentive Compensation Agreement.

  Under the Partnership Agreement and the Operating Partnership Agreements, as well as the Management Agreements, the General Partner, the Manager and certain related parties are entitled to reimbursement of all direct and indirect costs and expenses incurred by them related to the business activities of the Partnership and the Operating Partnerships. These costs and expenses include insurance, general and administrative costs, compensation and benefits payable to officers and employees of the General Partner and Manager, tax information and reporting costs, legal and audit fees and an allocable portion of overhead expenses. These costs and expenses reimbursed by the Partnership totaled $61.1 million in 1996. Of that amount, approximately $2.3 million on an annualized basis was for reimbursement of the compensation costs of the General Partner's senior executive officers which will no longer be reimbursable following the ESOP Restructuring.

  The General Partner owns a 1% general partnership interest in the Partnership, and the Manager owns a 1% general partnership interest in each Operating Partnership. Therefore, the General Partner and its affiliates have an approximate 2% aggregate economic interest in the Partnership and are entitled to approximately 2% of all Partnership distributions. Distributions paid by the Partnership and the Operating Partnerships to the General Partner and the Manager totaled $739,853 in 1996.

  Under the Incentive Compensation Agreement, as proposed to be amended as part of the ESOP Restructuring, subject to certain limitations and adjustments, if a quarterly cash distribution exceeds a target of $0.65 per LP Unit, the Partnership will pay the General Partner, in respect of each outstanding LP Unit, incentive compensation equal to (i) 15% of that portion of the distribution per LP Unit which exceeds the target quarterly amount of $0.65 but is not more than $0.70; plus (ii) 25% of the amount, if any, by which the quarterly distribution per LP Unit exceeds $0.70 but is not more than $0.75; plus (iii) 30% of the amount, if any, by which the quarterly distribution per LP Unit exceeds $0.75 but is not more than $0.80; (iv) 35% of the amount, if any, by which the quarterly distribution per LP Unit exceeds $0.80 but is not more than $0.85; (v) 40% of the amount, if any, by which the quarterly distribution per LP Unit exceeds $0.85 but is not more than $1.05; and (vi) 45% of the amount, if any, by which the quarterly distribution per LP Unit exceeds $1.05. The General Partner also agreed not to receive any incentive compensation on distributions on the LP Units issued pursuant to the ESOP Restructuring. The General Partner would be entitled to receive approximately $3.1 million on an annualized basis if cash distributions to Unitholders are $3.52 per year, as contemplated by the ESOP Restructuring.

  The proposed amendment to the Incentive Compensation Agreement represents a reduction in the formula for the current and any increased level of cash distributions on LP Units. The current formula is set forth under "Background-- The General Partner and the Manager." This reduction in the incentive compensation payable to the General Partner will have a significant negative effect on the net cash flow of the General Partner depending on the level of cash distributions. The following is a comparison of the amounts of incentive compensation that would be earned annually by the General Partner at various distribution levels on LP Units under the current formula and the revised formula approved by the Special Committee as part of the ESOP Restructuring. (All calculations are based on 12,069,330 LP Units, the number of LP Units outstanding as of June 16, 1997.)

                                         INCENTIVE COMPENSATION
          ANNUAL              -------------------------------------------------------------
       DISTRIBUTION            CURRENT                   REVISED
       PER LP UNIT            FORMULA(1)                 FORMULA                 DIFFERENCE
       ------------           ----------                 -------                 ----------
                                             (IN THOUSANDS)
          $2.80                 $  681                   $  362                   $  (319)
           3.00                  1,498                      966                      (532)
           3.20                  2,315                    1,690                      (625)
           3.40                  3,404                    2,535                      (869)
           3.60                  4,493                    3,500                      (993)
           3.80                  5,855                    4,466                    (1,389)

--------
(1) Includes incentive compensation on the LP Units to be issued as part of the ESOP Restructuring, which is assumed to be 1,546,988 LP Units.

  The General Partner is also entitled to incentive compensation, under a different formula, in respect of special cash distributions exceeding a target special distribution amount per LP Unit. The target special distribution amount generally means the amount which, together with all amounts distributed per LP Unit prior to the special distribution, compounded quarterly at 13% per annum, would equal $20.00 (the initial public offering price of the LP Units) compounded quarterly at 13% per annum from the date of the closing of the initial public offering on December 23, 1986. No special distributions have ever been paid by the Partnership, and none are presently contemplated.

  In connection with the 1996 Acquisition, the General Partner entered into a Management Agreement with Glenmoor, whereby Glenmoor agreed to provide certain management functions to the General Partner. Under the Agreement, Glenmoor receives an annual management fee, which includes a Senior Administrative Charge of not less than $975,000 per annum, reimbursement for compensation costs and expenses of Glenmoor employees who provide services to the General Partner, including the cost of participation in the ESOP and other employee benefit plans, and reimbursement of all other costs and expenses incurred by Glenmoor relating to the business of the Partnership. The management fee is approved annually by a committee of disinterested directors of the General Partner. The Partnership reimburses the General Partner for the annual management fee paid to Glenmoor and will continue to do so after the ESOP Restructuring, except that there will be no reimbursement of the compensation costs of the General Partner's senior executive officers after the ESOP Restructuring. The Partnership reimbursed the General Partner for $3.3 million paid to Glenmoor in 1996, including senior executive compensation costs of $1.2 million and a prorated Senior Administrative Charge of $0.8 million.

  Following the ESOP Restructuring, the aggregate compensation to the Management will depend to a greater extent on the level of cash distributions paid to the Unitholders (reflected in both incentive compensation and distributions on GP Units). Although Management will own 100% of the General Partner following the ESOP Restructuring, the General Partner's net cash flow is anticipated to be significantly reduced because it will not be entitled to reimbursement of certain senior executive compensation costs and the incentive compensation formula will be reduced. See also "Certain Relationships and Related Transactions."

                        TERMS OF THE ESOP RESTRUCTURING

STEPS TO COMPLETE THE ESOP RESTRUCTURING

  The ESOP Restructuring will be accomplished through a number of steps that will occur as part of a contemporaneous closing, subject to Unitholder approval of the two proposals, as follows:

Step 1. BAC will form Buckeye Pipe Line Services Company, a single-purpose corporation ("Newco"). The initial board of directors of Newco will be A.W. Martinelli, the Chairman and Chief Executive

         Officer of the General Partner, three executive officers of the General Partner and the Manager, C. Richard Wilson, Stephen C. Muther and Steven C. Ramsey; and one disinterested director, Neil M. Hahl.

Step 2. Newco will employ all of the employees previously employed by the Manager and will become the sponsor of all of the employee benefit plans previously maintained by the Manager, including the ESOP. Newco will also enter into a Services Agreement with the General Partner and the Manager to provide services to the Partnership and the Operating Partnerships over a 15-year term. Newco will be reimbursed by the General Partner or the Manager for its direct and indirect expenses in providing such services. The Partnership and Operating Partnerships will in turn reimburse the General Partner and the Manager for reimbursements they make to Newco under the Services Agreement (although, as set forth below, certain senior executive compensation costs will not be reimbursed by the Partnership after the ESOP Restructuring). All services performed under the Services Agreement by Newco will be provided under the direct supervision of the officers of the General Partner or the Manager.

Step 3. The ESOP Loan documents will be amended to provide for the ESOP to be the direct borrower under the ESOP Loan; BAC, the General Partner, the Manager and Newco will become guarantors of the ESOP Loan, secured by each such guarantor's assets, including its interest in the Partnership and the Operating Partnerships; and Glenmoor and the individual stockholders of BAC will pledge their interest in BAC to secure the payment of the ESOP Loan.

Step 4. The ESOP will exchange its 63,000 shares of BAC Preferred Stock with Newco for shares of common stock of Newco, and BAC will assign its initial share of common stock of Newco to the ESOP.

Step 5. Pursuant to the LP Unit Subscription Agreement, a copy of which is attached as Appendix A to this Proxy Statement, Newco will exchange the BAC Preferred Stock with the Partnership for LP Units. The number of LP Units to be issued is based on a formula set forth under the description of the proposal to issue LP Units below. The number of LP Units to be issued at various Unit Trading Prices is illustrated in a table on page 35 of this Proxy Statement. See "Proposal to Issue LP Units" below.

Step 6. The Partnership will convert the 63,000 shares of BAC Preferred Stock into 484,615 shares of BAC Common Stock.

Step 7. The Partnership will contribute the BAC Common Stock to the Operating Partnerships.

Step 8. The Partnership and the Operating Partnerships will enter into the Exchange Agreement with the General Partner, the Manager and BAC, a copy of which is attached as Appendix B to this Proxy Statement. The Operating Partnerships will exchange the BAC Common Stock with the Manager for the consideration set forth in the Exchange Agreement, subject to certain forfeiture provisions. See "--The Exchange Agreement" below.

Step 9. The Manager will transfer by dividend to the General Partner, which will transfer by dividend to BAC, the BAC Common Stock obtained in the Exchange Agreement, subject to the same forfeiture provisions.

  As a result of the foregoing actions the ESOP will beneficially own the LP Units issued in the ESOP Restructuring, and Glenmoor, its individual partners and certain managers of the Manager will own all of the outstanding capital stock of BAC, the parent of the General Partner.

  Under the terms of the LP Unit Subscription Agreement, the Partnership will issue the LP Units to Newco. The Partnership has agreed to register the LP Units with the Securities and Exchange Commission ("SEC") on Form S-3 or other appropriate form to permit their resale by Newco and to maintain the effectiveness of such registration for as long as Newco continues to hold LP Units which are not freely tradeable in the absence of such registration.

  The ESOP Restructuring is a complicated, multi-party transaction that was structured to comply with the terms of the Partnership Agreement and applicable laws. Because the individual steps are part of an integrated transaction and occur contemporaneously at a single closing, the ESOP Restructuring should be considered in its entirety. In analyzing the impact of the ESOP Restructuring on the Partnership and the Unitholders, the Special Committee, Furman Selz, and the Board of Directors of the General Partner have all analyzed the ESOP Restructuring in its entirety, and have not separately analyzed each of the individual steps.

THE EXCHANGE AGREEMENT

  Under the terms of the Exchange Agreement, the Operating Partnerships will exchange (the "Exchange") the BAC Common Stock with the Manager in return for the General Partner and the Manager releasing the Partnership and the Operating Partnerships from their obligation to reimburse the Manager for certain compensation and fringe benefit costs relating to the Manager's six senior executive officers and certain other covenants. As a result of the Exchange, the Partnership will only be required to reimburse the General Partner or the Manager with respect to contributions to the ESOP for (1) cash contributions made by Newco to the ESOP necessary to pay debt service to the ESOP Lender on the ESOP Loan, (2) any taxes incurred by Newco, including income taxes incurred on the sale of LP Units made to satisfy employee redemption obligations, and
(3) routine administrative charges and expenses common to employee stock ownership plans, in each case, to the extent distributions on LP Units owned by Newco are not sufficient to make all such payments.

  The Exchange Agreement provides that the Exchange is subject to a substantial risk of forfeiture over the remainder of the 15-year amortization period of the ESOP Loan (i.e. 1/15th of the consideration received by the Manager will be forfeited for each year that the General Partner or its successor ceases to serve as general partner of the Partnership or the Manager ceases to serve as general partner of the Operating Partnerships prior to the payment in full of the ESOP Loan). The forfeiture will be in the form of a cash obligation of BAC, the General Partner and the Manager to pay the Operating Partnerships an amount equal to the product of (A) the greater of (i) the fair market value of the LP Units issued by the Partnership to Newco at the closing of the ESOP Restructuring, or (ii) the fair market value of the BAC Common Stock at the time of forfeiture, multiplied by (B) the fraction, the numerator of which is the number of years remaining before the scheduled amortization of the ESOP Loan (the "ESOP Period"), and the denominator of which is 15. The forfeiture payment will not be an expense reimbursable by the Partnership. The forfeiture obligation operates in the event the General Partner withdraws or is removed as general partner, but not in the event of the liquidation of the Partnership approved by two-thirds vote of the Unitholders as provided in the Partnership Agreement.

  It is proposed that the Partnership Agreement be amended to provide that in the event that the General Partner is removed as general partner of the Partnership during the term of the Exchange Agreement, the successor general partner will be obligated to continue to provide certain executive management services without reimbursement. The assumption of this obligation by a successor general partner would negate the General Partner's forfeiture obligation under the Exchange Agreement. The assumption of this obligation by the successor general partner would, however, be taken into account in determining the value of the general partnership interest represented by GP Units to be purchased by the successor general partner pursuant to Section 13.2 of the Partnership Agreement. See "Proposal to Amend the Partnership Agreement--Description of the Proposed Amendment--Obligations of a Successor General Partner." The General Partner has previously agreed to continue to serve as general partner of the Partnership until the later of December 23, 2011, or the payment in full of the ESOP Loan; however, if the General Partner withdraws as general partner of the Partnership prior to the ESOP Period, the General Partner will be obligated to make a cash forfeiture payment to the Partnership.

  If no forfeiture occurs prior to the expiration of the ESOP Period, BAC can retire the treasury stock, and Glenmoor, its individual partners and certain managers of the Manager will own 100% of the capital stock of BAC. See "Benefits of the ESOP Restructuring to the General Partner--Conflicts of Interest."

OTHER APPROVALS REQUIRED FOR CLOSING

  In addition to the approval of Unitholders, the following approvals must be or have been obtained prior to the closing of the ESOP Restructuring.

  ESOP Approval. The ESOP Trustee has determined that the ESOP Restructuring is in the best interests of the ESOP, and that it would be appropriate to substitute beneficial ownership of LP Units for the BAC Preferred Stock presently held by the ESOP, subject to receipt at the closing of the ESOP Restructuring of an opinion from its financial advisor that the LP Units to be received by the ESOP are adequate consideration for the exchange of the BAC Preferred Stock and that the ESOP Restructuring is fair to the ESOP participants from a financial point of view.

  ESOP Lender Consent. The ESOP Lender has indicated its consent, subject to the satisfaction of certain conditions, to the modifications in the ESOP Loan relating to the ESOP Restructuring. The Partnership has agreed to pay the ESOP Lender a $250,000 fee plus reimbursement of expenses in connection with the transaction.

CERTAIN LITIGATION

  On December 30, 1996, a putative class action complaint (Shakerdge v. Martinelli, et. al.) ("Class Action") was filed in the Delaware Court of Chancery against the Partnership, the General Partner, BAC, Glenmoor and the directors of the General Partner. The complaint alleged that the terms of the proposed ESOP Restructuring, as negotiated by Management and the Special Committee, were unfair and would be dilutive to Unitholders; that the defendants have engaged in conduct constituting self-dealing; and that the defendants have breached their fiduciary and other common law duties to the plaintiff. Plaintiff seeks, among other things, an injunction prohibiting the consummation of the transaction on the terms proposed; requiring defendants to take all steps to ensure that the transaction reflects an arms length transaction; and requiring full disclosure of all material facts.

  The General Partner and the other defendants deny the allegations of the complaint, but in order to avoid the distraction, burden and expense of further litigation and to avoid any further delay in providing the Unitholders with the opportunity to vote on the ESOP Restructuring at the Meeting, and without any party admitting liability, the parties have entered into a stipulation of settlement to resolve the Class Action. The settlement would modify the terms of the ESOP Restructuring in certain respects. Unitholders are not being asked in this Proxy Statement to vote or take a position with respect to the proposed settlement of the litigation.

  The principal terms of the settlement affecting the ESOP Restructuring are
(i) a reduction in the upper limit of the aggregate dollar value of the LP Units to be issued to the ESOP from $67,038,478 to $64,200,000; (ii) an increase in the level of quarterly cash distributions per LP Unit from $0.85 to $0.88 (an increase in the projected annual distribution level from $3.40 to $3.52 per year) beginning with the first quarterly distribution after the Meeting provided that the ESOP Restructuring is approved by the Unitholders and there has been no adverse change in the business of the Partnership; and (iii) further revisions in the incentive compensation formula negotiated between Management and the Special Committee to reduce the amount of incentive compensation payable to the General Partner by at least $121,000 per year at annual distribution levels below $4.20, and to increase incentive compensation at annual distribution levels above $4.40. The litigation settlement changed the level of incentive compensation on quarterly cash distributions per LP Unit, from the level negotiated before the settlement, to (i) 15%, from 25%, of that portion of the distribution per LP Unit which exceeds the target quarterly amount of $0.65 but is not more than $0.70, plus (ii) 25%, from 30%, of that portion of the quarterly distribution per LP Unit which exceeds $0.70 but is not more than $0.75, plus (iii) 30%, from 15%, of that portion of the quarterly distribution per LP Unit which exceeds $0.75 but is not more than $0.80, plus
(iv) 35%, from 40%, of that portion of the quarterly distribution per LP Unit which exceeds $0.80 but is not more than $0.85, plus (v) 40%, unchanged, of that portion of the quarterly distribution per LP Unit which exceeds $0.85 but is not more than $1.05, plus (vi) 45%, from 40%, of that portion of the quarterly distribution per LP Unit which exceeds $1.05.

  The settlement is subject to a number of conditions and to court approval. The settlement will expressly provide for the dismissal of all claims with prejudice and without cost to any party except as described below. The settlement will also provide for (i) certification, for settlement purposes only, of a class consisting of all persons (other than defendants) who owned LP Units on December 20, 1996, and their successors and transferees, through and including the date of consummation of the ESOP Restructuring; (ii) that the defendants deny any violations of law and are entering into the settlement to eliminate the distraction, burden and expense of further litigation and to avoid further delay in providing the Unitholders with an opportunity to vote on the ESOP Restructuring; (iii) a release of all claims of the Unitholders against defendants and certain affiliated and related entities arising out of the complaint, the negotiation and consideration of the ESOP Restructuring and alleged fiduciary and disclosure obligations of defendants with respect to the foregoing; (iv) pending final approval of the settlement and if approved and ordered by the Court of Chancery, an order prohibiting plaintiff or any members of the class from initiating, prosecuting or participating in the commencement of any litigation with respect to the subject matter of the complaint or the ESOP Restructuring against any of the persons or entities to be released; and (v) that plaintiff's counsel, having made a thorough investigation of the facts, believe that the proposed settlement is fair, reasonable, adequate and in the best interests of plaintiff and members of the proposed class. If the two proposals to be considered by the Unitholders at the Meeting are approved, the settlement permits the ESOP Restructuring to be consummated prior to final court approval.

  The stipulation of settlement provides that plaintiff's counsel will apply to the court for an award of counsel fees and expenses in an amount not exceeding $1.5 million in the aggregate. Defendants have agreed not to object to an application by plaintiff's counsel which does not exceed such amount. A separate Notice of Pendency of Class Action, Proposed Settlement of Class Action and Settlement Hearing will be distributed to members of the proposed class after the Meeting. Any expenses relating to the settlement, including any award of counsel fees and expenses to plaintiff's counsel and the cost of distributing notice of the proposed settlement, will be paid or reimbursed by the Partnership after court approval and dismissal of the complaint.

NO APPRAISAL RIGHTS

  Under Delaware law, Unitholders have no right to an appraisal of the value of their LP Units in connection with the ESOP Restructuring.

           FEDERAL INCOME TAX CONSEQUENCES OF THE ESOP RESTRUCTURING

PARTNERSHIP STATUS

  At the time of the original issuance of the LP Units, and based upon certain representations of the General Partner, counsel to the Partnership rendered its opinion that under then current law and regulations, which are subject to change, the Partnership and each Operating Partnership would be classified as partnerships for federal income tax purposes. At the closing of the ESOP Restructuring, based upon certain representations of the General Partner, Morgan, Lewis & Bockius LLP, counsel to the General Partner ("Counsel"), will deliver an opinion to the Partnership that the amendments to the Partnership Agreement and the issuance of the LP Units (without any additional capital contribution to the Partnership by the General Partner) contemplated by the ESOP Restructuring will not result in the Partnership or any Operating Partnership being treated as an association taxable as a corporation for federal income tax purposes. However, no advance ruling from the Internal Revenue Service ("IRS") as to such status has been or will be requested and the opinion of Counsel is not binding on the IRS. An IRS challenge to the federal income tax status of the Partnership or any Operating Partnership could result in an audit of an LP Unitholder's tax return and an adjustment to items on that return unrelated to the ownership of LP Units. In addition, each Unitholder would bear the cost of any expenses incurred in connection with an examination of his or her personal tax return.

  If the Partnership were treated as a corporation in any taxable year, its income, gains, losses, deductions and credits would be reflected only on its tax return rather than being passed through to Unitholders, and its net income would be taxed at corporate rates. In addition, distributions made to Unitholders would be treated as dividend income (to the extent of current and accumulated earnings and profits) and, in the absence of earnings and profits, as a nontaxable return of capital (to the extent of the Unitholder's basis in his or her LP Units), or as capital gain (after the Unitholder's basis in his or her LP Units is reduced to zero). Furthermore, losses realized by the Partnership would not flow through to Unitholders.

INCREASE IN TAXABLE INCOME PER LP UNIT AS A RESULT OF THE ESOP RESTRUCTURING

  A Unitholder is required to pay federal income tax and, in certain cases, state and local income taxes on his or her allocable share of the Partnership's income, whether or not such Unitholder receives cash distributions from the Partnership. As a result of the ESOP Restructuring, taxable income per LP Unit is expected to increase modestly. No assurance can be given that Unitholders will receive cash distributions equal to their allocable share of taxable income from the Partnership; however, the General Partner presently intends to increase cash distributions per LP Unit by $.52 per unit annually after the ESOP Restructuring, provided that there has been no adverse change in the business of the Partnership. This increase should more than offset any tax associated with an increase in taxable income resulting from the ESOP Restructuring.

REPEAL OF INTEREST INCOME EXCLUSION

  The Small Business Job Protection Act of 1996 (the "SBJPA Act"), signed into law by President Clinton on August 20, 1996, repealed the 50% interest exclusion provisions for ESOP loans previously contained in Code Section 133. The SBJPA Act, however, provides a transition rule (the "Grandfathering Rule") under which the repeal would be effective only for loans made after the date of the enactment of the SBJPA Act. In addition, under the Grandfathering Rule, the repeal does not apply to any post-enactment date refinancing of an ESOP loan that was made on or before the date of the enactment of the SBJPA Act, provided that (i) the refinancing loan otherwise meets the requirements of Code Section 133 as in effect before the repeal, (ii) the outstanding principal amount of the loan is not increased, and (iii) the term of the refinancing loan does not extend beyond the term of the original loan.

  Based upon legislative history in connection with an amendment to Rule 133 made in 1989, Counsel will deliver an opinion to the Partnership that it is more likely than not that the ESOP Restructuring will preserve Section 133 treatment for the ESOP Loan, although there is no provision in the SBJPA Act or its legislative history which covers the specific facts of the ESOP Restructuring. If the IRS successfully were to challenge the applicability of
Section 133 to the restructured ESOP Loan, the Partnership would be obligated to indemnify the ESOP Lender for having to include 100% of the interest on such loan in its tax returns, and the interest rate on the ESOP Loan would automatically increase by 1.55% per annum (from 7.24% to 8.79%) to reflect the inability of the ESOP Lender to claim such an exclusion going forward. Under the terms of the Partnership Agreement, the Partnership would reimburse the General Partner for this additional expense.

RISK OF EXCISE TAX

  Section 4978B of the Code imposes a 10% excise tax on any disposition of employer securities by an ESOP within three years after the ESOP acquired
Section 133 securities, with certain exceptions. The excise tax is to be paid by the employer. Since the ESOP Restructuring will involve an exchange of the BAC stock for the Newco common stock by the ESOP, an issue arises as to whether this exchange of stock will result in a 10% excise tax to the Manager or Newco, which would be reimbursed by the Partnership.

  Based in part upon a Treasury Regulation promulgated under a related Code section (Section 4978), which is cross-referenced regarding the coordination of the taxes under the two sections, Counsel will deliver an opinion to the Partnership that it is more likely than not that the ESOP Restructuring will not result in an excise tax being due. If the IRS were successfully to challenge this conclusion and an excise tax were imposed, the excise tax liability would range between $5.7 million and $6.4 million depending upon the value of the LP Units at the closing of the ESOP Restructuring. Under the terms of the Partnership Agreement, the Partnership would reimburse the General Partner for this additional expense.

  Pursuant to the Exchange Agreement, the General Partner and the Manager have agreed to indemnify the Partnership and the Operating Partnerships for one of the following tax risks ("Tax Risks"): (1) the failure of the ESOP Lender to qualify, pursuant to Section 133, for the interest-received exclusion in connection with the ESOP Loan solely as a result of the ESOP Restructuring or
(2) any excise tax imposed as a result of the ESOP Restructuring. The independent directors of the Board of Directors of the General Partner will determine the

Tax Risk for which the Partnership and the Operating Partnerships will be indemnified. The Partnership and Operating Partnerships will bear the responsibility for the tax liability not indemnified. In the event the General Partner and the Manager become obligated to indemnify the Partnership or Operating Partnerships for taxes owed, the Partnership will pay the tax and the General Partner will issue the Partnership an interest bearing promissory note for the amount of such indemnification which will be repaid from amounts subsequently becoming due to the General Partner under the Amended and Restated Incentive Compensation Agreement.

                       THE SPECIAL MEETING OF UNITHOLDERS

  At the Meeting, Unitholders will be asked to approve two proposals: the proposal to issue LP Units in connection with the proposed ESOP Restructuring, and the proposal to amend the Partnership Agreement.

  Approval of the proposals to issue LP Units and to amend the Partnership Agreement and any other matters that may properly be brought before the Meeting require the affirmative vote of Unitholders holding a majority of the outstanding LP Units. The persons eligible to vote at the Meeting are the Unitholders of the Partnership as of the close of business on June 16, 1997, which is the record date. On that date, there were 12,069,330 LP Units outstanding. The presence in person or by proxy of Unitholders holding a majority of the Partnership's outstanding LP Units will constitute a quorum for the transaction of business at the Meeting.

  The Partnership will pay the cost of soliciting proxies. In addition to solicitations by mail, officers, directors and employees of the General Partner and the Manager and representatives of D.F. King & Co., Inc. may solicit proxies personally or by telephone, mail, fax or other means. D.F. King & Co. will receive a fee of approximately $10,000 and will be reimbursed for reasonable out-of-pocket expenses. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of LP Units held of record by such persons, and the Partnership will reimburse such persons for their reasonable out-of-pocket and clerical expenses.

  LP Units cannot be voted at the Meeting unless the holder of record is present in person or by proxy. The enclosed proxy is a means by which a Unitholder may authorize the voting of his or her LP Units at the Meeting. Proxies may be revoked at any time prior to the time that the vote is taken on the proposals at the Meeting. Proxies may be revoked by filing with the General Partner's secretary a written notice of revocation or another form of proxy bearing a date later than the date of the proxy previously furnished. A proxy may also be revoked by attending the Meeting and voting in person. Attendance at the Meeting will not in and of itself constitute revocation of a proxy. Subject to any such revocation, all LP Units represented by properly executed proxies will be voted in accordance with specifications on the enclosed proxy. Abstentions will be considered present and entitled to vote at the Meeting, but will not be counted as votes cast in the affirmative. Abstentions and broker nonvotes will have the same effect as a negative vote because these proposals require the affirmative vote of Unitholders holding a majority of the Partnership's outstanding LP Units. If no specifications on the proxy are made, such proxies will be voted in favor of the proposal to issue LP Units and the proposal to amend the Partnership Agreement and, in the discretion of the proxy holders, on such other matters as may properly come before the Meeting.

  Pursuant to Section 16.3 of the Partnership Agreement, the General Partner will have full power and authority concerning the manner of conducting the Meeting, including, without limitation, the determination of any controversies, votes, or challenges arising in connection with or during the Meeting.

  YOUR PROXY VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE ASKED TO COMPLETE, SIGN AND RETURN THE ACCOMPANYING PROXY WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

                           PROPOSAL TO ISSUE LP UNITS

GENERAL

  This proposal seeks Unitholder approval for the issuance of LP Units to Newco in the ESOP Restructuring as provided in the LP Unit Subscription Agreement.

  The number of LP Units to be issued at the closing of the ESOP Restructuring is based on the average closing price on the New York Stock Exchange for an LP Unit for the 10 trading days ending two business days before closing (the "Unit Trading Price"). The formula works as follows:

  . If the Unit Trading Price is between $36.50 and $41.50, the Partnership will issue 1,546,988 LP Units at closing.

  . Upper Limit. If the Unit Trading Price is more than $41.50, the
    Partnership will issue fewer LP Units. The exact number of LP Units issued at closing will be equal to $64,200,000 divided by the Unit Trading Price, rounded to the nearest whole LP Unit. This upper limit sets a ceiling of $64,200,000 on the aggregate dollar value of the LP Units issued at $41.50 per LP Unit even though the Unit Trading Price exceeds that amount.

  . Lower Limit. If the Unit Trading Price is less than $36.50, the
    Partnership will issue more LP Units. The exact number of LP Units issued at closing will be equal to $56,465,062 divided by the Unit Trading Price, rounded to the nearest whole LP Unit. This lower limit sets a floor of $56,465,060 on the aggregate dollar value of the LP Units issued at $36.50 per LP Unit even though the Unit Trading Price falls below that amount.

  The number of LP Units to be issued in the proposed transaction at various Unit Trading Prices is illustrated in the following table:

                    NUMBER OF                            NUMBER OF                           NUMBER OF
  SAMPLE UNIT        LP UNITS         SAMPLE UNIT         LP UNITS        SAMPLE UNIT         LP UNITS
 TRADING PRICE     TO BE ISSUED      TRADING PRICE      TO BE ISSUED     TRADING PRICE      TO BE ISSUED
 -------------     ------------      -------------      ------------     -------------      ------------
  $46.00..........  1,395,652          $43.00..........  1,493,023         $36.00..........  1,568,474
  $45.50..........  1,410,989          $42.50..........  1,510,588         $35.50..........  1,590,565
  $45.00..........  1,426,667          $42.00..........  1,528,571         $35.00..........  1,613,287
  $44.50..........  1,442,697          $41.50..........  1,546,988         $34.50..........  1,636,668
  $44.00..........  1,459,091          $41.50-$36.50...  1,546,988         $34.00..........  1,660,737
  $43.50..........  1,475,863          $36.50..........  1,546,988

  The closing price of the LP Units on the New York Stock Exchange on June 23, 1997, the most recently available price prior to mailing this Proxy Statement, was $43.75.

  The Partnership intends to register the LP Units issued to Newco with the SEC on Form S-3 or other appropriate form under the Securities Act of 1933, as amended. Each LP Unit issued to Newco will have the same rights and privileges as the LP Units presently issued and outstanding. Unitholders have no preemptive rights to receive or purchase any of the LP Units issued pursuant to this proposal. See "Description of LP Units" for additional information with respect to the LP Units.

  If the proposal to issue LP Units is rejected by the Unitholders, the ESOP Restructuring will not take place.

VOTE REQUIRED FOR APPROVAL

  Section 17.1(b) of the Partnership Agreement provides that the General Partner will not cause the Partnership to issue LP Units to the General Partner or its Affiliates (which would include the ESOP and Newco) unless (i) the LP Units are of a class which is, prior to such issuance, listed on a National Securities Exchange and the fair market value of property contributed as determined by the General Partner using such reasonable method of valuation as it may adopt ("Agreed Value"), in exchange for the LP Units, is at least equal to the number of LP Units issued multiplied by the LP Unit price on such National Securities Exchange, or (ii) such issuance is approved by Unitholders holding an aggregate of more than 50% of the outstanding LP Units. Although the General Partner believes that the total value of the consideration being received by the Partnership is at least equal to the value of the LP Units to be issued, the General Partner has chosen, nevertheless, to obtain Unitholder approval pursuant to Section 17.1(b)(ii).

  The proposal to issue LP Units will become effective if approved by the holders of a majority of the outstanding LP Units. The Board of Directors of the General Partner recommends a vote FOR the proposal.

                  PROPOSAL TO AMEND THE PARTNERSHIP AGREEMENT

DESCRIPTION OF THE PROPOSED AMENDMENT

  Unitholders are asked to consider and vote on a proposal to amend the Partnership Agreement as part of the ESOP Restructuring.

 General Partner Capital Contribution Requirement

  Section 4.1(b) of the Partnership Agreement will be amended to relieve the General Partner of its obligation to make an additional contribution of capital to the Partnership upon the issuance of additional LP Units if the General Partner receives an opinion of counsel that the failure to make such additional capital contribution would not result in the Partnership or any of the Operating Partnerships being treated as an association taxable as a corporation for federal income tax purposes. The primary purpose of the capital contribution requirement in Section 4.1(b) was to preserve the federal income tax treatment of the Partnership.

  Counsel has indicated to the General Partner that the failure of the General Partner to make an additional capital contribution to the Partnership in connection with the ESOP Restructuring will not result in the Partnership or any of the Operating Partnerships being treated as an association taxable as a corporation for federal income tax purposes, and Counsel will deliver an opinion to such effect at the closing of the ESOP Restructuring.

 Obligations of a Successor General Partner

  Section 13.1(b) and Section 13.2 of the Partnership Agreement will be amended to bind a successor general partner, upon removal and replacement of the General Partner by the Unitholders, to the obligations of the General Partner and its affiliates under the Exchange Agreement and to consider this obligation in determining the value of the general partnership interest which would be acquired by such successor general partner.

  Section 13.1(b) will be amended to provide that any successor general partner must assume the obligation of the General Partner and its affiliates under the Exchange Agreement and agree to indemnify and hold harmless the General Partner and its affiliates from any liability or obligation (including loan guarantees) under fringe benefit plans sponsored by the General Partner or any of its affiliates in connection with the business of the Partnership.

  Section 13.2 will be amended to provide that if a successor general partner is approved pursuant to the terms of the Partnership Agreement, then the successor general partner must purchase the GP Units from the General Partner at the fair market value thereof, determined to include the value of the rights associated with being the General Partner and reduced by the value of the assumption of the obligations of the General Partner and its affiliates pursuant to Section 13.1(b).

 Conforming Changes

  Certain additional changes will be required to conform the Partnership Agreement and related documents to the foregoing amendments.

  The definition of "Affiliate" in Article 1 of the Partnership Agreement will be amended to include Newco as an affiliate of the General Partner.

  Article 1 of the Partnership Agreement will be amended to provide for a definition of the Exchange Agreement.

  Section 7.4(a) of the Partnership Agreement will be amended to provide that the General Partner will not be entitled to be reimbursed for the senior executive compensation costs released under the Exchange Agreement.

  Conforming changes will also be made in the limited partnership agreements of the Operating Partnerships and the management agreements between the Manager and each Operating Partnership.

  It is the good faith opinion of the General Partner that the conforming changes do not adversely affect the Unitholders in any material respect, and thus pursuant to Section 15.1 of the Partnership Agreement, the General Partner may make any or all of these conforming changes without the consent of Unitholders.

  If the proposal to amend the Partnership Agreement is rejected by Unitholders, the ESOP Restructuring will not take place.

TEXT OF THE PROPOSED AMENDMENT

  Amendment No. 3 to the Partnership Agreement is attached to this Proxy Statement as Appendix C. The full text of the Partnership Agreement, as amended and restated to include Amendments No. 1 and 2, is attached as Appendix D to this Proxy Statement. The statements made in this Proxy Statement with respect to the proposed Amendment should be read in conjunction with, and are qualified in their entirety by reference to, Appendix C to this Proxy Statement and the full text of the Partnership Agreement attached as Appendix D to this Proxy Statement.

VOTE REQUIRED FOR APPROVAL OF THE PROPOSED AMENDMENT

  Section 15.2 of the Partnership Agreement requires that the Amendment proposed above (except for the conforming changes) be approved by the holders of a majority of the outstanding LP Units. Pursuant to Section 15.3 of the Partnership Agreement, Counsel will provide the Partnership with an opinion that the Amendment will not result in the loss of limited liability of any Unitholder or result in the Partnership or any Operating Partnership being taxable as a corporation for federal income tax purposes.

  The Amendment will become effective if approved by the holders of a majority of the outstanding LP Units. The Board of Directors of the General Partner recommends a vote FOR approval of the Amendment.

                   PRICE RANGE OF LP UNITS AND DISTRIBUTIONS

  The LP Units of the Partnership are listed and traded principally on the New York Stock Exchange under the symbol "BPL." The following table presents for the periods indicated the cash distributions declared on LP Units and the high and low sales prices of the LP Units, as reported on the New York Stock Exchange Composite Tape.

                                                PRICE RANGE
                                              ---------------
                                               HIGH     LOW   CASH DISTRIBUTIONS
                                              ------- ------- ------------------
1994:
 First quarter............................... $41     $35 1/2       $0.70
 Second quarter..............................  39 1/4  35 1/4        0.70
 Third quarter...............................  37 3/4  35 1/2        0.70
 Fourth quarter..............................  37 1/2  30 7/8        0.70
1995:
 First quarter............................... $37     $32           $0.70
 Second quarter..............................  36      30            0.70
 Third quarter...............................  36 1/4  33 7/8        0.70
 Fourth quarter..............................  36 3/4  33 5/8        0.70
1996:
 First quarter............................... $39 3/4 $34 1/4       $0.75
 Second quarter..............................  38 7/8  37 1/4        0.75
 Third quarter...............................  39 5/8  37 5/8        0.75
 Fourth quarter..............................  42 7/8  38 3/8        0.75
1997:
 First quarter............................... $44 7/8 $40 1/4       $0.75
 Second quarter (through June 23, 1997)......  44 1/8  41 1/2        0.75

  The closing price of the LP Units on the New York Stock Exchange on December 19, 1996, the day before the public announcement of the ESOP Restructuring, was $38 7/8 per LP Unit. The closing price of the LP Units on June 23, 1997, the most recent available price prior to mailing this Proxy Statement, was $43 3/4 per LP Unit.

  In general, the Partnership makes quarterly cash distributions of substantially all of its available cash less permitted retentions. On May 6, 1997, the Partnership declared a regular quarterly cash distribution of $0.75 per LP Unit payable on May 30, 1997. Based in part on the savings available to the Partnership from the ESOP Restructuring, the Board of Directors of the General Partner announced its intention to increase the regular quarterly cash distribution by $0.13, to $0.88, per LP Unit, provided that the ESOP Restructuring is approved by Unitholders and there has been no adverse change in the business of the Partnership.

                          DESCRIPTION OF THE LP UNITS

  As of June 16, 1997, there are issued and outstanding 12,069,330 LP Units representing an aggregate 99% limited partnership interest in the Partnership. The LP Units and the 121,912 GP Units generally participate pro rata in the Partnership's income, gains, losses, deductions, credits and distributions.

  The General Partner has the authority to issue additional LP Units, subject to certain restrictions set forth in the Partnership Agreement, which is attached as Appendix D to this Proxy Statement. Issuance of additional LP Units will dilute a Unitholder's interest in the Partnership. The Partnership has a Unit Option and Distribution Equivalent Plan which authorizes the granting of options to purchase up to 360,000 LP Units to selected employees of the General Partner and the Manager. At June 16, 1997, there were 89,520 LP Units issuable upon the exercise of options granted under this plan.

  In the event of a liquidation, dissolution and winding up of the Partnership, the LP Units, along with the GP Units, will be entitled to receive pro rata, to the extent of positive balances in their respective capital accounts, any assets remaining after satisfaction of Partnership liabilities and establishment of reasonable reserves.

  The LP Units are registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Partnership is subject to the reporting and proxy solicitation requirements of the Exchange Act and the rules and regulations promulgated thereunder.

  The Partnership has issued certificates ("LP Certificates") to evidence LP Units. The LP Units are freely transferable by assignment of LP Certificates except as restricted by federal or state securities laws. The Partnership is entitled to treat the record holder of the LP Certificates as the owner for all purposes.

  No person is entitled to preemptive rights in respect of issuances of securities by the Partnership.

  The transfer agent and registrar for the LP Units is First Chicago Trust Company of New York.

  For additional description of the rights of Unitholders, see Amendment No. 3 to the Partnership Agreement attached as Appendix C to this Proxy Statement and the full text of the Partnership Agreement, as amended and restated to include Amendments No. 1 and 2, attached as Appendix D to this Proxy Statement.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

  No person or group is known to be the beneficial owner of more than 5% of the LP Units as of June 16, 1997.

  The following table sets forth certain information, as of June 16, 1997, concerning the beneficial ownership of LP Units by each director and executive officer of the General Partner, and by all directors and executive officers of the General Partner and the Manager as a group. Such information is based on data furnished by the persons named. Based on information furnished to the General Partner by such persons, no director or executive officer of the General Partner or the Manager owned beneficially, as of April 1, 1997, more than 1% of any class of equity securities of the Partnership or any of its subsidiaries outstanding at that date. In addition, neither Glenmoor, the ESOP or BAC directly own any class of equity securities of the Partnership.

          NAME                                            NUMBER OF LP UNITS(1)
          ----                                            ---------------------
     Brian F. Billings...................................         7,500(2)
     Michael P. Epperly..................................           140(2)
     A. Leon Fergenson...................................           200
     Edward F. Kosnik....................................         5,000(2)
     Alfred W. Martinelli................................         4,500(2)
     Stephen C. Muther...................................         3,600
     William C. Pierce...................................           800(2)
     Steven C. Ramsey....................................           800(2)
     William H. Shea, Jr.................................         2,100(2)
     Ernest R. Varalli...................................         6,500(2)
     C. Richard Wilson...................................         2,500
     Robert H. Young.....................................         2,500
     All directors and executive officers as a group
      (consisting of 13 persons, including those named
      above).............................................        36,140

--------
(1) Unless otherwise indicated, the persons named above have sole voting and investment power over the LP Units reported.
(2) The LP Units owned by the persons indicated have shared voting and investment power with their respective spouses.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  The Partnership and the Operating Partnerships are managed and controlled by the General Partner and the Manager, respectively, pursuant to the Partnership Agreement, the several Amended and Restated Agreements of Limited Partnership of the Operating Partnerships (the "Operating Partnership Agreements") and the several management agreements between the Manager and the Operating Partnerships (the "Management Agreements").

  On March 22, 1996, BAC acquired all of the common stock of the General Partner from a subsidiary of American Financial for $63 million in the 1996 Acquisition. The common stock of BAC is owned by Glenmoor, its individual partners and certain managers of the Manager. Glenmoor is a limited liability partnership whose partners consist primarily of members of senior management of the General Partner and the Manager, including A. W. Martinelli, Chairman of the Board, Chief Executive Officer, Director of the General Partner, and a Director of the Manager; Ernest R. Varalli, Director of the General Partner and a Director of the Manager; C. Richard Wilson, Chairman of the Board, President, Chief Operating Officer, Director of the Manager and President and a Director of the General Partner; Stephen C. Muther, Senior Vice President-- Administration, General Counsel and Secretary of the General Partner and the Manager; Steven C. Ramsey, Senior Vice President and Chief Financial Officer of the General Partner and the Manager; Michael P. Epperly, Senior Vice President--Operations of the General Partner and the Manager; William H. Shea, Jr., Vice President-Marketing of the General Partner and the Manager; and David
J. Martinelli; Vice President and Treasurer of the General Partner and the Manager. Messrs. A. Martinelli, Varalli and Wilson are also directors of the General Partner and the Manager. Messrs. A. Martinelli, Wilson, Ramsey and Muther are the directors of BAC. All of the outstanding BAC Preferred Stock is owned by the ESOP.

  In connection with the 1996 Acquisition, the General Partner borrowed $63 million pursuant to the 15-year ESOP Loan from the ESOP Lender. The General Partner then loaned $63 million to the ESOP, which used the proceeds to purchase the BAC Preferred Stock. BAC used the $63 million proceeds of the sale of the BAC Preferred Stock to the ESOP plus $6 million of proceeds from the sale of BAC Common Stock to Glenmoor and certain managers of the Manager to pay the 1996 Acquisition purchase price and to provide capital for the General Partner.

  In connection with the 1996 Acquisition, the General Partner amended the Partnership Agreement to (a) extend the period under which the General Partner would agree to act as a general partner of the Partnership until the later of
(i) December 23, 2011, or (ii) the date the ESOP Loan is paid in full, (b) clarify that fair market value of the GP Units includes the value of the right to receive incentive compensation for purposes of determining the amount required to be paid to the General Partner by any successor general partner of the Partnership, and (c) reduce the threshold for payment of Restricted Payments by the General Partner or the Manager from $23 million to $5 million. The Partnership received an opinion of counsel that the execution of the amendment of the Partnership Agreement would not (a) result in the loss of limited liability of any Unitholder or (b) result in the Partnership or any Operating Partnership being treated as an association taxable as a corporation for federal income tax purposes.

  In connection with the 1996 Acquisition, the General Partner amended and restated the Incentive Compensation Agreement to (a) delete American Financial as a party to the agreement, (b) eliminate certain provisions relating to distribution support obligations which expired in 1991, and (c) clarify that the Incentive Compensation Agreement terminates as to the General Partner if the General Partner is removed as general partner of the Partnership. The amended and restated agreement was approved on behalf of the Partnership by a special committee of disinterested directors of the Partnership comprised of William C. Pierce, A. Leon Fergenson and Edward F. Kosnik (the "Disinterested Director Committee").

  In connection with the 1996 Acquisition, the General Partner entered into a Management Agreement with Glenmoor pursuant to which Glenmoor provides certain management functions to the General Partner for an annual management fee described under "Benefits of the ESOP Restructuring to the General Partner-- Conflicts of Interest." The Glenmoor Management Agreement was approved by the Disinterested Director Committee. The Partnership reimburses the General Partner for annual management fees paid to Glenmoor and will continue to do so after the ESOP Restructuring, except that there will be no reimbursement of the compensation costs of the General Partner's senior executive officers after the ESOP Restructuring. The Partnership reimbursed the General Partner for $3.3 million paid to Glenmoor in 1996, including senior executive compensation costs of $1.2 million and a prorated Senior Administrative Charge of $0.8 million.

  The Incentive Compensation Agreement, provides that, subject to certain limitations and adjustments, if a quarterly cash distribution exceeds a target of $0.65 per LP Unit, the Partnership will pay the General Partner, in respect of each outstanding LP Unit, incentive compensation under a formula set forth under "Background--The General Partner and the Manager." The General Partner is also entitled to incentive compensation in respect of special cash distributions exceeding a target special distribution amount per LP Unit. The formula for a special distribution is also set forth under "Background--The General Partner and the Manager." Incentive compensation paid by the Partnership to the General Partner totaled $481,000 in 1995 and $1,325,912 in 1996. If the ESOP Restructuring is completed, the Incentive Compensation Agreement will be amended to reduce the incentive compensation formula as set forth under "Benefits of the ESOP Restructuring to the General Partner-- Conflicts of Interest."

                      WHERE YOU CAN FIND MORE INFORMATION

  The Partnership files annual, quarterly and special reports and other information with the SEC. These filings are also available to the public at the SEC, from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

  The SEC allows the Partnership to "incorporate by reference," which means that important information may be disclosed to you by referring you to another document filed separately by the Partnership with the SEC. The information incorporated by reference is considered to be part of this Proxy Statement, except for any information superseded by information in this Proxy Statement. This Proxy Statement incorporates by reference the documents set forth below that the Partnership has previously filed with the SEC. These documents contain important information about the Partnership and its finances.

       SEC FILING                     PERIOD
       ----------                     ------
       Annual Report on Form 10-K     Year ended December 31, 1996
       Quarterly Report on Form 10-Q  Three months ended March 31, 1997

  The Partnership is also incorporating by reference additional documents that are filed with the SEC between the date of this Proxy Statement and the date of the Meeting of Unitholders.

  If you are a Unitholder, the Partnership may have already sent you some of the documents incorporated by reference, but you can obtain any of them through the Partnership or the SEC. A Unitholder may obtain documents incorporated by reference without charge by calling or writing to the attention of Stephen C. Muther, Esq., Secretary at the following address:

                           Buckeye Pipe Line Company
                            3900 Hamilton Boulevard
                              Allentown, PA 18103
                              Tel: (610) 770-4000

  If you would like to request documents from the Partnership, please do so by July 25, 1997, to receive them before the Meeting.

                                 OTHER MATTERS

  The General Partner knows of no other matters to be submitted to the Meeting. If any other matters properly come before the Meeting, it is the intention of the persons named in the enclosed proxy to vote the LP Units in their discretion.

                                          By Order of the Board of Directors
                                           of the General Partner,

                                          /s/ Stephen C. Muther

                                          Stephen C. Muther
                                          Secretary

June 24, 1997

                             LIST OF DEFINED TERMS

                                                                           PAGE
                                                                           ----
1996 Acquisition.........................................................  5, 14
Agreed Value.............................................................     35
American Financial.......................................................     13
BAC......................................................................      5
BAC Preferred Stock......................................................  5, 14
Buckeye Comparable Companies.............................................     22
Class Action.............................................................     31
Code.....................................................................     19
Counsel..................................................................     32
Disinterested Directors Committee........................................     40
Distributable Cash.......................................................     24
ESOP.....................................................................  1, 14
ESOP Lender..............................................................     14
ESOP Loan................................................................     14
ESOP Period..............................................................     30
ESOP Restructuring.......................................................      1
Exchange.................................................................     30
Exchange Act.............................................................     39
Exchange Agreement.......................................................     15
Furman Selz..............................................................     16
General Partner..........................................................  1, 13
Glenmoor.................................................................  5, 13
Grandfathering Rule......................................................     33
Incentive Compensation Agreement.........................................     18
IRS......................................................................     32
LP Certificates..........................................................     39
LP Unit Subscription Agreement...........................................     15
LP Units.................................................................  1, 13
Management...............................................................      8
Management Agreements....................................................     40
Manager..................................................................  5, 13
Meeting..................................................................      9
Newco.................................................................... 15, 28
Operating Partnership Agreements.........................................     40
Operating Partnerships...................................................  5, 13
Partnership..............................................................      1
Partnership Agreement....................................................  1, 13
SBJPA Act................................................................     32
SEC......................................................................     29
Special Committee........................................................      1
Tax Risks................................................................     33
Unit Trading Price.......................................................  6, 35
Unitholders..............................................................      1

             UNAUDITED CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS

  The following unaudited consolidated pro forma financial statements (the "Pro Forma Financial Statements") of the Partnership are based on the Consolidated Financial Statements of the Partnership incorporated by reference into this Proxy Statement, as adjusted to give effect to the ESOP Restructuring.

  The Pro Forma Balance Sheet gives effect to the ESOP Restructuring as if it had occurred as of March 31, 1997. The Pro Forma Statements of Income and Cash Flows give effect to the ESOP Restructuring as if it had occurred on March 22, 1996 (the inception date of the current ESOP structure). The pro forma adjustments are based upon available information and upon certain assumptions management believes are reasonable under the circumstances. The Pro Forma Financial Statements and accompanying notes should be read in conjunction with the historical consolidated financial statements of the Partnership, including notes thereto incorporated by reference into this Proxy Statement. The Pro Forma Financial Statements do not purport to represent what the Partnership's actual results would have been if the ESOP Restructuring had in fact occurred on such dates or to project the Partnership's results of operations or financial position for any future period or date. The Pro Forma Financial Statements do not give effect to any transactions other than the ESOP Restructuring and those transactions discussed in the Notes to the Unaudited Consolidated Pro Forma Financial Statements set forth below.

                             BUCKEYE PARTNERS, L.P.
              UNAUDITED CONSOLIDATED PRO FORMA STATEMENT OF INCOME

                       THREE MONTHS ENDED MARCH 31, 1997

                    (IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)

                                       HISTORICAL(A) ADJUSTMENTS(B)  PRO FORMA
                                       ------------- --------------  ---------
Revenue...............................    $43,815                     $43,815
                                          -------                     -------
Costs and expenses
  Operating expenses..................     20,885       $(1,247)(c)    19,638
  Depreciation and amortization.......      2,851                       2,851
  General and administrative
   expenses...........................      3,235           175 (d)     3,410
                                          -------       -------       -------
    Total costs and expenses..........     26,971        (1,072)       25,899
                                          -------       -------       -------
Operating income......................     16,844         1,072        17,916
                                          -------       -------       -------
Other income (expenses)
  Interest income.....................        549                         549
  Interest and debt expense...........     (5,415)                     (5,415)
  Minority interests and other........       (452)           90 (e)      (362)
                                          -------       -------       -------
    Total other income (expenses).....     (5,318)           90        (5,228)
                                          -------       -------       -------
Net income............................    $11,526       $ 1,162       $12,688
                                          =======       =======       =======
GP and LP Units outstanding (weighted
 average in thousands)................     12,186         1,547        13,733
Net income per Unit...................      $0.95                       $0.92


      See notes to unaudited consolidated pro forma statements of income.

                             BUCKEYE PARTNERS, L.P.
              UNAUDITED CONSOLIDATED PRO FORMA STATEMENT OF INCOME

                          YEAR ENDED DECEMBER 31, 1996

                    (IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)

                                          HISTORICAL ADJUSTMENTS(B)  PRO FORMA
                                          ---------- --------------  ---------
Revenue..................................  $182,955                  $182,955
                                           --------                  --------
Costs and expenses
  Operating expenses.....................    87,855     $(3,849)(c)    84,006
  Depreciation and amortization..........    11,333                    11,333
  General and administrative expenses....    14,983         493 (d)    15,476
                                           --------     -------      --------
    Total costs and expenses.............   114,171      (3,356)      110,815
                                           --------     -------      --------
Operating income.........................    68,784       3,356        72,140
                                           --------     -------      --------
Other income (expenses)
  Interest income........................     1,589                     1,589
  Interest and debt expense..............   (21,854)                  (21,854)
  Minority interests and other...........       818         271 (e)     1,089
                                           --------     -------      --------
    Total other income (expenses)........   (19,447)        271       (19,176)
                                           --------     -------      --------
Net income...............................  $ 49,337     $ 3,627      $ 52,964
                                           ========     =======      ========
GP and LP Units outstanding (weighted
 average in thousands)...................    12,173       1,205        13,378
Net income per Unit......................     $4.05                     $3.96


      See notes to unaudited consolidated pro forma statements of income.

         NOTES TO UNAUDITED CONSOLIDATED PRO FORMA STATEMENTS OF INCOME

(a) In the opinion of management, the historical statement of income of Buckeye Partners, L.P. (the "Partnership") for the three months ended March 31, 1997, which is unaudited, includes all adjustments necessary to present fairly the Partnership's results of operations for the three months ended March 31, 1997.

(b) Adjustments assume the Partnership issues 1,546,988 LP Units (1,204,622 weighted average LP Units for 1996) at $41.50 per Unit. The price of $41.50 per LP Unit reflects management's best estimate of the most conservative and likely trading values of the LP Units since the announcement of the proposal to restructure the ESOP. The exact number of LP Units issued for the benefit of the ESOP will be determined at the closing of the ESOP Restructuring. The Partnership will issue 1,546,988 LP Units subject to the following adjustment (the "Pricing Adjustment") at closing: (i) if the average per unit closing price of an LP Unit for the 10 trading days ending two business days before closing exceeds $41.50, then the number of LP Units to be issued will be proportionately reduced to be equal to $64,200,000 in the aggregate, and (ii) if the average per unit closing price of an LP Unit for the 10 trading days ending two business days before closing is below $36.50, then the number of LP Units to be issued will be proportionately increased to be equal to $56,465,062 in the aggregate.

(c) The operating expenses adjustment (in thousands) is as follows:

                                                                      THREE
                                                        YEAR ENDED MONTHS ENDED
                                                         12/31/96    3/31/97
                                                        ---------- ------------
   Charge to the Partnership for interest expense on
    indirect ESOP loan to be eliminated under the ESOP
    Restructuring.....................................   $(3,150)    $(1,031)
   Charge to the Partnership for expense relating to
    the release of shares by the ESOP to be eliminated
    under the ESOP Restructuring......................    (1,800)       (572)
   Executive compensation expenses to be eliminated as
    a result of the ESOP Restructuring................      (547)       (186)
   Amortization of prepaid consideration over the term
    of the Exchange Agreement or 15 years related to
    the release of the Partnership's obligation to
    fund certain executive compensation expenses and
    the principal and interest on the indirect ESOP
    loan, as well as a reduction in the incentive
    compensation paid under the Incentive Compensation
    Agreement.........................................     1,027         332
   Recognition of accrued "top-up" contribution
    amortized on the straight-line basis over the 15-
    year term of the ESOP loan; total of $13,939
    represents the estimated shortfall between the
    probable future distributions on the LP units to
    be issued and the total future ESOP debt costs;
    the expected rate of distributions on the LP Units
    is based on the Partnership's historical
    distribution pattern projected over the term of
    the ESOP loan; management will annually reevaluate
    the accrued "top-up" contribution, with any
    changes to be amortized over the remaining term of
    the ESOP loan as a change in estimate.............       621         210
                                                         -------     -------
                                                         $(3,849)    $(1,247)
                                                         =======     =======

(d) The general and administrative operating expenses adjustment (in thousands) is as follows:

                                                                      THREE
                                                        YEAR ENDED MONTHS ENDED
                                                         12/31/96    3/31/97
                                                         --------- ------------
    Charge to the Partnership for interest expense on
     indirect ESOP loan to be eliminated under the ESOP
     Restructuring...................................... $  (385)     $(109)
    Charge to the Partnership for expense relating to
     the release of shares by the ESOP to be eliminated
     under the ESOP Restructuring.......................    (220)       (61)
    Executive compensation expenses to be eliminated as
     a result of the ESOP Restructuring.................  (1,161)      (415)
    Amortization of prepaid consideration over the term
     of the Exchange Agreement or 15 years related to
     the release of the Partnership's obligation to fund
     certain executive compensation expenses and the
     principal and interest on the indirect ESOP loan,
     as well as a reduction in the incentive
     compensation paid under the Incentive Compensation
     Agreement..........................................   2,183        738
    Recognition of accrued "top-up" contribution
     amortized on the straight-line basis over the 15-
     year term of the ESOP loan; total of $13,939
     represents the estimated shortfall between the
     probable future distributions on the LP units to be
     issued and the total future ESOP debt costs; the
     expected rate of distributions on the LP Units is
     based on the Partnership's historical distribution
     pattern projected over the term of the ESOP loan;
     management will annually reevaluate the accrued
     "top-up" contribution, with any changes to be
     amortized over the remaining term of the ESOP loan
     as a change in estimate............................      76         22
                                                         -------      -----
                                                         $   493      $ 175
                                                         =======      =====

(e) Other income (expense) adjustment (in thousands) is as follows:

     Reduced incentive compensation payments to the
     General Partner under the Incentive Compensation
     Agreement as a result of the ESOP Restructuring.... $   271      $  90
                                                         =======      =====

                             BUCKEYE PARTNERS, L.P.
                 UNAUDITED CONSOLIDATED PRO FORMA BALANCE SHEET

                                 MARCH 31, 1997

                    (IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)

                                  HISTORICAL(A) ADJUSTMENTS(B) PRO FORMA
                                  ------------- -------------- ---------
                           ASSETS
Current assets
  Cash and cash equivalents.....    $ 19,522                   $ 19,522
  Temporary investments.........      12,993                     12,993
  Trade receivables.............       8,244                      8,244
  Inventories...................       1,752                      1,752
  Prepaid and other current
   assets.......................       6,926       $ 4,280(c)    11,206
                                    --------       -------     --------
    Total current assets........      49,437         4,280       53,717
Property, plant and equipment,
 net............................     512,471                    512,471
Other non-current assets........       2,184        59,920(c)    62,104
                                    --------       -------     --------
    Total assets................    $564,092       $64,200     $628,292
                                    ========       =======     ========
              LIABILITIES AND PARTNERS' CAPITAL
Current liabilities
  Current portion of long-term
   debt.........................    $ 13,150                   $ 13,150
  Accounts payable..............         390                        390
  Accrued and other current
   liabilities..................      24,574                     24,574
                                    --------       -------     --------
    Total current liabilities...      38,114                     38,114
Long-term debt..................     197,875                    197,875
Minority interests..............       2,938                      2,938
Other non-current liabilities...      46,544                     46,544
Commitments and contingent
 liabilities....................         --                         --
                                    --------       -------     --------
    Total liabilities...........     285,471                    285,471
                                    --------       -------     --------
Partners' capital
  General Partner...............       2,786                      2,786
  Limited Partners..............     275,835       $64,200(c)   340,035
                                    --------       -------     --------
    Total partners' capital.....     278,621        64,200      342,821
                                    --------       -------     --------
    Total liabilities and
     partners' capital..........    $564,092       $64,200     $628,292
                                    ========       =======     ========
GP and LP Units outstanding.....      12,189         1,547       13,736
Total Partners' Capital per
 Unit...........................    $  22.86                   $  24.96
Total Partners' Tangible Capital
 per Unit.......................    $  22.86                   $  20.28

          See notes to unaudited consolidated pro forma balance sheet.

            NOTES TO UNAUDITED CONSOLIDATED PRO FORMA BALANCE SHEET

(a) In the opinion of management, the historical balance sheet of the Partnership as of March 31, 1997, which is unaudited, includes all adjustments necessary to present fairly the Partnership's financial position as of March 31, 1997.

(b) Adjustments assume the Partnership issues 1,546,988 LP Units at $41.50 per Unit. The price of $41.50 per LP Unit reflects management's best estimate of the most conservative and likely trading values of the LP Units since the announcement of the proposal to restructure the ESOP. The exact number of LP Units issued for the benefit of the ESOP will be determined at the closing of the ESOP Restructuring. The Partnership will issue 1,546,988 LP Units subject to the following adjustment (the "Pricing Adjustment") at closing: (i) if the average per unit closing price of an LP Unit for the 10 trading days ending two business days before closing exceeds $41.50, then the number of LP Units to be issued will be proportionately reduced to be equal to $64,200,000 in the aggregate, and (ii) if the average per unit closing price of an LP Unit for the 10 trading days ending two business days before closing is below $36.50, then the number of LP Units to be issued will be proportionately increased to be equal to $56,465,062 in the aggregate.

(c) Pro forma adjustments (in thousands) to the Unaudited Consolidated Pro Forma Balance Sheet are summarized in the following table:

                                                                     ISSUANCE OF
                                                                     LP UNITS(1)
                                                                     -----------
   Prepaid and other current assets.................................  $  4,280
   Other non-current assets.........................................    59,920
   Partners' capital
     General Partner................................................         0
     Limited Partners...............................................   (64,200)

  --------
  (1) As part of the ESOP Restructuring, it is assumed the Partnership will issue LP Units at fair market value totaling $64,200,000 (1,546,988 LP Units at $41.50 per Unit) in exchange for the release of the Partnership's obligation to fund certain executive compensation expenses and the principal and interest on the indirect ESOP loan, as well as a reduction in the incentive compensation paid under the Incentive Compensation Agreement. The prepaid compensation created as a result of this transfer will be amortized over the term of the Exchange Agreement, or 15 years.

                             BUCKEYE PARTNERS, L.P.
            UNAUDITED CONSOLIDATED PRO FORMA STATEMENT OF CASH FLOWS

                       THREE MONTHS ENDED MARCH 31, 1997
                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
                                 (IN THOUSANDS)

                                         HISTORICAL(A) ADJUSTMENTS(B)  PRO FORMA
                                         ------------- --------------  ---------
Cash flows from operating activities:
  Net Income............................   $ 11,526       $ 1,162 (c)  $ 12,688
                                           --------       -------      --------
  Adjustments to reconcile income to net
   cash provided by operating
   activities:
    Depreciation and amortization.......      2,851                       2,851
    Minority interests..................        121                         121
    Distributions to minority
     interests..........................        (96)                        (96)
    Change in assets and liabilities:
     Temporary investments..............      1,535                       1,535
     Trade receivables..................      4,292                       4,292
     Inventories........................        (20)                        (20)
     Prepaid and other current assets...        789                         789
     Accounts payable...................     (3,889)                     (3,889)
     Accrued and other current
      liabilities.......................        486                         486
     Other non-current assets...........         80         1,070 (d)     1,150
     Other non-current liabilities......        (34)          232 (e)       198
                                           --------       -------      --------
      Total adjustments.................      6,115         1,302         7,417
                                           --------       -------      --------
      Net cash provided by operating
       activities.......................     17,641         2,464        20,105
                                           --------       -------      --------
Cash flows from investing activities:
  Capital expenditures..................     (3,670)                     (3,670)
  Expenditures for disposal of property,
   plant and equipment..................         (6)                         (6)
                                           --------       -------      --------
      Net cash used in investing
       activities.......................     (3,676)                     (3,676)
                                           --------       -------      --------
Cash flows from financing activities:
  Capital contribution..................          3                           3
  Proceeds from exercise of unit
   options..............................        254                         254
  Payment of long-term debt.............     (2,975)                     (2,975)
  Distributions to Unitholders..........     (9,141)       (1,160)(f)   (10,301)
                                           --------       -------      --------
      Net cash used in financing
       activities.......................    (11,859)       (1,160)      (13,019)
                                           --------       -------      --------
Net increase in cash and cash
 equivalents............................      2,106         1,304         3,410
Cash and cash equivalents at beginning
 of period..............................     17,416                      17,416
                                           --------       -------      --------
Cash and cash equivalents at end of
 period.................................   $ 19,522       $ 1,304      $ 20,826
                                           ========       =======      ========
Supplemental cash flow information:(g)
  Noncash change in prepaid and other
   current assets.......................                  $ 4,280      $  4,280
  Noncash change in other non-current
   assets...............................                   59,920        59,920
  Noncash change in partners capital....                   64,200        64,200

    See notes to unaudited consolidated pro forma statements of cash flows.

                             BUCKEYE PARTNERS, L.P.
            UNAUDITED CONSOLIDATED PRO FORMA STATEMENT OF CASH FLOWS

                          YEAR ENDED DECEMBER 31, 1996
                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
                                 (IN THOUSANDS)

                                                                           PRO
                                              HISTORICAL ADJUSTMENTS(B)   FORMA
                                              ---------- --------------  -------
Cash flows from operating activities:
Net Income..................................   $49,337      $ 3,627 (c)  $52,964
                                               -------      -------      -------
  Adjustments to reconcile income to net
   cash provided by operating activities:
    Gain on sale of property, plant and
     equipment..............................    (2,651)                   (2,651)
    Depreciation and amortization ..........    11,333                    11,333
    Minority interests......................       506                       506
    Distributions to minority interests.....      (374)                     (374)
    Change in assets and liabilities:
     Temporary investments..................   (13,633)                  (13,633)
     Trade receivables......................     3,759                     3,759
     Inventories............................      (171)                     (171)
     Prepaid and other current assets.......      (443)                     (443)
     Accounts payable.......................     1,873                     1,873
     Accrued and other current liabilities..     1,072                     1,072
     Other non-current assets...............    (1,798)       3,210 (d)    1,412
     Other non-current liabilities..........    (1,680)         697 (e)     (983)
                                               -------      -------      -------
      Total adjustments.....................    (2,207)       3,907        1,700
                                               -------      -------      -------
      Net cash provided by operating
       activities...........................    47,130        7,534       54,664
                                               -------      -------      -------
Cash flows from investing activities:
  Capital expenditures......................   (14,881)                  (14,881)
  Net proceeds from disposal of property,
   plant and equipment......................     4,497                     4,497
                                               -------      -------      -------
    Net cash used in investing activities...   (10,384)                  (10,384)
                                               -------      -------      -------
Cash flows from financing activities:
  Capital contribution......................        10                        10
  Proceeds from exercise of unit options....       974                       974
  Distributions to Unitholders..............   (36,527)      (3,481)(f)  (40,008)
                                               -------      -------      -------
    Net cash used in financing activities...   (35,543)      (3,481)     (39,024)
                                               -------      -------      -------
Net increase in cash and cash equivalents...     1,203        4,053        5,256
Cash and cash equivalents at beginning of
 year.......................................    16,213                    16,213
                                               -------      -------      -------
Cash and cash equivalents at end of year....   $17,416      $ 4,053      $21,469
                                               =======      =======      =======
Supplemental cash flow information: (g)
Noncash change in prepaid and other current
 assets.....................................                $ 4,280      $ 4,280
Noncash change in other non-current assets..                 59,920       59,920
Noncash change in partners capital..........                 64,200       64,200

    See notes to unaudited consolidated pro forma statements of cash flows.

       NOTES TO UNAUDITED CONSOLIDATED PRO FORMA STATEMENTS OF CASH FLOWS

(a) In the opinion of management, the historical statement of cash flows of the Partnership for the three months ended March 31, 1997, which is unaudited, includes all adjustments necessary to present fairly the Partnership's cash flows for the three months ended March 31, 1997.

(b) Adjustments assume the Partnership issues 1,546,988 LP Units (1,204,622 weighted average LP Units for 1996) at $41.50 per Unit. The price of $41.50 per LP Unit reflects management's best estimate of the most conservative and likely trading values of the LP Units since the announcement of the proposal to restructure the ESOP. The exact number of LP Units issued for the benefit of the ESOP will be determined at the closing of the ESOP Restructuring. The Partnership will issue 1,546,988 LP Units subject to the following adjustment (the "Pricing Adjustment") at closing: (i) if the average per unit closing price of an LP Unit for the 10 trading days ending two business days before closing exceeds $41.50, then the number of LP Units to be issued will be proportionately reduced to be equal to $64,200,000 in the aggregate, and (ii) if the average per unit closing price of an LP Unit for the 10 trading days ending two business days before closing is below $36.50, then the number of LP Units to be issued will be proportionately increased to be equal to $56,465,062 in the aggregate.

(c) The adjustments to expenses (in thousands) are as follows:

                                                                       THREE
                                                         YEAR ENDED MONTHS ENDED
                                                          12/31/96    3/31/97
                                                          --------- ------------
   Charge to the Partnership for interest expense on
    indirect ESOP loan to be eliminated under the ESOP
    Restructuring.......................................   $3,535     $1,140
   Charge to the Partnership for expense relating to the
    release of shares by the ESOP to be eliminated under
    the ESOP Restructuring..............................    2,020        633
   Executive compensation expenses to be eliminated as a
    result of the ESOP Restructuring....................    1,708        601
   Amortization of prepaid consideration over the term
    of the Exchange Agreement or 15 years related to the
    release of the Partnership's obligation to fund
    certain executive compensation expenses and the
    principal and interest on the indirect ESOP loan, as
    well as a reduction in the incentive compensation
    paid under the Incentive Compensation Agreement.....   (3,210)    (1,070)
   Recognition of accrued "top-up" contribution
    amortized on the straight-line basis over the 15-
    year term of the ESOP loan; total of $13,939
    represents the estimated shortfall between the
    probable future distributions on the LP units to be
    issued and the total future ESOP debt costs; the
    expected rate of distributions on the LP Units is
    based on the Partnership's historical distribution
    pattern projected over the term of the ESOP loan;
    management will annually reevaluate the accrued
    "top-up" contribution, with any changes to be
    amortized over the remaining term of the ESOP loan
    as a change in estimate.............................     (697)      (232)
   Reduced incentive compensation payments to the
    General Partner under the Incentive Compensation
    Agreement as a result of the ESOP Restructuring.....      271         90
                                                           ------     ------
                                                           $3,627     $1,162
                                                           ======     ======

(d) Pro forma net income includes the amortization of prepaid consideration related to the release of the Partnership's obligation to fund certain executive compensation expenses and the principal and interest on the indirect ESOP loan, as well as a reduction in the incentive compensation paid under the Incentive Compensation Agreement.

(e) Pro forma net income includes the recognition of accrued "top-up" contribution amortized on the straight-line basis over the 15-year term of the ESOP loan; total of $13,939 represents the estimated shortfall between the probable future distributions on the LP units to be issued and the total future ESOP debt costs; the expected rate of distributions on the LP Units is based on the Partnership's historical distribution pattern projected over the term of the ESOP loan; management will annually reevaluate the accrued "top-up" contribution, with any changes to be amortized over the remaining term of the ESOP loan as a change in estimate.

(f) Pro forma distributions to Unitholders include an increase in distributions related to the issuance of 1,546,988 LP Units in connection with the ESOP Restructuring.

(g) The pro forma supplemental cash flow information includes the effect of the exchange of BAC Common Stock for the release of the Partnership's obligation to fund certain executive compensation expenses and the principal and interest on the indirect ESOP loan, as well as a reduction in the incentive compensation paid under the Incentive Compensation Agreement.

                                                                      APPENDIX A

                     FORM OF LP UNIT SUBSCRIPTION AGREEMENT

  This LP Unit Subscription Agreement (this "Agreement"), dated as of       ,
1997, is entered into between BUCKEYE PARTNERS, L.P., a Delaware limited partnership (the "Partnership"), and BUCKEYE PIPE LINE SERVICES COMPANY, a Pennsylvania corporation (the "Company").

                                  WITNESSETH:

  Whereas, the BMC Acquisition Company Employee Stock Ownership Plan (the "ESOP") owns all of the outstanding shares of the Company;

  Whereas, the Company owns 63,000 shares of preferred stock, stated value $1,000 per share (the "Preferred Stock"), of BMC Acquisition Company, a Delaware corporation ("BAC"), previously contributed to the Company by the ESOP;

  Whereas, LaSalle National Bank, successor to Comerica Bank--Illinois, the trustee of the ESOP (the "Trustee"), has determined that it is in the best interests of the ESOP for the Company to exchange the Preferred Stock for limited partnership units of the Partnership ("LP Units") in accordance with the terms and conditions of this Agreement;

  Whereas, a special committee of disinterested directors of the board of directors of Buckeye Management Company, a Delaware corporation and general partner of the Partnership (the "General Partner"), has determined that the issuance of the LP Units in exchange for the Preferred Stock and the immediate exchange of the Preferred Stock for the release of certain obligations of the Partnership and its subsidiary operating partnerships in accordance with the Exchange Agreement of even date herewith in connection with the restructuring of the ESOP (collectively, the "Restructuring") is in the best interest of the Partnership; and

  Whereas, pursuant to Section 17.1(b) of the Amended and Restated Agreement of Limited Partnership dated as of December 23, 1986, as amended, of the Partnership (the "Partnership Agreement"), the holders of a majority of the LP Units have approved the issuance of the LP Units in connection with the Restructuring; and

  Whereas, it is a condition of the Partnership's, the General Partner's and the Trustee's willingness to go forward with the Restructuring that this Agreement be entered into and fully performed.

  Now, Therefore, the parties hereto, intending to be legally bound hereby, agree as follows:

                                   ARTICLE I

                                The Transaction

  1.01 Exchange of Preferred Stock for LP Units. On and as of the date of this Agreement (the "Closing Date") and as an integral step in the Restructuring, the Company will assign and transfer, of record and beneficially, 63,000 shares of Preferred Stock owned by the Company to the Partnership, and the Partnership
will issue    LP Units to the Company. Upon the issuance of such LP Units to the Company, the Company shall be admitted as a Limited Partner of the Partnership pursuant to the terms of the Partnership Agreement.

  1.02 Closing.

  (a) The closing for the transactions contemplated hereby (the "Closing") shall be held at the offices of Morgan, Lewis & Bockius LLP in Philadelphia contemporaneously with the execution of this Agreement;

  (b) At the Closing, the Company shall deliver to the Partnership certificates representing the Preferred Stock, duly endorsed for transfer to the Partnership or with separate stock transfer powers attached thereto and signed in blank; and

  (c) At the Closing, the Partnership shall deliver to the Company certificates representing the LP Units.

                                   ARTICLE II

          Representations, Warranties and Covenants of the Partnership

  The Partnership hereby represents, warrants and covenants to the Company as follows:

  2.01 Organization of the Partnership. The Partnership is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware. The Partnership has full partnership power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby, including without limitation to issue the LP Units pursuant to this Agreement.

  2.02 Authority. The execution and delivery by the Partnership of this Agreement, and the performance by the Partnership of its obligations hereunder, have been duly and validly authorized by all necessary partnership action on the part of the Partnership. This Agreement has been duly and validly executed and delivered by the Partnership and constitutes a legal, valid and binding obligation of the Partnership enforceable against the Partnership in accordance with its terms.

  2.03 LP Units. When issued for the consideration described herein, the LP Units will be validly issued pursuant to the terms of the Partnership Agreement and under applicable law. The delivery of the certificates at the Closing representing the LP Units in the manner provided in Section 1.02 will transfer to the Company good and valid title to the LP Units, free and clear of any lien, security interest or other defect of title of any kind, subject to the imposition immediately following the issuance of the LP Units of a security interest in favor of The Prudential Insurance Company of America and Pruco Life Insurance Company (the "ESOP Lenders") as contemplated by an Amended and
Restated Note Agreement (the "Note Agreement") dated as of       , 1997 between
the ESOP and the ESOP Lenders. The LP Units have been listed with the New York Stock Exchange.

  2.04 No Conflicts. The execution and delivery by the Partnership of this Agreement do not, and the performance by the Partnership of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

    (a) conflict with or result in a violation of any of the terms, conditions or provisions of the Partnership Agreement;

    (b) conflict with or result in a violation or breach of any term or provision of any law or governmental order applicable to the Partnership; or

    (c) conflict with or result in a violation or breach of, constitute a default under, or require the Partnership or any of its affiliated operating partnerships to obtain any consent of any third party under any contract to which the Partnership or any such operating partnership is bound.

  2.05 Governmental Approvals and Filings. No consent, approval or action of, filing with or notice to any governmental or regulatory authority on the part of the Partnership is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

  2.06 Buckeye SEC Reports. The Partnership's (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1996, as filed with the Securities and Exchange Commission ("SEC"), and the (ii) Quarterly Reports on 10-Q and Current Reports on 8-K as filed with the SEC subsequently thereto, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except any statement or omission which has been subsequently corrected or otherwise disclosed in a subsequent SEC filing.

  2.07 Tax Status of the Partnership. The Partnership is, and, following the transactions contemplated by this Agreement will continue to be, taxable as a partnership for Federal income tax purposes.

  2.08 Registration of LP Units. Immediately following the Closing, the Partnership shall use commercially reasonable efforts to (i) register with the SEC the LP Units on Form S-3 under the Securities Act of 1933, as amended, or other appropriate form, and (ii) shall maintain the effectiveness of such registration statement for as long as the Company continues to hold LP Units which are not freely tradeable in the absence of such registration statement.

  2.09 Investment Intent. The Partnership hereby represents and warrants to the Company that the Partnership is acquiring the BAC Preferred Stock for the Partnership's own account for investment and not with a view to the distribution thereof or with any present intention of selling any thereof to the public. The Partnership acknowledges that it has been informed by the Company that the BAC Preferred Stock has not been registered under the Securities Act and that the BAC Preferred Stock must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available. The Partnership also acknowledges that it is fully aware of the restrictions on disposing of the BAC Preferred Stock resulting from the provisions of the Securities Act and the General Rules and Regulations of the Securities and Exchange Commission thereunder (including, without limitation, Rule 144). The Company and the Partnership acknowledge that the sale, assignment or transfer of the BAC Preferred Stock to BAC or any of its affiliates (including, without limitation, the subsidiary operating partnerships of the Partnership, Buckeye Management Company and Buckeye Pipe Line Company) shall not violate this Section 2.09.

                                  ARTICLE III

                 Representations and Warranties of the Company

  The Company hereby represents and warrants to the Partnership as follows:

  3.01 Organization of the Company. The Company is a corporation duly organized, validly subsisting and in good standing under the laws of the Commonwealth of Pennsylvania. The Company has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby, including, without limitation, to own, hold, sell and transfer (pursuant to this Agreement) the Preferred Stock.

  3.02 Authority. The execution and delivery by the Company of this Agreement, and the performance by the Company of its obligations hereunder, have been duly and validly authorized by the Board of Directors of the Company and no other action on the part of the Company is necessary. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

  3.03 Preferred Stock. The delivery of the certificates at the Closing representing the Preferred Stock in the manner provided in Section 1.02 will transfer to the Partnership good and valid title to the Preferred Stock, free and clear of any lien, security interest or other defect of title of any kind, except as contemplated by the Note Agreement.

  3.04 No Conflicts. The execution and delivery by the Company of this Agreement do not, and the performance by the Company of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

    (a) conflict with or result in a violation of any of the terms, conditions or provisions of the charter or bylaws of the Company;

    (b) conflict with or result in a violation or breach of any term or provision of any law or governmental order applicable to the Company; or

    (c) conflict with or result in a violation or breach of, constitute a default under or require the Company to obtain any consent of any third party under any contract to which the Company is bound.

  3.05 Governmental Approvals and Filings. No consent, approval or action of, filing with or notice to any governmental or regulatory authority on the part of the Company is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except as may be required under the applicable securities laws to disclose the Company's ownership of the LP Units.

                                   ARTICLE IV

                               General Provisions

  4.01 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be delivered personally, sent by telecopier, by first class mail or by a nationally recognized overnight courier, postage prepaid. All such notices, requests, demands and other communications shall be addressed to the respective parties at the addresses set forth below, or to such other address or person as any party may designate by notice to the other parties in accordance herewith:

    If to the Partnership:           Buckeye Management Company
                                     Five Radnor Corporate Center
                                     Suite 445
                                     100 Matsonford Road
                                     Radnor, PA 19087
                                     Attn: Chairman
                                     Telecopier No.: (610) 971-9296

    With a copy to:                  Morgan, Lewis & Bockius LLP
                                     2000 One Logan Square
                                     Philadelphia, PA 19103-6993
                                     Attn: Howard L. Meyers, Esq.
                                     Telecopier No.: (215) 963-5299

    If to the Company:               Buckeye Pipe Line Services Company
                                     3900 Hamilton Boulevard
                                     Allentown, PA 18103
                                     Attn: President
                                     Telecopier No.: (610) 770-4549

    With copies to:                  LaSalle National Bank
                                     135 South LaSalle Street
                                     Chicago, IL 60674
                                     Attn: Corporate Trust Department
                                     Telecopier No.: (312) 904-2446

                                     and

                                     McBride, Baker & Coles
                                     500 West Madison Street
                                     40th Floor
                                     Chicago, IL 60661
                                     Attn: David Ackerman, Esq.
                                     Telecopier No.: (312) 993-9350

  4.02 Entire Agreement. This Agreement supersedes all prior discussions and agreements among the parties hereto with respect to the subject matter hereof and contains the sole and entire agreement among the parties hereto with respect to the subject matter hereof.

  4.03 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

  4.04 Waiver and Amendment. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or of any other covenant, duty, agreement or condition. Any amendment to this Agreement shall be effective only if in a writing signed by each of the parties hereto.

  4.05 Severability. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof, or of such provision in other respects, shall not be affected thereby.

  4.06 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

  4.07 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

  IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its officer duly authorized as of the date first above written.

                                          Buckeye Partners, L.P.

                                          By:  Buckeye Management Company

                                          By: _________________________________
                                            Name:
                                            Title:

                                          Buckeye Pipe Line Services Company

                                          By: _________________________________
                                            Name:
                                            Title:

                                                                      APPENDIX B

                           FORM OF EXCHANGE AGREEMENT

  THIS EXCHANGE AGREEMENT (this "Agreement"), dated as of       , 1997, is
entered into among BUCKEYE MANAGEMENT COMPANY, a Delaware corporation (the "General Partner"), BUCKEYE PARTNERS, L.P., a Delaware limited partnership (the "Partnership"), BUCKEYE PIPE LINE COMPANY, a Delaware corporation (the "Manager"), and BUCKEYE PIPE LINE COMPANY, L.P., a Delaware limited partnership, BUCKEYE PIPE LINE COMPANY OF MICHIGAN, L.P., a Delaware limited partnership, LAUREL PIPE LINE COMPANY, L.P., a Delaware limited partnership, EVERGLADES PIPE LINE COMPANY, L.P., a Delaware limited partnership and BUCKEYE TANK TERMINALS COMPANY, L.P., a Delaware limited partnership (together, the "Operating Partnerships") and BMC ACQUISITION COMPANY, a Delaware corporation and owner of all of the outstanding common stock of the General Partner ("BAC")
 .

                                  WITNESSETH:

  WHEREAS, the Partnership is a publicly traded limited partnership in which the General Partner is the general partner;

  WHEREAS, the Operating Partnerships are owned 99% by the Partnership, and 1% by the Manager, which acts as general partner of the Operating Partnerships (except Buckeye Pipe Line Company of Michigan, L.P., which is owned 98.01% by the Partnership and 1.99% by the Manager);

  WHEREAS, the Partnership is governed pursuant to an Amended and Restated Agreement of Limited Partnership (the "Master Partnership Agreement"), dated as of December 23, 1986, as amended, between the General Partner and the limited partners of the Partnership (the "Limited Partners"); the Operating Partnerships, other than Laurel, are governed pursuant to similar Amended and Restated Agreements of Limited Partnership, each dated as of December 23, 1986, as amended, between the Manager and the Partnership; and Laurel is governed pursuant to an Amended and Restated Agreement of Limited Partnership dated October 21, 1992, between the Manager and the Partnership (collectively, the "Operating Partnership Agreements");

  WHEREAS, a special committee (the "Special Committee") of disinterested directors of the General Partner has determined that it is in the best interests of the Partnership (i) to issue limited partnership units of the Partnership ("LP Units") to Buckeye Pipe Line Services Company, a Pennsylvania corporation (the "Company") whose shares of capital stock are owned by the BMC Acquisition Company Employee Stock Ownership Plan (the "ESOP"), in exchange for 63,000 shares of BMC Acquisition Company Series A Convertible Preferred Stock, stated value $1,000 per share (the "BAC Preferred Stock"), (ii) to have the Partnership convert the BAC Preferred Stock into BMC Acquisition Company Common Stock ("BAC Common Stock"), and (iii) to contribute the BAC Common Stock to the Operating Partnerships (collectively, the "Restructuring");

  WHEREAS, pursuant to the LP Unit Subscription Agreement dated contemporaneously herewith (the "LP Unit Subscription Agreement"), the
Partnership has issued     LP Units to the Company in exchange for the BAC
Preferred Stock;

  WHEREAS, pursuant to a notice to BAC of even date herewith, the Partnership has converted the BAC Preferred Stock received pursuant to the LP Unit Subscription Agreement into 484,615 shares of BAC Common Stock (the "Exchange Shares");

  WHEREAS, the Partnership has contributed an undivided interest in the Exchange Shares to the Operating Partnerships; and

  WHEREAS, the Operating Partnerships desire to transfer and assign the Exchange Shares to the Manager in exchange for the release of certain obligations that the Partnership has to the General Partner and the Operating Partnerships have to the Manager, and BAC, the General Partner and the Manager wish for the Manager to receive the Exchange Shares and to release such obligations of the Partnership and the Operating Partnerships, and for the Exchange Shares to be transferred by the Manager to the General Partner and by the General Partner to BAC, which shall thereafter hold the Exchange Shares as treasury stock.

  NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

                                   ARTICLE I

                                  The Exchange

  Upon the terms and subject to the conditions of this Agreement, the Operating Partnerships hereby agree to transfer and assign the Exchange Shares to the Manager in exchange for the release of certain obligations of the Partnership to the General Partner and of the Operating Partnerships to the Manager, as set forth in Article II below.

                                   ARTICLE II

                             Release of Obligations

  2.01 Obligations to Reimburse for Executive Compensation. (a) Upon the terms and subject to the conditions of this Agreement, BAC, the General Partner and the Manager, for themselves and their affiliates, successors and assigns, hereby and irrevocably release, relinquish and discharge the Partnership and the Operating Partnerships from any and all liability, obligation, claim, demand, action or suit of any kind or nature, in law or in equity, whatsoever, known or unknown, which may be asserted for or on account of or arising out of or in any manner relating to the Partnership's and/or the Operating Partnerships' obligations pursuant to Section 7.4(b) of the Master Partnership Agreement and the Operating Partnership Agreements or otherwise to reimburse BAC, the General Partner or the Manager for total compensation paid for executive level duties performed for the General Partner or the Manager with respect to the functions of operations, finance, legal, marketing and business development, and treasury, as well as President of the Manager following the date hereof. The parties hereto acknowledge that the individuals who presently perform these executive level functions are: Michael P. Epperly, Steven C. Ramsey, Stephen C. Muther, William H. Shea, Jr., David J. Martinelli and C. Richard Wilson, respectively, and their total compensation in all forms on a pro forma annualized basis for 1996 was $2,300,000. Nothing in this Section 2.01(a) shall be deemed to waive the obligations of the Partnership and the Operating Partnerships to reimburse the General Partner and the Manager for (i) employee fringe benefits and retirement benefits for their executives relating to services performed prior to the date hereof, (ii) obligations under severance agreements with their executives to the extent currently reimbursible under the Master Partnership Agreement or (iii) any obligations in respect of their executives which are not related to compensation, including, without limitation, indemnification obligations.

  (b) BAC, the General Partner and the Manager agree, unless the General Partner is removed as general partner of the Partnership, to perform the executive level functions referred to in Section 2.01(a) for the benefit of the Partnership and the Operating Partnerships in a manner satisfactory to the board of directors of the General Partner, which shall be of a quality, scope and nature equivalent to the executive level functions currently performed by the Manager.

  2.02 ESOP Contributions Generally. (a) From the date of this Agreement until all principal, interest and premium is paid in full under the Amended and Restated Note Agreement of even date herewith among the ESOP, The Prudential Insurance Company of America and Pruco Life Insurance Company (the "Note Agreement") (the "ESOP Period"), and only following the exhaustion of the "Top Up Reserve Fund" provided for in paragraph (b) below, the Partnership and the Operating Partnerships shall reimburse the General

Partner and the Manager, respectively, for (i) cash contributions made by the Company to the ESOP pursuant to the terms thereof, as necessary for the ESOP to make all payments of principal, interest (including additional interest payable as the result of an interest rate increase under paragraph 7 of the Note Agreement) and premium due under the Note Agreement (excluding, however, the accelerated portion of any payments which have become due and payable upon acceleration of such indebtedness as the result of a default under the Note Agreement), (ii) any income taxes incurred by the Company on the sale of LP Units made to satisfy the redemption obligations described in Section 2.03 below, and (iii) routine administrative charges and expenses common to employee stock ownership plans incurred in connection with the operation of the ESOP, in each case, to the extent distributions from LP Units owned by the Company are not sufficient to make all such payments. Following the ESOP Period, the Partnership and the Operating Partnerships shall have no further obligations to reimburse the General Partner or the Manager for contributions to the ESOP.

  (b) Top Up Reserve Fund. For purposes of this Agreement, the "Top Up Reserve Fund" shall mean the amount set forth on a statement delivered by the General Partner to the Partnership on the date hereof which is equal to the amount of all reimbursements associated with the ESOP made to the General Partner by the Partnership prior to the date hereof, minus the actual cash payments by the ESOP for principal and interest payments and routine administrative charges and expenses actually incurred by the ESOP.

  2.03 No ESOP Contributions for Departing Employees. The General Partner and the Manager acknowledge that neither the Partnership nor the Operating Partnerships shall be obligated to reimburse BAC, the General Partner or the Manager for obligations to redeem the ESOP accounts of departing employees upon the termination of their employment with the Company, or for any other costs or expenses of or relating to the operation of the ESOP other than those specified in Section 2.02(a) above.

  2.04 Representations and Warranties. BAC, the General Partner and the Manager hereby represent and warrant to the Partnership and the Operating Partnerships that (a) neither the Company nor any entity treated as a single employer with the Company under Sections 414(b), 414(c), 414(m), or 414(o) of the Internal Revenue Code of 1986, as amended (the "Code"), or Section 4001(b) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), has incurred any liability under any provision of ERISA or other applicable law relating to the ESOP; (b) the ESOP has been administered, in all material respects, in compliance with its terms and complies, both in form and operation, with the applicable provisions of ERISA (including, without limitation, the funding and prohibited transactions provisions thereof), the Code and other applicable laws; (c) the ESOP has been determined by the Internal Revenue Service to be qualified within the meaning of Section 401 of the Code, and neither BAC, the General Partner nor the Manager is aware of any fact or circumstances which would adversely affect the qualified status of the ESOP; and (d) the restructuring of the ESOP contemplated by this agreement does not constitute a "prohibited transaction" under ERISA.

  2.05 Certain Agreements. (a) The parties acknowledge that nothing in the Services Agreement (the "Services Agreement") of even date herewith among the General Partner, the Manager and the Company shall be deemed to enlarge the obligation of the Partnership to reimburse the General Partner under the Master Partnership Agreement or the obligation of the Operating Partnerships to reimburse the Manager under the Operating Partnership Agreements. Furthermore, the Partnership and the Operating Partnerships shall have no obligation to reimburse the General Partner or the Manager for the amounts paid to the Company pursuant to Article V of the Services Agreement unless such amounts were paid as reimbursement for costs and expenses for which the General Partner or the Manager would be entitled to reimbursement under the Master Partnership Agreement or the Operating Partnership Agreements, as such agreements are modified by the terms hereof, if the General Partner or the Manager had incurred such costs and expenses directly. In addition, the Partnership and the Operating Partnerships shall have no obligation to reimburse the General Partner or the Manager for amounts paid to the Company pursuant to Article VI of the Services Agreement unless such amounts were paid as indemnification for damages and expenses for which the General Partner or the Manager would be entitled to indemnification under the Master Partnership Agreement or the Operating Partnership Agreements if the General Partner or the Manager had incurred such damages or expenses directly.

  (b) The Partnership and each of the Operating Partnerships hereby waive any right of offset or counterclaim or similar right it may have against the General Partner or the Manager (including, without limitation, as a result of any Forfeiture Payment (as hereinafter defined) due from the General Partner and the Manager pursuant to Section 3.01), with respect to their respective obligations to reimburse the General Partner or the Manager, as the case may be, for contributions to the ESOP pursuant to Section 2.02 hereof.

  (c) The parties acknowledge that the Partnership and the Operating Partnerships are not obligated to reimburse the General Partner or the Manager if any tax is owed by BAC, the General Partner or the Manager pursuant to
Section 83 of the Internal Revenue Code as a result of the Restructuring.

                                  ARTICLE III

                                   Forfeiture

  3.01 Failure to Act as General Partner Over the ESOP Period. Except to the extent this obligation is assumed by a successor general partner pursuant to
Section 3.02, if, prior to the end of the ESOP Period, the General Partner ceases to be the general partner of the Partnership or the Manager ceases to be the general partner of all of the Operating Partnerships (the "Termination Date") for any reason other than in connection with the dissolution of the Partnership under Section 14.1(d) of the Master Partnership Agreement, BAC, the General Partner and the Manager shall jointly and severally be obligated to pay to the Operating Partnerships in cash in a lump sum payment an aggregate amount (the "Forfeiture Payment") equal to the product of (A) the greater of (i) $ [market value of LP Units issued to the Company] or (ii) the fair market value (as determined by an independent appraiser selected by the Partnership) of the Exchange Shares, which shall be held by BAC as treasury stock until the end of the ESOP Period on the Termination Date (before giving effect to the termination) multiplied by (B) the fraction, the numerator of which is the amount of time (expressed in whole years) before the expiration of the scheduled amortization of the ESOP loan, and the denominator of which is 15. Any payment made pursuant to this Section 3.01 by BAC, the General Partner or the Manager will not be reimbursable by the Partnership or the Operating Partnerships.

  3.02 Assumption of Forfeiture Obligation by a Successor General Partner. If the General Partner is removed as general partner of the Partnership or the Manager is removed as general partner of one or more of the Operating Partnerships during the ESOP Period (but not if the General Partner or the Manager voluntarily withdraws as general partner) pursuant to Section 13.1(b) of the Master Partnership Agreement, the General Partner may cause the successor general partner of the Partnership and the Manager may cause the successor general partner of the Operating Partnerships to assume their respective obligations, liabilities and duties under this Agreement.

  3.03 ESOP Loan Secured. The Partnership and the Operating Partnerships acknowledge that BAC, the General Partner and the Manager have each executed and delivered a Guaranty Agreement pursuant to which each has guaranteed the payment and performance of all obligations under the Note Agreement and related documents (the "Note Obligations"), that such guaranty obligations are secured by substantially all assets of BAC, the General Partner and the Manager and, that, as a result, all claims of the Partnership and the Operating Partnerships against BAC, the General Partner and the Manager in respect of the Forfeiture Payment will effectively be subordinated to the Note Obligations.

                                   ARTICLE IV

                            Tax Indemnity Agreement

  4.01 Indemnification by the General Partner and the Manager. BAC, the General Partner and the Manager shall, jointly and severally, reimburse and indemnify and hold the Partnership and each Operating

Partnership harmless against and in respect of any and all damage, loss, liability, deficiency, settlement payments, interest (including any increase in the rate of interest paid on any loan to the ESOP), penalties, obligations, levies or expenses (including without limitation reasonable legal fees and expenses) (collectively, "Damages") in connection with, resulting from or relating to one of (i) the failure of the lenders to the ESOP to qualify pursuant to Section 133 of the Internal Revenue Code for the interest received exclusion in connection with the loan to the ESOP as a result of the Restructuring or (ii) any excise tax imposed as a result of the Restructuring (each, a "Tax Risk"). The Partnership and the Operating Partnerships shall pay to the ESOP or the lenders to the ESOP (in the case of the Tax Risk described above in clause (i) of this Section 4.01), or to the appropriate taxing authority or other third party (in the case of the Tax Risk described above in clause (ii) of this Section 4.01) any Damages in the event that a Tax Risk is incurred, subject to the foregoing reimbursement obligation. Neither BAC, the General Partner, the Manager nor their affiliates shall be entitled to reimbursement from the Partnership or any Operating Partnership for any indemnification payment made pursuant to this Article IV.

  4.02 Selection of Tax Risk. The disinterested directors of the board of directors of the General Partner shall determine the Tax Risk for which the Partnership and the Operating Partnerships shall be entitled to indemnification from BAC, the General Partner and the Manager and such directors may make such determination at any time. Such determination shall be communicated to the entire board of directors in writing and once so communicated may not be modified or revoked.

  4.03 Loan From Partnership. Subject to Section 7.7(g) of the Master Partnership Agreement, in the event that a Tax Risk is incurred, and the Partnership or the Operating Partnerships incur the Damages associated therewith, the General Partner shall issue to the Partnership a promissory note (the "Note") for the amount of the Damages, with interest calculated at the rate (including points or other financing charges or fees) that the General Partner would be charged by an unrelated lender on a comparable loan. The Note shall be payable by right of offset of the amounts due to the General Partner under the Amended and Restated Incentive Compensation Agreement dated as of March 22, 1996, as amended from time to time, until the Note is paid in full.

                                   ARTICLE V

                                  The Closing

  5.01 Date and Time. The closing for the transactions contemplated hereby (the "Closing") shall be held at the offices of Morgan, Lewis & Bockius LLP in Philadelphia contemporaneously with the execution of this Agreement.

  5.02 Economic Effect. The parties desire to give economic effect to the transactions contemplated by this Agreement as of 11:59 p.m. on the date of Closing.

  5.03 Closing Deliveries. At the Closing, the Operating Partnerships shall deliver to the Manager certificates representing the Exchange Shares, duly endorsed for transfer to the Manager or with separate stock transfer powers attached thereto and signed in blank.

                                   ARTICLE VI

                               General Provisions

  6.01 Entire Agreement. This Agreement supersedes all prior discussions and agreements among the parties hereto with respect to the subject matter hereof and contains the sole and entire agreement among the parties hereto with respect to the subject matter hereof.

  6.02 Headings. The heading used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

  6.03 Waiver and Amendment. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or of any other covenant, duty, agreement or condition. Any amendment to this Agreement shall be effective only if in a writing signed by each of the parties hereto.

  6.04 Severability. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof, or of such provision in other respects, shall not be affected thereby.

  6.05 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

  6.06 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

  IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its officer duly authorized as of the date first above written.

                                          Buckeye Management Company

                                          By: _________________________________
                                            Name:
                                            Title:

                                          Buckeye Partners, L.P.

                                          By: Buckeye Management Company
                                                as General Partner

                                          By: _________________________________
                                            Name:
                                            Title:

                                          Buckeye Pipe Line Company

                                          By: _________________________________
                                            Name:
                                            Title:

                                          Buckeye Pipe Line Company
                                           of Michigan, L.P.

                                          By: Buckeye Pipe Line Company,
                                                as General Partner

                                          By: _________________________________
                                            Name:
                                            Title:

                                          Laurel Pipe Line Company, L.P.

                                          By: Buckeye Pipe Line Company,
                                                as General Partner

                                          By: _________________________________
                                            Name:
                                            Title:

                                          Everglades Pipe Line Company, L.P.

                                          By: Buckeye Pipe Line Company,
                                                as General Partner

                                          By: _________________________________
                                            Name:
                                            Title:

                                          Buckeye Tank Terminals
                                           Company, L.P.

                                          By: Buckeye Pipe Line Company,
                                                as General Partner

                                          By: _________________________________
                                            Name:
                                            Title:

                                          Buckeye Pipe Line Company, L.P.

                                          By: Buckeye Pipe Line Company,
                                                as General Partner

                                          By: _________________________________
                                            Name:
                                            Title:

                                          BMC Acquisition Company

                                          By: _________________________________
                                            Name:
                                            Title:

                                                                      APPENDIX C

           FORM OF AMENDMENT NO. 3 TO AMENDED AND RESTATED AGREEMENT
                OF LIMITED PARTNERSHIP OF BUCKEYE PARTNERS, L.P.

  THIS AMENDMENT is made as of       , 1997 by Buckeye Management Company, a
Delaware corporation ("BMC" or the "General Partner").

  WHEREAS, BMC is the general partner of Buckeye Partners, L.P., a Delaware limited partnership (the "Partnership");

  WHEREAS, the Partnership is governed under an Amended and Restated Agreement of Limited Partnership, dated as of December 23, 1986, as amended by Amendment No. 1 dated as of July 18, 1995, and Amendment No. 2 dated as of March 22, 1996 (the "Partnership Agreement");

  WHEREAS, Section 15.1 of the Partnership Agreement provides that the General Partner may amend any provision of the Partnership Agreement without the consent of the limited partners of the Partnership to reflect any change that in the good faith opinion of the General Partner does not adversely affect the limited partners of the Partnership in any material respect;

  WHEREAS, the limited partners of the Partnership have approved this Amendment pursuant to Section 15.2 of the Partnership Agreement at a meeting held on
 , 1997; and

  WHEREAS, the Partnership has received an opinion of counsel of Morgan, Lewis & Bockius LLP that this Amendment will not result in the loss of limited liability of any limited partner of the Partnership or result in the Partnership or any Operating Partnership (as defined in the Partnership Agreement) being treated as an association taxable as a corporation for federal income tax purposes.

  NOW THEREFORE, intending to be legally bound, the Partnership Agreement is hereby amended as follows:

    1. All terms used in this Amendment but not otherwise defined in this Amendment shall have the meaning set forth for such terms in the Partnership Agreement.

    2. The definition of "Affiliate" in Article 1 of the Partnership Agreement is hereby amended to add the following sentence:

    For purposes of this Agreement, Buckeye Pipe Line Services Company, a Pennsylvania corporation which provides services to the General Partner and the Manager, shall be deemed an Affiliate of the General Partner.

    3. The definition of "Designated Expenses" in Article 1 of the Partnership Agreement is hereby amended and restated in its entirety to read as follows:

    "Designated Expenses" mean all costs and expenses (direct or indirect) incurred by the General Partner which are directly or indirectly related to the formation, capitalization, business or activities of the Partnership and the Operating Partnerships (including, without limitations, expenses, direct or indirect, reasonably allocated to the General Partner by its Affiliates); provided, however, that Designated Expenses shall not include (a) any cost or expense for which the General Partner is not entitled to be reimbursed by reason of the proviso at the end of Section 7.11(b), (b) severance costs not permitted to be reimbursed pursuant to the Management Agreements in connection with the withdrawal of the Manager, (c) any amounts which the General Partner receives as incentive compensation under the Incentive Compensation Agreement and pays over to officers or employees of the Manager or (d) any cost or expense for which the General Partner and its Affiliates are not entitled to be reimbursed pursuant to the terms of the Exchange Agreement.

    4. The definition of "Distribution Support Agreement" in Article 1 of the Partnership Agreement is hereby amended to read "Incentive Compensation Agreement" to reflect the changes in that agreement set forth in the Amended and Restated Incentive Compensation Agreement dated as of March 22, 1996, as amended, and all references to "Distribution Support Agreement" are hereby changed to "Incentive Compensation Agreement."

    5. The definition of "ESOP" in Article 1 of the Partnership Agreement is hereby amended to be the Buckeye Pipe Line Services Company Employee Stock Ownership Plan, as amended.

    6. Article 1 of the Partnership Agreement is hereby amended to add the following definition:

    "Exchange Agreement" means the Exchange Agreement, dated as of    ,
    1997 among the General Partner, the Manager, the Partnership and each of the Operating Partnerships and BMC Acquisition Company.

    7. The following phrase is hereby added to the end of Section 4.1(b) of the Partnership Agreement:

    , unless the General Partner receives an Opinion of Counsel that the failure to make such additional Capital Contribution would not result in the Partnership or any of the Operating Partnerships being treated as an association taxable as a corporation for federal income tax purposes.

    8. A new Section 12.4 shall be added to the Partnership Agreement to read as follows:

    12.4 Admission of Buckeye Pipe Line Services Company as an Additional Limited Partner. Buckeye Pipe Line Services Company shall automatically be admitted as a Limited Partner at the time (i) the Partnership and Buckeye Pipe Line Services Company execute and deliver an LP Unit Subscription Agreement and (ii) the General Partner lists Buckeye Pipe Line Services Company as a limited partner of the Partnership in the records of the Partnership.

    9. Section 13.1(a) of the Partnership Agreement is hereby amended in its entirety as follows:

    13.1 Withdrawal or Removal of the General Partner. (a) BMC agrees to act as General Partner of the Partnership until the later of (i) the date which is twenty-five years after the Time of Delivery or (ii) the date the ESOP loan is paid in full, subject to its right to transfer all of its GP Units pursuant to Section 11.1. At any time after the later of (i) date which is twenty-five years after the Time of Delivery or (ii) the date the ESOP loan is paid in full, the General Partner may withdraw from the Partnership effective upon at least 90 days' advance written notice to the Limited Partners, such withdrawal to take effect on the date specified in such notice, provided that such withdrawal is approved by an Eighty Percent Interest or the Partnership has received an Opinion of Counsel that such withdrawal would not result in the loss of limited liability of any Limited Partner or result in the Partnership or any Operating Partnership being treated as an association taxable as a corporation for federal income tax purposes. Any such withdrawal shall also constitute the withdrawal of the Manager from the Operating Partnerships, as provided in the Operating Partnership Agreements. If the General Partner gives a notice of withdrawal, a Majority Interest may, prior to the effective date of such withdrawal, approve a successor General Partner. The Person so approved (or its designated Affiliates) shall become the successor general partner or partners of the Operating Partnerships, as provided in the Operating Partnership Agreements. If no successor General Partner is so approved, the Partnership shall be dissolved pursuant to
    Section 14.1. BMC further agrees that it shall not permit the Manager to withdraw as general partner of any Operating Partnership, except in connection with the withdrawal of BMC as General Partner.

    10. Section 13.1(b) of the Partnership Agreement is amended and restated in its entirety to read as follows:

    (b) The General Partner may be removed only by an Eighty Percent Interest, and only if (i) in connection therewith, a successor General Partner is approved by a Majority Interest, (ii) the Partnership shall have received an Opinion of Counsel that the removal of the General Partner and the approval of a successor General Partner will not result in the loss of limited liability of any Limited Partner or cause the Partnership or any of the Operating Partnerships to be treated as an association taxable as a corporation for federal income tax purposes,
    (iii) the successor General

    Partner or an Affiliate thereof assumes the liabilities and obligations of the General Partner and its Affiliates under the Exchange Agreement and agrees to indemnify and hold harmless the General Partner and its Affiliates from any liability or obligation arising out of, or causes the General Partner and its Affiliates to be released from, any and all liabilities and obligations (including loan guarantees) under fringe benefit plans sponsored by the General Partner or any of its Affiliates in connection with the business of the Partnership or any of the Operating Partnerships, except as otherwise prohibited by this Agreement, and (iv) all required regulatory approvals for removal of the Manager shall have been obtained. Such removal shall be effective upon the admission of the successor General Partner pursuant to Section
    12.3. The Person so approved (or its designated Affiliates) shall become the successor general partner or partners of the Operating Partnerships, as provided in the Operating Partnership Agreements.

    11. Section 13.2 of the Partnership Agreement is amended and restated in its entirety to read as follows:

    13.2 Sale of Former General Partner's Interest. If a successor General Partner is approved pursuant to Section 13.1 or 14.2 or the proviso to
    Section 14.1, such successor shall purchase the GP Units of the former General Partner for an amount in cash equal to the fair market value thereof, determined as of the date the successor General Partner is admitted pursuant to Section 12.3. The fair market value of the GP Units shall include the value of all rights associated with being the General Partner, including, without limitation, the General Partner's pro rata interest in the Partnership, the right to receive incentive compensation pursuant to the Incentive Compensation Agreement or compensation under any other agreement between the Partnership and the General Partner in effect on the date the successor General Partner is so admitted, and shall be reduced by the value of the assumption by the successor General Partner or its Affiliate of the obligations of the General Partner and its Affiliates pursuant to Section 13.1(b)(iii). Such fair market value shall be determined by agreement between the former General Partner and its successor or, failing agreement within 30 days after the date the successor General Partner is so admitted, by a firm of independent appraisers jointly selected by the former General Partner and its successor (or, if the former General Partner and its successor cannot agree on the selection of such a firm within 45 days after the date the successor General Partner is so admitted, by a firm of independent appraisers selected by two firms, one of which will be selected by the former General Partner and the other of which will be selected by the successor).

    12. Any provision of the Partnership Agreement which is inconsistent with the provisions of this Amendment shall be deemed amended to effectuate the intention expressed herein. Every other provision of the Partnership Agreement shall remain unchanged and in full force and effect.

    13 The General Partner and the Manager may amend any provision of the Operating Partnership Agreements and the Management Agreements without the consent of the Limited Partners which the General Partner in its sole discretion believes is necessary or desirable to conform such agreements to the provisions of this Amendment.

    14. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

  IN WITNESS WHEREOF, this Amendment has been executed as of the day and year first above written.

                                          Buckeye Management Company,
                                           as General Partner

                                          By: _________________________________
                                            Name:
                                            Title:

                                          LIMITED PARTNERS,
                                          All Limited Partners now or
                                          hereafter admitted as limited
                                          partners of the Partnership,
                                          pursuant to a power of attorney or
                                          authorization executed in favor of,
                                          and delivered to, the General
                                          Partner.

                                          By: Buckeye Management Company,
                                               as General Partner

                                          By: _________________________________
                                            Name:
                                            Title:

                                                                      APPENDIX D

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------



                         AMENDED AND RESTATED AGREEMENT

                                       OF

                              LIMITED PARTNERSHIP

                                       OF

                             BUCKEYE PARTNERS, L.P.

                               DECEMBER 23, 1986
                (AS AMENDED AND RESTATED THROUGH MARCH 22, 1996)



--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             BUCKEYE PARTNERS, L.P.

                               TABLE OF CONTENTS

                                   ARTICLE I

                                  Definitions

"APU"....................................................................... D-1
"APU Capital Account"....................................................... D-1
"Affiliate"................................................................. D-1
"Agent"..................................................................... D-1
"Agreed Value".............................................................. D-1
"Agreement"................................................................. D-1
"BMC"....................................................................... D-1
"Business Day".............................................................. D-1
"Capital Accounts".......................................................... D-1
"Capital Contribution"...................................................... D-1
"Carrying Value"............................................................ D-1
"Certificate of Limited Partnership"........................................ D-2
"Code"...................................................................... D-2
"Contributed Property"...................................................... D-2
"Contributing Partner"...................................................... D-2
"Credit Support Agreement".................................................. D-2
"Delaware Act".............................................................. D-2
"Designated Expenses"....................................................... D-2
"Distribution Support Agreement"............................................ D-2
"Eighty Percent Interest"................................................... D-2
"Exchange Act".............................................................. D-2
"First Mortgage Notes"...................................................... D-2
"First Tier Operating Partnerships"......................................... D-2
"General Partner"........................................................... D-2
"GP Unit"................................................................... D-3
"Indemnitee"................................................................ D-3
"Issue Price"............................................................... D-3
"Limited Partner"........................................................... D-3
"Liquidator"................................................................ D-3
"LP Certificate"............................................................ D-3
"LP Unit"................................................................... D-3
"Majority Interest"......................................................... D-3
"Management Agreements"..................................................... D-3
"Manager"................................................................... D-3
"Mortgage Note Indenture"................................................... D-3
"NASDAQ".................................................................... D-3
"National Securities Exchange".............................................. D-3
"Net Agreed Value".......................................................... D-3
"Operating Partnership Agreements".......................................... D-3
"Operating Partnerships".................................................... D-3
"Opinion of Counsel"........................................................ D-3
"Organizational Limited Partner"............................................ D-4
"Partner"................................................................... D-4
"Partnership"............................................................... D-4

"Partnership Interest"...................................................... D-4
"Penn Central".............................................................. D-4
"Percentage Interest"....................................................... D-4
"Person".................................................................... D-4
"Pipe Line"................................................................. D-4
"Purchase Agreements"....................................................... D-4
"Recapture Income".......................................................... D-4
"Record Date"............................................................... D-4
"Record Holder" or "Holder"................................................. D-4
"Registration Statement".................................................... D-4
"Restricted Payment"........................................................ D-4
"Securities Act"............................................................ D-4
"Time of Delivery".......................................................... D-4
"Transfer Agent"............................................................ D-4
"Two-Thirds Interest"....................................................... D-5
"Underwriters".............................................................. D-5
"Underwriting Agreement".................................................... D-5
"Unit"...................................................................... D-5
"Unit Price"................................................................ D-5
"Units Register"............................................................ D-5
"Unrealized Gain"........................................................... D-5
"Unrealized Loss"........................................................... D-5

                                   ARTICLE II

                             Organizational Matters

 2.1 Formation.............................................................. D-5
 2.2 Name................................................................... D-5
 2.3 Principal Office; Registered Office.................................... D-6
 2.4 Power of Attorney...................................................... D-6
 2.5 Term................................................................... D-7
 2.6 Organizational Limited Partner......................................... D-7
 2.7 Organizational Certificate............................................. D-7

                                  ARTICLE III

                                    Purpose

 3.1 Purpose................................................................ D-7

                                   ARTICLE IV

  Capital Contributions; Purchases Pursuant to Purchase Agreements; Additional
                                   Issuances

 4.1 General Partner Contributions.......................................... D-7
 4.2 Limited Partner Contributions.......................................... D-7
 4.3 Purchases Pursuant to Purchase Agreement............................... D-8
 4.4 Issuances of Additional LP Units, APUs and Other Securities............ D-8
 4.5 No Preemptive Rights................................................... D-8
 4.6 No Interest............................................................ D-8
 4.7 Loans from Partners.................................................... D-8

                                   ARTICLE V

            Capital Accounts and APU Capital Account; Distributions

 5.1  Capital Accounts and APU Capital Account............................  D-8
 5.2  Distributions in Respect of Units; Redemption of APUs............... D-10

                                    ARTICLE VI

                                Income Tax Matters

 6.1  Tax Allocations..................................................... D-10
 6.2  Preparation of Tax Returns.......................................... D-11
 6.3  Tax Elections....................................................... D-11
 6.4  Tax Controversies................................................... D-11
 6.5  Withholding......................................................... D-11

                                   ARTICLE VII

              Management and Operation of Business; Indemnification

 7.1  Powers of General Partner........................................... D-11
 7.2  Duties of General Partner........................................... D-12
 7.3  Reliance by Third Parties........................................... D-13
 7.4  Compensation and Reimbursement of the General Partner............... D-13
 7.5  Purchase or Sale of LP Units........................................ D-13
 7.6  Partnership Funds................................................... D-13
 7.7  Outside Activities; Contracts with Affiliates; Loans to or from Af-
         filiates......................................................... D-13
 7.8  Tax Basis and Value Determinations.................................. D-14
 7.9  Resolution of Conflicts of Interest; Standard of Care............... D-14
 7.10 Other Matters Concerning the General Partner........................ D-15
 7.11 Limited Liability; Indemnification.................................. D-15

                                  ARTICLE VIII

                   Rights and Obligations of Limited Partners

 8.1  Limitation of Liability............................................. D-16
 8.2  Management of Business.............................................. D-16
 8.3  Outside Activities.................................................. D-16
 8.4  Return of Capital................................................... D-16
 8.5  Rights of Limited Partners Relating to the Partnership.............. D-16

                                    ARTICLE IX

                      Books, Records, Accounting and Reports

 9.1  Books, Records and Accounting....................................... D-17
 9.2  Fiscal Year......................................................... D-17
 9.3  Reports............................................................. D-17

                                   ARTICLE X

         Issuance of LP Certificates; Transfer and Exchange of LP Units

10.1 Initial Issuance of LP Certificates................................... D-18
10.2 Registration, Registration of Transfer and Exchange................... D-18
10.3 Mutilated, Destroyed, Lost or Stolen LP Certificates.................. D-18
10.4 Persons Deemed Owners................................................. D-19

                                   ARTICLE XI

                              Transfer of Gp Units

11.1 Transfer of GP Units.................................................. D-19
11.2 Successor General Partner............................................. D-19

                                  ARTICLE XII

  Admission of Initial and Substituted Limited Partners and Successor General
                                    Partner

12.1 Admission of Initial Limited Partners................................. D-19
12.2 Admission of Substituted Limited Partners............................. D-19
12.3 Admission of Successor General Partner................................ D-19

                                  ARTICLE XIII

                  Withdrawal or Removal of the General Partner

13.1 Withdrawal or Removal of the General Partner.......................... D-19
13.2 Sale of Former General Partner's Interest............................. D-20

                                  ARTICLE XIV

                          Dissolution and Liquidation

14.1 Dissolution........................................................... D-20
14.2 Reconstitution........................................................ D-21
14.3 Liquidation........................................................... D-21
14.4 Distribution in Kind.................................................. D-22
14.5 Cancellation of Certificate of Limited Partnership.................... D-22
14.6 Return of Capital..................................................... D-22
14.7 Waiver of Partition................................................... D-22

                                   ARTICLE XV

                       Amendment of Partnership Agreement

15.1 Amendments Which May be Adopted Solely by the General Partner......... D-22
15.2 Other Amendments...................................................... D-23
15.3 Amendment Requirements................................................ D-23

                                  ARTICLE XVI

                                    Meetings

16.1  Meetings.............................................................. D-23
16.2  Record Date........................................................... D-24
16.3  Conduct of Meeting.................................................... D-24
16.4  Action Without a Meeting.............................................. D-24

                                   ARTICLE XVII

                               Certain Restrictions

17.1  Additional Units...................................................... D-24
17.2  Additional Indebtedness............................................... D-24
17.3  Capital Expenditures.................................................. D-25
17.4  Certain Amendments.................................................... D-25
17.5  Sale of Assets........................................................ D-25
17.6  Restricted Payments by General Partner or Manager..................... D-25

                                  ARTICLE XVIII

                             Right to Purchase Units

18.1  Right to Purchase Units............................................... D-25
18.2  Notice of Election to Purchase........................................ D-26
18.3  Purchase and Transfer of Units........................................ D-26

                                   ARTICLE XIX

                                General Provisions

19.1  Opinions Regarding Taxation as a Partnership.......................... D-26
19.2  Personal Property..................................................... D-26
19.3  Addresses and Notices................................................. D-26
19.4  Headings.............................................................. D-27
19.5  Binding Effect........................................................ D-27
19.6  Integration........................................................... D-27
19.7  Waiver................................................................ D-27
19.8  Counterparts.......................................................... D-27
19.9  Severability.......................................................... D-27
19.10 Applicable Law........................................................ D-27

                         AMENDED AND RESTATED AGREEMENT

                                       OF

                              LIMITED PARTNERSHIP

                                       OF

                             BUCKEYE PARTNERS, L.P.

  THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP, dated as of December 23, 1986 (as amended and restated through March 22, 1996), is entered into by and among BUCKEYE MANAGEMENT COMPANY, a Delaware corporation, and PENNSYLVANIA COMPANY, a Delaware corporation, together with the additional Persons that become Partners of the Partnership as provided herein.

                                   ARTICLE I

                                  Definitions

  The following definitions shall for all purposes, unless otherwise clearly indicated to the contrary, apply to the terms used in this Agreement.

  "APU" means a Partnership Interest issued pursuant to the Credit Support Agreement or the Distribution Support Agreement.

  "APU Capital Account" means the capital account maintained with respect to APUs pursuant to Section 5.1(b).

  "Affiliate" means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with the Person in question; provided, however, that, for purposes of the restrictive provisions of Sections 7.6, 7.7 and 7.9, neither the Partnership nor any of the Operating Partnerships nor any of their respective subsidiaries shall be deemed to be affiliates of the General Partner. As used herein, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

  "Agent" has the meaning specified in Section 2.4

  "Agreed Value" of any Contributed Property means the fair market value of such property as of the time of contribution (or, in the case of cash, the amount thereof), as determined by the General Partner using such reasonable method of valuation as it may adopt.

  "Agreement" means this amended and restated agreement of limited partnership, as amended or restated from time to time.

  "BMC" means Buckeye Management Company, a Delaware corporation.

  "Business Day" means any day other than a Saturday, a Sunday, or a legal holiday recognized as such by the Government of the United States or the State of New York.

  "Capital Accounts" mean the capital accounts maintained with respect to Units pursuant to Section 5.1(a).

  "Capital Contribution" means any Contributed Property which a Partner contributes to the Partnership.

  "Carrying Value" means (a) with respect to Contributed Property, the Agreed Value of such property reduced as of the time of determination (but not below zero) by (i) all depreciation, cost recovery and amortization deductions charged to the Capital Accounts pursuant to Section 5.1(a) with respect to such property and (ii) an appropriate amount to reflect any sales, retirements and other dispositions of assets included in such property, and (b) with respect to any other property, the adjusted basis of such property for federal income tax purposes as of the time of determination, in any case as may be adjusted from time to time pursuant to Section 5.1(f).

  "Certificate of Limited Partnership" means the Amended and Restated Certificate of Limited Partnership filed with the Secretary of State of the State of Delaware as described in the first sentence of Section 2.7, as amended or restated from time to time.

  "Code" means the Internal Revenue Code of 1986, as amended from time to time.

  "Contributed Property" means any cash, property or other consideration (in such form as may be permitted under the Delaware Act) contributed to the Partnership.

  "Contributing Partner" means any Partner contributing Contributed Property to the Partnership in exchange for Units (or any transferee of such Units).

  "Credit Support Agreement" means the credit support agreement, dated as of the date hereof, among BMC, the Partnership, Pipe Line and Penn Central, as amended or restated from time to time.

  "Delaware Act" means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time, and any successor to such Act.

  "Designated Expenses" mean all costs and expenses (direct or indirect) incurred by the General Partner which are directly or indirectly related to the formation, capitalization, business or activities of the Partnership and the Operating Partnerships (including, without limitation, expenses, direct or indirect, reasonably allocated to the General Partner by its Affiliates); provided, however, that Designated Expenses shall not include (a) any cost or expense for which the General Partner is not entitled to be reimbursed by reason of the proviso at the end of Section 7.11(b), (b) severance costs not permitted to be reimbursed pursuant to the Management Agreements in connection with the withdrawal of the Manager or (c) any amounts which the General Partner receives as incentive compensation under the Distribution Support Agreement and pays over to officers or employees of the Manager.

  "Distribution Support Agreement" means the distribution support, incentive compensation and APU redemption agreement, dated as of the date hereof, among BMC, the Partnership and Penn Central, as amended or restated from time to time.

  "Eighty Percent Interest" means Limited Partners holding an aggregate of at least 80% of the outstanding LP Units.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and any successor to such statute.

  "First Mortgage Notes" mean the $300 million aggregate principal amount of First Mortgage Notes due serially from 1988 to 2006 to be issued by Buckeye Pipe Line Company, L.P., a Delaware limited partnership, at or around the Time of Delivery.

  "First Tier Operating Partnerships" mean the Operating Partnerships other than Buckeye Pipe Line Company of Michigan, L.P.

  "General Partner" means BMC, in its capacity as the general partner of the Partnership, and any successor to BMC as such general partner.

  "GP Unit" means a Partnership Interest issued pursuant to Section 4.1 and representing a general partner's interest in the Partnership.

  "Indemnitee" means the General Partner, any Affiliate of the General Partner, any Person who is or was a director, officer, employee or agent of the General Partner or any such Affiliate, or any Person who is or was serving at the request of the General Partner or any such Affiliate as a director, officer, partner, trustee, employee or agent of another Person.

  "Issue Price" means the price at which a Unit or an APU is purchased from the Partnership.

  "Limited Partner" means any limited partner of the Partnership.

  "Liquidator" has the meaning specified in Section 14.3.

  "LP Certificate" means a certificate issued by the Partnership, substantially in the form of Annex A to this Agreement, evidencing ownership of one or more LP Units.

  "LP Unit" means a Partnership Interest issued pursuant to Section 4.2 or 4.4 and representing a limited partner's interest in the Partnership.

  "Majority Interest" means Limited Partners holding an aggregate of more than 50% of the outstanding LP Units.

  "Management Agreements" mean the management agreements, dated as of November 18, 1986, pursuant to which the Manager will manage the Operating Partnerships, in each case as amended or restated from time to time.

  "Manager" means Pipe Line, in its capacity as the general partner and manager of the Operating Partnerships, and any successor to Pipe Line as such general partner and manager.

  "Mortgage Note Indenture" means the indenture pursuant to which the First Mortgage Notes will be issued.

  "NASDAQ" means the National Association of Securities Dealers Automated Quotation System.

  "National Securities Exchange" means an exchange registered with the Securities and Exchange Commission under Section 6(a) of the Exchange Act.

  "Net Agreed Value" means (a) in the case of any Contributed Property, the Agreed Value of such Contributed Property reduced by any indebtedness either assumed by the Partnership upon contribution of such Contributed Property or to which such Contributed Property is subject when contributed, (b) in the case of any property distributed to a Partner Pursuant to Section 5.2, 14.3 or 14.4, the fair market value of such property at the time of such distribution reduced by any indebtedness either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution.

  "Operating Partnership Agreements" mean the amended and restated agreements of limited partnership, dated as of the date hereof, governing the rights and obligations of the partners of the Operating Partnerships and certain related matters, as amended or restated from time to time.

  "Operating Partnerships" mean Buckeye Pipe Line Company, L.P., Buckeye Pipe Line Company of Michigan, L.P., Buckeye Tank Terminals Company, L.P., Everglades Pipe Line Company, L.P., and Laurel Pipe Line Company, L.P., each a Delaware limited partnership.

  "Opinion of Counsel" means a written opinion of counsel (who may be regular counsel of the General Partner or any of its Affiliates) acceptable to the General Partner.

  "Organizational Limited Partner" means Pennsylvania Company, a Delaware corporation, acting as the organizational limited partner pursuant to this Agreement.

  "Partner" means the General Partner or a Limited Partner.

  "Partnership" means Buckeye Partners, L.P., a Delaware limited partnership.

  "Partnership Interest" means a general partner's or limited partner's interest in the Partnership.

  "Penn Central" means The Penn Central Corporation, a Pennsylvania corporation.

  "Percentage Interest" means, with respect to any Partner, the number of Units held by such Partner divided by the number of Units outstanding.

  "Person" means an individual, a corporation, a partnership, a trust, an unincorporated organization, an association or any other entity.

  "Pipe Line" means Buckeye Pipe Line Company, a Delaware corporation.

  "Purchase Agreements" mean the purchase agreement dated the date hereof, between the Partnership and Marathon Energy Holdings, Inc. and the purchase agreement, dated the date hereof, between Pennsylvania Company and LE Holdings, Inc., relating to the purchase by the Partnership of limited partnership interests in the First Tier Operating Partnerships and the purchase by LE Holdings, Inc. of stock in Laurel Pipe Line Company.

  "Recapture Income" means any gain recognized by the Partnership upon the disposition of any asset of the Partnership that is not a capital gain due to the recapture of certain deductions previously taken with respect to such asset.

  "Record Date" means the date established by the General Partner for determining the identity of Limited Partners entitled (a) to notice of or to vote at any meeting of Limited Partners, to vote by ballot or approve Partnership action in writing without a meeting or to exercise rights in respect of any other lawful action of Limited Partners, or (b) to receive any report or distribution.

  "Record Holder" or "Holder" of (a) any LP Unit means the Person in whose name such Unit is registered in the Units Register or (b) any GP Unit means the General Partner.

  "Registration Statement" means the registration statement on Form S-1 (No. 33-9800), as amended from time to time, registering the offering and sale of LP Units under the Securities Act as contemplated by Section 4.2.

  "Restricted Payment" means any dividend, distribution or other payment in respect of the capital stock of the General Partner or the Manager, as the case may be.

  "Securities Act" means the Securities Act of 1933, as amended from time to time, and any successor to such statute.

  "Time of Delivery" has the meaning specified in the Underwriting Agreement.

  "Transfer Agent" means Morgan Shareholder Services Trust Company, as transfer agent and registrar for LP Units, or any bank, trust company or other Person appointed by the Partnership to act as successor transfer agent and registrar for LP Units.

  "Two-Thirds Interest" means Limited Partners holding an aggregate of at least two-thirds of the outstanding LP Units.

  "Underwriters" means those underwriting firms listed as underwriters in a schedule to the Underwriting Agreement.

  "Underwriting Agreement" means the underwriting agreement, dated as of December , 1986, among the Partnership, BMC, Penn Central and the Underwriters, relating to the purchase of certain LP Units by the Underwriters, as contemplated by Section 4.2.

  "Unit" means a GP Unit or an LP Unit.

  "Unit Price" of a Unit means, as of any date of determination, (a) if such Unit is one of a class of Units listed or admitted to trading on a National Securities Exchange, the average of the last reported sales prices per Unit regular way or, in case no such reported sale takes place on any such day, the average of the last reported bid and asked prices per Unit regular way, in either case on the principal National Securities Exchange on which such class of Units is listed or admitted to trading (or, if such class of Units is listed or admitted to trading on the New York Stock Exchange, on the New York Stock Exchange Composite Tape), for the five trading days immediately preceding the date of determination; (b) if such Unit is not of a class of Units listed or admitted to trading on a National Securities Exchange but is of a class quoted by NASDAQ, the average of the last reported sales prices per Unit or, in case no such reported sale takes place on any such day or in case last reported sales prices are not quoted by NASDAQ, the average of the last bid and asked prices per Unit, for the five trading days immediately preceding such date of determination, as furnished by the National Quotation Bureau Incorporated or such other nationally recognized quotation service as may be selected by the General Partner for such purpose, if said Bureau is not at the time furnishing quotations; or (c) if such Unit is not of a class of Units listed for trading on a National Securities Exchange or quoted by NASDAQ, an amount equal to the fair market value of such Unit as of such date of determination, as determined by the General Partner using any reasonable method of valuation it may select.

  "Units Register" has the meaning specified in Section 10.2.

  "Unrealized Gain" attributable to a Partnership property means, as of any date of determination, the excess, if any, of the fair market value of such property as of such date of determination over the Carrying Value of such property as of such date of determination (prior to any adjustment to be made Pursuant to Section 5.1(f) as of such date).

  "Unrealized Loss" attributable to a Partnership property means, as of any date of determination, the excess, if any, of the Carrying Value of such property as of such date of determination (prior to any adjustment to be made pursuant to Section 5.1(f) as of such date) over the fair market value of such property as of such date of determination.

                                   ARTICLE II

                             Organizational Matters

  2.1 Formation. Subject to the provisions of this Agreement, the General Partner and the Organizational Limited Partner have formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act. The General Partner and the Organizational Limited Partner hereby enter into this Agreement to set forth the rights and obligations of the Partners and certain matters related thereto. Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act.

  2.2 Name. The name of the Partnership shall be, and the business of the Partnership shall be conducted under the name of, "Buckeye Partners, L.P."; provided, however, that (a) the Partnership's business may be conducted under any other name or names deemed advisable by the General Partner, (b) the General Partner in its sole discretion may change the name of the Partnership at any time and from time to time and (c) the name under which the Partnership conducts business shall include "Ltd." or "Limited Partnership" (or similar words or letters) where necessary for purposes of maintaining the limited liability status of each Limited Partner or otherwise complying with the laws of any jurisdiction that so requires.

  2.3 Principal Office; Registered Office. (a) The principal office of the Partnership shall be 100 Buckeye Road, Emmaus, Pennsylvania 18049, or such other place as the General Partner may from time to time designate. The Partnership may maintain offices at such other places as the General Partner deems advisable.

  (b) The address of the Partnership's registered office in the State of Delaware shall be Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801, and the name of the Partnership's registered agent for service of process at such address shall be The Corporation Trust Company.

  2.4 Power of Attorney. (a) Each Limited Partner hereby constitutes and appoints the General Partner or, if a Liquidator shall have been selected pursuant to Section 14.3, the Liquidator, with full power of substitution, as such Limited Partner's true and lawful agent and attorney-in-fact ("Agent"), with full power and authority in such Limited Partner's name, place and stead to:

    (i) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) all certificates, documents and other instruments (including, without limitation, this Agreement and the Certificate of Limited Partnership and any amendments or restatements thereof) which the Agent deems appropriate or necessary to form or qualify, or continue the existence or qualification of, the Partnership as a limited partnership (or a partnership in which the Limited Partners have limited liability) under the laws of any state or jurisdiction; (B) all certificates, documents and other instruments which the Agent deems appropriate or necessary to reflect any amendments, changes or modifications of this Agreement in accordance with its terms; (C) all conveyances and other documents or instruments which the Agent deems appropriate or necessary to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement; (D) all certificates, documents and other instruments relating to the admission, substitution, withdrawal or removal of any Partner pursuant to Article XII, XIII or XIV and other events described in Article XII, XIII or XIV; and (E) all certificates, documents and other instruments (including, without limitation, this Agreement and the Certificate of Limited Partnership and any amendments or restatements thereof) relating to the determination of the rights, preferences and privileges of any class or series of Units issued pursuant to Section 4.4; and

    (ii) execute, swear to, acknowledge and file all ballots, consents, approvals, waivers, certificates, documents and other instruments which the Agent deems appropriate or necessary in order to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the Partners hereunder, is deemed to be made or given by the Partners hereunder, is consistent with the terms of this Agreement or is deemed by the Agent to be appropriate or necessary to effectuate the terms or intent of this Agreement or the purposes of the Partnership; provided, however, that, if any vote or approval of Limited Partners is specifically required for an action by any provision of this Agreement, the Agent may exercise the power of attorney made in this subsection (ii) to take such action only after such vote or approval is obtained.

  (b) The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Limited Partner and the transfer of all or any portion of such Limited Partner's Units and shall extend to such Limited Partner's heirs, transferees, successors, assigns and personal representatives. Each Limited Partner hereby agrees to be bound by any representations made by the Agent acting in good faith pursuant to such power of attorney; and each Limited Partner hereby waives any and all defenses which may be available to contest, negate or disaffirm the action of the Agent taken in good faith pursuant to such power of attorney. Each Limited Partner shall execute and deliver to the Agent, within fifteen days after receipt of the Agent's request therefor, such further designations, powers of attorney and other instruments as the Agent deems appropriate or necessary to effectuate the terms or intent of this Agreement or the purposes of the Partnership.

  2.5 Term. The Partnership shall continue in existence until the close of Partnership business on December 31, 2036 or until the earlier termination of the Partnership in accordance with the provisions of Article XIV.

  2.6 Organizational Limited Partner. At and as of the Time of Delivery, the Partnership interest of the Organizational Limited Partner shall be terminated and the Partnership Interest of BMC shall be as described in Section 4.1.

  2.7 Organizational Certificate. An Amended and Restated Certificate of Limited Partnership of the Partnership has been filed with the Secretary of State of the State of Delaware as required by the Delaware Act. The General Partner shall cause to be filed such other certificates or documents as may be required for the formation, operation and qualification of a limited partnership in Delaware and any other state in which the Partnership may elect to do business. The General Partner shall thereafter file any necessary amendments to the Certificate of Limited Partnership and any such other certificates and documents and do all things requisite to the maintenance of the Partnership as a limited partnership (or as a partnership in which the Limited Partners have limited liability) under the laws of Delaware and any other state in which the Partnership may elect to do business. Subject to applicable law, the General Partner may omit from the Certificate of Limited Partnership and any such other certificates and documents, and from all amendments thereto, the names and addresses of the Limited Partners and information relating to the Capital Contributions and shares of profits and compensation of the Limited Partners, or state such information in the aggregate rather than with respect to each individual Limited Partner.

                                  ARTICLE III

                                    Purpose

  3.1 Purpose. The purpose and business of the Partnership shall be to engage in any lawful activity for which limited partnerships may be organized under the Delaware Act.

                                   ARTICLE IV

                   Capital Contributions; Purchases Pursuant
                  to Purchase Agreements; Additional Issuances

  4.1 General Partner Contributions. (a) At and as of the Time of Delivery, the General Partner shall contribute to the Partnership, in exchange for 121,212 GP Units (i.e., a 1% Percentage Interest), an amount equal to $2,424,240.

  (b) Following the Time of Delivery, whenever a Limited Partner makes a Capital Contribution to the Partnership pursuant to Section 4.4, the General Partner shall contribute to the Partnership, in exchange for a number of GP Units equal to 1/99th of the total number of LP Units then being purchased, Contributed Property (which may include LP Units) having a Net Agreed Value equal to 1/99th of the aggregate Net Agreed Value of all Capital Contributions to the Partnership then being made pursuant to Section 4.4.

  4.2 Limited Partner Contributions. At and as of the Time of Delivery, and as required by the Underwriting Agreement, each Underwriter shall contribute to the Partnership, in exchange for the number of LP Units specified in the Underwriting Agreement to be purchased by such Underwriter, an amount in cash equal to the Issue Price for such LP Units (as specified in the Underwriting Agreement) multiplied by such number of LP Units being so purchased.

  4.3 Purchases Pursuant to Purchase Agreement. At or around the Time of Delivery, the Partnership will purchase interests in each First Tier Operating Partnership and will cause LE Holdings, Inc. to purchase stock of Laurel Pipe Line Company pursuant to the Purchase Agreements.

  4.4 Issuances of Additional LP Units, APUs and Other Securities. (a) The General Partner is hereby authorized to cause the Partnership to issue, in addition to the LP Units issued pursuant to Section 4.2, additional LP Units, or classes or series thereof, or options, rights, warrants or appreciation rights relating thereto, or APUs, or any other type of security that the Partnership may lawfully issue, for any Partnership purpose, at any time or from time to time, to Partners or to other Persons (including, without limitation, to employee benefit plans sponsored by the General Partner, the Partnership, any of the Operating Partnerships, the Manager or any of their respective Affiliates), for such consideration and on such terms and conditions, and entitling the holders thereof to such relative rights and powers, as shall be established by the General Partner in its sole discretion, all without the approval of any Limited Partners, except as provided in Section
17.1 or 17.2.

  (b) The General Partner is hereby authorized and directed to do all acts which it deems appropriate or necessary in connection with each issuance of Units, APUs or other securities by the Partnership and to amend this Agreement in any manner which it deems appropriate or necessary to provide for each such issuance, to admit additional limited partners in connection therewith and to specify the relative rights, powers and duties of the holders of the Units, APUs or other securities being so issued, all without the approval of any Limited Partners, except as provided in Section 17.1 or 17.2.

  4.5 No Preemptive Rights. No Partner shall have any preemptive right with respect to the issuance or sale of Units, APUs or other securities that may be issued by the Partnership.

  4.6 No Interest. No interest shall be paid by the Partnership on Capital Contributions.

  4.7 Loans from Partners. Loans or other advances by a Partner to or for the account of the Partnership shall not be considered Capital Contributions.

                                   ARTICLE V

            Capital Accounts and APU Capital Account; Distributions

  5.1 Capital Accounts and APU Capital Account. (a) The Partnership shall maintain for each Partner a separate Capital Account with respect to Units in accordance with the regulations issued pursuant to Section 704 of the Code. The Capital Account of any Partner shall be credited with (i) the Net Agreed Value of all Capital Contributions made by such Partner in exchange for Units and
(ii) all items of income and gain computed in accordance with Section 5.1 (c) and allocated to such Partner pursuant to Section 5.1(d) and debited by (iii) the Net Agreed Value of all distributions of cash or property made to such Partner with respect to Units and (iv) all items of deduction and loss computed in accordance with Section 5.1(c) and allocated to such Partner pursuant to
Section 5.1(d).

  (b) The Partnership shall maintain an APU Capital Account which shall be credited with the Net Agreed Value of any Capital Contributions made in exchange for APUs and debited by the Net Agreed Value of any amounts distributed by the Partnership to redeem APUs pursuant to the Distribution Support Agreement and Section 5.2 (c).

  (c) For purposes of computing the amount of each item of income, gain, loss or deduction to be reflected in the Capital Accounts, the determination, recognition and classification of such item shall be the same as its determination, recognition and classification for federal income tax purposes, provided that:

    (i) Any deductions for depreciation, cost recovery or amortization attributable to any Partnership property shall be determined as if the adjusted basis of such property was equal to the Carrying Value of such property. Upon an adjustment to the Carrying Value of any Partnership property subject to depreciation, cost recovery or amortization pursuant to
  Section 5.1(f) or 7.8, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined as if the adjusted basis of such property was equal to the Carrying Value of such property immediately following such adjustment.

    (ii) If the Partnership's adjusted basis in property subject to depreciation, cost recovery or amortization is reduced for federal income tax purposes pursuant to Section 48(q) (1) of the Code, the amount of such reduction shall be deemed to be an additional item of deduction in the year such property is placed in service. Any restoration of such basis pursuant to Section 48(q) (2) of the Code shall be deemed to be an additional item of income in the year of restoration.

    (iii) Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined by the Partnership as if the adjusted basis of such property as of such date of disposition was equal in amount to the Carrying Value of such property as of such date.

    (iv) All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code shall be treated as items of deduction.

    (v) The computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Partnership and, as to those items described in
  Section 705(a)(1)(B) or Section 705(a)(2)(B) of the Code, without regard to the fact that such items are not includible in gross income or are neither currently deductible nor capitalizable for federal income tax purposes.

  (d) (i) For purposes of maintaining the Capital Accounts and except as otherwise provided in this Section 5.1 (d), each item of income, gain, loss and deduction (computed in accordance with Section 5.1 (c)) shall be allocated to the Partners in accordance with their respective Percentage Interests.

  (ii) If any Partner unexpectedly receives any adjustment allocation or distribution described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate a deficit in its Capital Account created by such adjustment, allocation or distribution as quickly as possible.

  (iii) To preserve uniformity of Units, the General Partner shall have sole discretion pursuant to Section 6.1(c) to make special allocations of income or deduction that do not have a material adverse effect on the Limited Partners and are consistent with the principles of Section 704 of the Code.

  (iv) If there is a net decrease in Partnership minimum gain, within the meaning of Treasury Regulation Section 1.704-1(b) (4) (iv), during a Partnership taxable year, all Partners with deficit balances in their Capital Accounts, computed as described in Treasury Regulation Section 1.704-1(b)(4)(iv)(c) at the end of such year, will be allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in the amounts and in the proportions needed to eliminate such deficits as quickly as possible, before any other allocations are made under Section 704(b) of the Code.

  (e) (i) Except as otherwise provided in this Section 5.1(e), a transferee of LP Units shall, upon becoming a Limited Partner, succeed to the portion of the transferor's Capital Account maintained with respect to the Units transferred.

  (ii) If a transfer of Units causes a termination of the Partnership under
Section 708(b)(1)(B) of the Code, the Partnership properties shall be deemed to have been distributed in liquidation of the Partnership to the Partners (including the transferee of the Units) pursuant to Sections 14.4 and 14.5 and recontributed by such Partners and transferees in reconstitution of the Partnership. The Capital Accounts of such reconstituted Partnership shall be maintained in accordance with this Article V.

  (f) If any additional LP Units are to be issued pursuant to Section 4.4, or if any Partnership Property is to be distributed, the Capital Accounts of the Partners (and the Carrying Values of all Partnership properties) shall, immediately prior to such issuance or distribution, be adjusted (consistent with the provisions hereof and of Section 704(b) of the Code) upwards or downwards to reflect any Unrealized Gain or Unrealized Loss attributable to all Partnership properties (as if such Unrealized Gain or Unrealized Loss had been recognized upon an actual sale of such properties immediately prior to such issuance). In determining such Unrealized Gain or Unrealized Loss, the fair market value of Partnership properties, as of any date of determination, (i) shall, in the case of the issuance of additional LP Units, be deemed to be equal to (A) the number of Units outstanding, as of the date of determination, times the Issue Price for which such additional LP Units are so issued, plus
(B) the amount of any Partnership indebtedness outstanding as of the date of determination, plus (C) the balance in the APU Capital Account, and (ii) shall, in the case of the distribution of Partnership property, be determined in the manner provided in Section 14.3.

  5.2 Distributions in Respect of Units; Redemption of APUs. (a) From time to time, not less often than quarterly, the General Partner shall review the Partnership's accounts to determine whether distributions are appropriate. The General Partner may make such cash distributions as it, in its sole discretion, may determine, without being limited to current or accumulated income or gains, from any Partnership funds, including, without limitation, Partnership revenues, Capital Contributions or borrowed funds. In its sole discretion, the General Partner may also distribute to the Partners other Partnership property, additional Units or other securities of the Partnership or other entities.

  All distributions in respect of Units shall be made concurrently to all Record Holders on the Record Date set for purposes of such distribution and shall be prorated in accordance with such Record Holders' respective Percentage Interests as of such Record Date.

  (b) Amounts paid pursuant to Section 7.4, any Management Agreement, any Operating Partnership Agreement or the Incentive Compensation Agreement shall not be deemed to be distributions for purposes of this Agreement.

  (c) The General Partner shall not be entitled to any distributions in respect of APUs, other than distributions upon redemption of APUs as provided in the succeeding sentence and distributions in liquidation as provided in Section
14.3. The General Partner is hereby authorized to require the Partnership to redeem APUs to the extent permitted by the terms of the Distribution Support Agreement, at a price equal to the Issue Price therefor. Any APUs so redeemed shall be deemed canceled and of no further effect.

                                   ARTICLE VI

                               Income Tax Matters

  6.1 Tax Allocations. (a) For federal income tax purposes, each item of income, gain, loss, deduction and credit of the Partnership shall be allocated among the Partners in accordance with their Percentage Interests except that the General Partner shall have the authority to make such other allocations as are necessary and appropriate to comply with Section 704 of the Code and the regulations issued pursuant thereto. The General Partner shall not be allocated any item of income, gain, loss, deduction or credit in respect of APUs.

  (b) Gain resulting from the sale or other taxable disposition of Partnership assets and allocated to (or recognized by) a Partner (or its successor in interest) for federal income tax purposes shall be deemed to be Recapture Income to the extent such Partner has been allocated or has claimed any deduction directly or indirectly giving rise to the treatment of such gain as Recapture Income.

  (c) To preserve uniformity of LP Units, the General Partner shall have sole discretion to (i) adopt such conventions as it deems appropriate or necessary in determining the amount of depreciation and cost recovery deductions; (ii) make special allocations of income or deduction and (iii) amend the provisions of this

Agreement as appropriate (x) to reflect the proposal or promulgation of regulations under Section 704(c) of the Code or (y) otherwise to preserve the uniformity of Units issued or sold from time to time. The General Partner may adopt such conventions and make such allocations and amendments only if they would not have a material adverse effect on the Limited Partners and are consistent with the principles of Section 704 of the Code.

  (d) Items of Partnership income, gain, loss, deduction and credit shall, for federal income tax purposes, be determined on a monthly basis (or other basis, as required or permitted by Section 706 of the Code) and shall be allocated to the Persons who are Record Holders of Units as of the close of business on the first day of such month or, for the month in which the Underwriters acquire the LP Units, to the Underwriters; provided, however, that gain or loss on a sale or other disposition of all or a substantial portion of the assets of the Partnership shall be allocated to the Persons who are Record Holders of Units as of the close of business on the date of sale.

  (e) Pursuant to Section 704(c) of the Code, items of income, gain, loss, deduction and credit attributable to Contributed Property shall be allocated in such a manner as to take into account the variation between the basis of such property to the Partnership and its Carrying Value.

  6.2 Preparation of Tax Returns. The General Partner shall arrange for the preparation and timely filing of all returns of Partnership income, gains, losses, deductions, credits and other items necessary for federal and state income tax purposes and shall use all reasonable efforts to furnish to the Limited Partners within 90 days after the close of the taxable year the tax information reasonably required for federal and state income tax reporting purposes. The classification, realization and recognition of income, gains, losses, deductions, credits and other items shall be on the accrual method of accounting for federal income tax purposes, unless the General Partner shall determine otherwise in its sole discretion.

  6.3 Tax Elections. Except as otherwise provided herein, the General Partner shall, in its sole discretion, determine whether to make any available election. The General Partner shall elect under Section 754 of the Code to cause the basis of Partnership property to be adjusted for federal income tax purposes as provided by Sections 734 and 743 of the Code, but the General Partner may seek to revoke this election if the General Partner determines that such revocation is in the best interests of the Limited Partners.

  6.4 Tax Controversies. Subject to the provisions hereof, the General Partner is designated as the Tax Matters Partner (as defined in Section 6231 of the Code) and is authorized and required to represent the Partnership (at the Partnership's expense) in connection with all examinations of the Partnership's affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Limited Partner agrees to cooperate with the General Partner and to do or refrain from doing any and all things reasonably required by the General Partner to conduct such proceedings.

  6.5 Withholding. The General Partner is authorized to take any action necessary to comply with any withholding requirements established by applicable law with regard to (a) the sale of United States real property interests, (b) the distributions of cash or property to any Partner which is a foreign person or (c) the transfer of Units.

                                  ARTICLE VII

             Management and Operation of Business; Indemnification

  7.1 Powers of General Partner. Except as otherwise expressly provided in this Agreement, all powers to control and manage the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner shall have any power to control or manage the business and affairs of the Partnership.

  In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or which are granted to the General Partner under any other provisions of this Agreement, the

General Partner is hereby authorized and empowered, in the name of and on behalf of the Partnership, to do and perform any and all acts and things which it deems appropriate or necessary in the conduct of the business and affairs of the Partnership, including, without limitation, the following:

    (a) to lend or borrow money, to assume, guarantee or otherwise become liable for indebtedness and other liabilities and to issue evidences of indebtedness;

    (b) to buy, lease (as lessor or lessee), sell, mortgage, encumber or otherwise acquire or dispose of any or all of the assets of the Partnership;

    (c) to own, use and invest the assets of the Partnership;

    (d) to purchase or sell products, services and supplies;

    (e) to make tax, regulatory and other filings, and to render periodic and other reports, to governmental agencies or bodies having jurisdiction over the assets or business of the Partnership;

    (f) to open, maintain and close bank accounts and to draw checks and other orders for the payment of money;

    (g) to negotiate, execute and perform any contracts, conveyances or other instruments;

    (h) to distribute Partnership cash;

    (i) to utilize the services of officers and employees of the General Partner or of any other Persons and to select and dismiss employees (if any) and outside attorneys, accountants, consultants and contractors;

    (j) to maintain insurance for the benefit of the Partnership and the Partners;

    (k) to form, participate in or contribute or loan cash or property to limited or general partnerships, joint ventures, corporations or similar arrangements;

    (1) to expand the business activities in which the Partnership is engaged or engage in new business activities by acquisition or internal development;

    (m) to conduct litigation and incur legal expenses and otherwise deal with or settle claims or disputes; and

    (n) to purchase, sell or otherwise acquire or dispose of Units and APUs;

in each case at such times and upon such terms and conditions as the General Partner deems appropriate or necessary, and subject to any express restrictions contained elsewhere in this Agreement.

  7.2 Duties of General Partner. The General Partner shall manage the business and affairs of the Partnership in the manner the General Partner deems appropriate or necessary. Without limiting the generality of the foregoing, the General Partner's duties shall include the following:

    (a) to take possession of the assets of the Partnership;

    (b) to staff and operate the business of the Partnership with the officers and employees of the General Partner or of other Persons;

    (c) to render or cause to be rendered engineering, environmental and other technical services and perform or cause to be performed financial, accounting, logistical and other administrative functions for the Partnership;

    (d) to render such reports and make such periodic and other filings as may be required under applicable federal, state and local laws, rules and regulations;

    (e) to provide or cause to be provided purchasing, procurement, repair and other services for the Partnership; and

    (f) to conduct the business of the Partnership in accordance with this Agreement and all applicable laws, rules and regulations;

in each case in such a manner as the General Partner deems appropriate or necessary.

  7.3 Reliance by Third Parties. Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner as if it were the Partnership's sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies which may be available against such Person to contest, negate or disaffirm any action of the General Partner in connection with any such dealing. In no event shall any Person dealing with the General Partner or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

  7.4 Compensation and Reimbursement of the General Partner. (a) Except as provided in this Section 7.4 or elsewhere in this Agreement, the Distribution Support Agreement or any other agreement contemplated or permitted hereby or thereby, the General Partner shall not be compensated for its services as General Partner to the Partnership.

  (b) The General Partner shall be promptly reimbursed for all Designated Expenses, in addition to any reimbursement as a result of indemnification in accordance with Section 7.11. The General Partner shall determine such Designated Expenses in any reasonable manner determined by it.

  (c) The General Partner may propose and adopt without the approval of the Limited Partners fringe benefit plans, including, without limitation, plans comparable to those that covered employees employed by the predecessors to the Operating Partnerships and plans involving the issuance of Units, for the benefit of employees of the General Partner, Partnership, any of the Operating Partnerships, the Manager or any of their respective Affiliates in respect of services performed, or obligated to be performed, directly or indirectly, for the benefit of the Partnership or any of the Operating Partnerships.

  7.5 Purchase or Sale of LP Units. The General Partner may, on behalf of the Partnership, purchase or otherwise acquire or sell or otherwise dispose of LP Units. As long as LP Units are held by the Partnership or any of the Operating Partnerships, such LP Units shall not be considered outstanding for any purpose. The General Partner or any of its Affiliates may also purchase or otherwise acquire or sell or otherwise dispose of LP Units for its own account.

  7.6 Partnership Funds. The funds of the Partnership shall be deposited in such account or accounts as shall be designated by the General Partner, and shall not be commingled with the funds of the General Partner or any of its Affiliates. All withdrawals from or charges against such accounts shall be made by the General Partner or by its agents, which agents may be Affiliates of the General Partner. Funds of the Partnership may be invested as determined by the General Partner.

  7.7 Outside Activities; Contracts with Affiliates; Loans to or from Affiliates. (a) The General Partner shall not have or permit the Manager to have any business interests or engage in any business activities except for those relating to the Partnership and the Operating Partnerships.

  (b) Any Affiliate of the General Partner (other than the Manager) and any director, officer, partner or employee of the General Partner or any of its Affiliates shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership and the Operating Partnerships, for their own account and for the account of others, without having or incurring any obligation to offer any interest in such businesses or activities to the Partnership, the Operating Partnerships or any Partner. Neither the Partnership, the Operating Partnerships nor any of the Partners shall have any rights by virtue of this Agreement or the partnership relationship governed hereby in any such business interests.

  (c) Each of the Limited Partners hereby approves, ratifies and confirms the execution, delivery and performance of the Underwriting Agreement, the Purchase Agreement, the Operating Partnership Agreements, the Distribution Support Agreement, the Credit Support Agreement and the Management Agreements and agrees that the General Partner is authorized to execute, deliver and perform the other agreements, acts, transactions and matters described in the Registration Statement on behalf of the Partnership without the approval or vote of any Limited Partners, notwithstanding any other provision of this Agreement or the Operating Partnership Agreements.

  (d) Subject to the provisions of Section 7.4(a), the General Partner and its Affiliates may enter into contracts with, or render services to, the Partnership or any of the Operating Partnerships, provided that such contracts or services are on terms that are fair and reasonable to the Partnership. The contracts and services approved, ratified or confined pursuant to Section 7.7(c) shall be deemed to satisfy the terms of this Section 7.7(d).

  (e) Neither the General Partner nor any of its Affiliates shall sell, transfer or convey property to, or purchase property from, the Partnership, directly or indirectly, except pursuant to transactions that are fair and reasonable to the Partnership. The purchases of interests in the First Tier Operating Partnerships and stock of Laurel Pipe Line Company pursuant to the Purchase Agreements shall be deemed to satisfy the terms of this Section 7.7(e).

  (f) The General Partner or any of its Affiliates may lend to the Partnership funds needed by the Partnership for such periods of time as the General Partner may determine; provided, however, that the General Partner or an Affiliate may not charge the Partnership interest greater than the rate (including points or other financing charges or fees) that would be charged to the Partnership by unrelated lenders on comparable loans. The Partnership shall reimburse the General Partner or its Affiliate, as the case may be, for any costs incurred by the General Partner or Affiliate in connection with the borrowing of funds obtained by such General Partner or Affiliate and loaned to the Partnership.

  (g) The Partnership may lend funds to the General Partner or any of its Affiliates; provided, however, that the Partnership may not lend funds to the General Partner or an Affiliate unless such funds consist of funds available after provision for working capital and such reserves as the General Partner deems appropriate and such loan shall bear interest at the rate (including points or other financing charges or fees) that the General Partner would be charged by unrelated lenders on comparable loans.

  7.8 Tax Basis and Value Determinations. To the extent that the General Partner is required pursuant to the provisions of this Agreement to establish fair market values or allocate amounts realized, tax basis, Agreed Values or Net Agreed Values, the General Partner shall establish such values and make such allocations in a manner that is reasonable and fair to the Limited Partners, taking into account all applicable laws, governmental regulations, rulings and decisions. The General Partner may, in its sole discretion, modify or revise such allocations in order to comply with such laws, governmental regulations, rulings or decisions or to the extent it otherwise deems such modification or revision appropriate or necessary. The General Partner is authorized, to the extent deemed by it to be appropriate or necessary, to utilize the services of an independent appraiser in establishing such values or allocations and the General Partner shall in such cases be entitled to rely on the values or allocations established by such independent appraiser.

  7.9 Resolution of Conflicts of Interest; Standard of Care. (a) Unless otherwise expressly provided in this Agreement or any other agreement contemplated hereby, (i) whenever a conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership or any Limited Partner, on the other hand, or (ii) whenever this Agreement or any other agreement contemplated hereby provides that the General Partner or any of its Affiliates shall act in a manner which is, or provide terms which are, fair and/or reasonable to the Partnership, any Operating Partnership or any Limited Partner, the General Partner or such Affiliate shall resolve such conflict of interest, take such action or Provide such terms considering, in each case, the relative interests of each Party to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any applicable generally accepted accounting or engineering practices or principles, and in the absence of bad faith by the General Partner or such Affiliate, the resolution, action or terms so made, taken or provided by the General Partner or such Affiliate shall not constitute a breach of this agreement or any other agreement contemplated hereby or a breach of any standard of care or duty imposed hereby or under the Delaware Act or any other applicable law, rule or regulation.

  (b) Whenever this Agreement or any other agreement contemplated hereby provides that the General Partner or any of its Affiliates is permitted or required to make a decision (i) in its "discretion" or under a grant of similar authority or latitude, the General Partner or such Affiliate shall be entitled, to the extent permitted by applicable law, to consider only such interests and factors as it desires and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Partnership or the Limited Partners, or (ii) in its "good faith" or under another express standard, the General Partner or such Affiliate shall act under such express standard and, except as required by applicable law, shall not be subject to any other or different standards imposed by this Agreement, any other agreement contemplated hereby or applicable law.

  7.10 Other Matters Concerning the General Partner. (a) The General Partner may rely and shall be protected in acting or refraining from acting upon any certificate, document or other instrument believed by it to be genuine and to have been signed or presented by the proper party or parties.

  (b) The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors selected by it and any opinion or advice of any such Person as to matters which the General Partner believes to be within such Person's professional or expert competence shall be full and complete authorization and protection with respect to any action taken or suffered or omitted by the General Partner hereunder in good faith and in accordance with such opinion or advice.

  (c) The General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

  7.11 Limited Liability; Indemnification. (a) Notwithstanding anything to the contrary in this Agreement, and except to the extent required by applicable law, no Indemnitee shall be liable to the Partnership or any Partner for any action taken or omitted to be taken by such Indemnitee, provided that such Indemnitee acted in good faith and such action or omission does not involve the gross negligence or willful misconduct of such Indemnitee. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that an Indemnitee did not act in good faith or that an action or omission involves gross negligence or willful misconduct.

  (b) The Partnership shall, to the extent permitted by applicable law, indemnify each Indemnitee against expenses (including legal fees and expenses), judgments, fines and amounts paid in settlement, actually and reasonably incurred by such Indemnitee, in connection with any threatened, pending or completed claim, demand, action, suit or proceeding to which such Indemnitee was or is a party or is threatened to be made a party, by reason of (i) such Indemnitee's status as a General Partner, any Affiliate of the General Partner, any Person who is or was a director, officer, employee or agent of the General Partner or any such Affiliate, or any Person who is or was serving at the request of the General Partner or any such Affiliate as a director, officer, partner, trustee, employee or agent of another Person or (ii) any action taken or omitted to be taken by such Indemnitee in any capacity referred to in clause
(i) of this Section 7.11(b), relating to this Agreement or the property, business, affairs or management of the Partnership or any of the Operating Partnerships (provided the

Indemnitee acted in good faith and the act or omission which is the basis of such claim, demand, action, suit or proceeding does not involve the gross negligence or willful misconduct of such Indemnitee).

  (c) Expenses (including legal fees and expenses) incurred in defending any claim, demand, action, suit or proceeding subject to Section 7.11(b) shall be paid by the Partnership in advance of the final disposition of such claim, demand, action, suit or proceeding upon receipt of an undertaking (which need not be secured) by or on behalf of the Indemnitee to repay such amount if it shall ultimately be determined, by a court of competent jurisdiction, that the Indemnitee is not entitled to be indemnified by the Partnership as authorized hereunder.

  (d) The Indemnification provided by Section 7.11(b) shall be in addition to any other rights to which an Indemnitee may be entitled, and shall continue as to an Indemnitee who has ceased to serve in a capacity for which the Indemnitee is entitled to indemnification and shall inure to the benefit of the heirs, successors, assigns, administrators and personal representatives of the Indemnitee.

  (e) To the extent commercially reasonable, the Partnership shall purchase and maintain insurance on behalf of the Indemnitees against any liability which may be asserted against or expense which may be incurred by an Indemnitee in connection with the Partnership's activities, whether or not the Partnership would have the power to indemnify an Indemnitee against such liability under the provisions of this Agreement.

  (f) An Indemnitee shall not be denied indemnification in whole or in part under Section 7.11(b) because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

  (g) The provisions of this Section 7.11 are for the benefit of the Indemnitees and the heirs, successors, assigns, administrators and personal representatives of the Indemnitees and shall not be deemed to create any rights for the benefit of any other Persons.

                                  ARTICLE VII

                   Rights and Obligations of Limited Partners

  8.1 Limitation of Liability. The Limited Partners shall have no liability under this Agreement (including, without limitation, liability under Section 7.11).

  8.2 Management of Business. No Limited Partner shall, in its capacity as a Limited Partner, take part in the operation, management or control (within the meaning of the Delaware Act) of the Partnership's business, transact any business in the Partnership's name or have the power to sign documents for or otherwise bind the Partnership. The transaction of any such business by a director, officer, employee or agent of a General Partner or an Affiliate of the General Partner in such Person's capacity as such (whether or not such Person is also a Limited Partner) shall not affect, impair or eliminate the limitations on the liability of the Limited Partners under this Agreement.

  8.3 Outside Activities. Limited Partners shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership or the Operating Partnerships. Neither the Partnership, the Operating Partnerships nor any of the other Partners shall have any rights by virtue of this Agreement or the partnership relationship created hereby in any business ventures of any Limited Partner.

  8.4 Return of Capital. No Limited Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement.

  8.5 Rights of Limited Partners Relating to the Partnership. In addition to other rights provided by this Agreement or by applicable law, each Limited Partner shall have the right for a proper purpose reasonably related to such Limited Partner's interest in the Partnership, upon reasonable demand and at such Limited Partner's own expense:

    (a) to obtain true and full information regarding the status of the business and financial condition of the Partnership;

    (b) promptly after becoming available, to obtain a copy of the Partnership's federal and state income tax returns for each year;

    (c) to obtain a current list of the name and address of each Partner as set forth in the Units Register;

    (d) to obtain a description and statement of the Net Agreed Value of any Capital Contribution made or agreed to be made by each Partner, and the date on which such Partner became a Partner;

    (e) to obtain a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with executed copies of any powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed; and

    (f) to obtain such other information regarding the affairs of the Partnership as may be just and reasonable;

provided, however, that the General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner deems reasonable, any information which the General Partner reasonably believes to be in the nature of trade secrets or other information the disclosure of which the General Partner in good faith believes could damage the Partnership or its business or be in violation of applicable law, including, without limitation, federal securities law, or which the Partnership is required by agreements with third parties to keep confidential.

                                   ARTICLE IX

                     Books, Records, Accounting and Reports

  9.1 Books, Records and Accounting. The General Partner shall keep or cause to be kept books and records with respect to the Partnership's business, which books and records shall at all times be kept at the principal office of the Partnership. Any books and records maintained by the Partnership in the regular course of its business, including the Units Register, books of account and records of Partnership proceedings, may be kept on, or be in the form of, punch cards, disks, magnetic tape, photographs, micrographics or any other information storage device, provided that the records so kept are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on the accrual basis, or on a cash basis adjusted periodically to an accrual basis, as the General Partner shall determine in its sole discretion, in accordance with generally accepted accounting principles and applicable law.

  9.2 Fiscal Year. The fiscal year of the Partnership for financial reporting purposes shall be the calendar year, unless the General Partner shall determine otherwise in its sole discretion.

  9.3 Reports. (a) As soon as practicable, but in no event later than 90 days after the close of each fiscal year, the General Partner shall cause to be mailed to each Record Holder of LP Units as of the last day of that fiscal year reports containing financial statements of the Partnership for the fiscal year, presented in accordance with generally accepted accounting principles, including a balance sheet, statement of income, statement of Partners' capital and statement of changes in financial position, such statements to be audited by a nationally recognized firm of independent public accountants selected by the General Partner.

  (b) As soon as practicable, but in no event later than 45 days after the close of each calendar quarter, except the last calendar quarter of each fiscal year, the General Partner shall cause to be mailed to each Record Holder of LP Units as of the last day of that calendar quarter a quarterly report for the calendar quarter containing such financial and other information as the General Partner deems appropriate.

                                   ARTICLE X

         Issuance of LP Certificates; Transfer and Exchange of LP Units

  10.1 Initial Issuance of LP Certificates. Upon the issuance of LP Units to any Person, the Partnership will issue one or more LP Certificates in the name of such Person evidencing the number of such LP Units being so issued. LP Certificates shall be executed on behalf of the Partnership by the General Partner. No LP Certificate shall be valid for any purpose until manually countersigned by the Transfer Agent.

  10.2 Registration, Registration of Transfer and Exchange. (a) The Partnership will cause to be kept a register (the "Units Register") in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 10.2(b), the Partnership will provide for the registration of LP Units and of transfers of such LP Units. The Transfer Agent is hereby appointed registrar for the purpose of registering LP Units and transfers of such LP Units as herein provided.

  Upon surrender for registration of transfer or exchange of any LP Certificate, and subject to the provisions of Section 10.2(b), the General Partner on behalf of the Partnership will execute, and the Transfer Agent will countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder's instructions, one or more new LP Certificates evidencing the same aggregate number of LP Units as did the LP Certificate so surrendered.

  (b) Every LP Certificate surrendered for registration of transfer or exchange shall be duly endorsed on the reverse side thereof, or be accompanied by a written instrument of transfer in form satisfactory to the General Partner or the Transfer Agent, as the case may be, duly executed, in either case by the holder thereof or such holder's attorney duly authorized in writing. Every LP Certificate surrendered for registration of transfer shall be duly accepted on the reverse side thereof, or be accompanied by a written instrument of acceptance to the same effect in form satisfactory to the General Partner or the Transfer Agent, as the case may be, duly executed, in either case by the transferee or such transferee's attorney duly authorized in writing. As a condition to the issuance of any new LP Certificate under this Section 10.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto.

  10.3 Mutilated, Destroyed, Lost or Stolen LP Certificates. (a) If any mutilated LP Certificate is surrendered to the Transfer Agent, the General Partner on behalf of the Partnership shall execute and the Transfer Agent shall countersign and deliver in exchange therefor a new LP Certificate evidencing the same number of LP Units as did the LP Certificate so surrendered.

  (b) If there shall be delivered to the General Partner and the Transfer Agent
(i) evidence to their satisfaction of the destruction, loss or theft of any LP Certificate and (ii) such security or indemnity as may be required by them to save each of them and any of their agents harmless, then, in the absence of notice to the General Partner or the Transfer Agent that such LP Certificate has been acquired by a bona fide Purchaser, the General Partner on behalf of the Partnership shall execute and upon its request the Transfer Agent shall countersign and deliver, in lieu of any such destroyed, lost or stolen Certificate, a new LP Certificate evidencing the same number of LP Units as did the LP Certificate so destroyed, lost or stolen.

  (c) As a condition to the issuance of any new LP Certificate under this
Section 10.3, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) connected therewith.

  (d) Every new LP Certificate issued pursuant to this Section 10.3 in lieu of any destroyed, lost or stolen LP Certificate shall evidence an original additional Partnership Interest in the Partnership, whether or not the destroyed lost or stolen LP Certificate shall be at any time enforceable by anyone, and shall be entitled to all the benefits of this Agreement equally and proportionately with any and all other LP Units duly issued hereunder.

  10.4 Persons Deemed Owners. Prior to due presentment of an LP Certificate for registration of transfer and satisfaction of the requirements of Section 10.2(b) with respect thereto, (a) the Partnership, the General Partner, the Transfer Agent and any agent of any of the foregoing may deem and treat the Record Holder as the absolute owner thereof and of the LP Units evidenced thereby for all purposes whatsoever and (b) a transferee shall not be entitled to distributions or allocations or any other rights in respect of the LP Units evidenced thereby other than the right to further transfer such LP Units.

                                   ARTICLE XI

                              Transfer of Gp Units

  11.1 Transfer of GP Units. The General Partner may not transfer any GP Units unless (a) all of its GP Units are being transferred and the transferee assumes all of the rights and obligations of the General Partner hereunder, (b) the transfer is to an Affiliate of the General Partner or is in connection with the General Partner's merger or consolidation with, or a transfer of all or substantially all of the General Partner's assets to, another Person, or the transfer is approved by a Majority Interest, and (c) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any Limited Partner or cause the Partnership or any of the Operating Partnerships to be treated as an association taxable as a corporation for federal income tax purposes.

  11.2 Successor General Partner. Any transferee of GP Units pursuant to
Section 11.1 shall automatically be admitted to the Partnership as the successor General Partner, and the transferor of such GP Units shall automatically cease to be the General Partner, effective at the time provided in Section 12.3. No such transfer shall be deemed a withdrawal pursuant to
Article XIII.

                                  ARTICLE XII

                      Admission of Initial and Substituted
                 Limited Partners and Successor General Partner

  12.1 Admission of Initial Limited Partners. At and as of the Time of Delivery, the initial Record Holders of LP Units purchased pursuant to Section
4.2 shall automatically become Limited Partners and the Organizational Limited Partner shall automatically cease to be a Limited Partner.

  12.2 Admission of Substituted Limited Partners. A transferee of LP Units shall automatically be admitted to the Partnership as a Limited Partner (and the transferor of such LP Units shall, if such transferor is assigning all of such transferor's LP Units, automatically cease to be a Limited Partner) at and as of the time the transfer is registered on the Units Register pursuant to
Section 10.2.

  12.3 Admission of Successor General Partner. A successor General Partner approved pursuant to Section 13.1 or the proviso to Section 14.1 or the transferee of all of the GP Units pursuant to Section 11.1 shall be admitted to the Partnership as the successor General Partner, effective as of the date an amendment or restatement of the Certificate of Limited Partnership is filed with the Secretary of State of the State of Delaware affecting such substitution; provided, however, that no such successor shall be so admitted to the Partnership until it has agreed in writing to assume the former General Partner's obligations hereunder. This Agreement and the Certificate of Limited Partnership shall be amended as appropriate to reflect the termination of the former General Partner as a general partner and the admission of the successor General Partner.

                                  ARTICLE XIII

                  Withdrawal or Removal of the General Partner

  13.1 Withdrawal or Removal of the General Partner. (a) BMC agrees to continue to act as General Partner of the Partnership until the later of (i) the date which is twenty-five years after the Time of Delivery or

(ii) the date the ESOP Loan is paid in full, subject to BMC's right to transfer all of its GP Units pursuant to Section 11.1. At any time after the date which is ten years after the Time of Delivery, the General Partner may withdraw from the Partnership effective upon at least 90 days' advance written notice to the Limited Partners, such withdrawal to take effect on the date specified in such notice, provided that such withdrawal is approved by an Eighty Percent Interest or the Partnership has received an Opinion of Counsel that such withdrawal would not result in the loss of limited liability of any Limited Partner or result in the Partnership or any Operating Partnership being treated as an association taxable as a corporation for federal income tax purposes. Any such withdrawal shall also constitute the withdrawal of the Manager from the Operating Partnerships, as provided in the Operating Partnership Agreements. If the General Partner gives a notice of withdrawal, a Majority Interest may, prior to the effective date of such withdrawal, approve a successor General Partner. The Person so approved (or its designated Affiliates) shall become the successor general partner or partners of the Operating Partnerships, as provided in the Operating Partnership Agreements. If no successor General Partner is so approved, the Partnership shall be dissolved pursuant to Section 14.1.

  BMC further agrees that it shall not permit the Manager to withdraw as general partner of any Operating Partnership, except in connection with the withdrawal of BMC as General Partner.

  (b) The General Partner may be removed only by an Eighty Percent Interest, and only if (i) in connection therewith, a successor General Partner is approved by a Majority Interest, (ii) the Partnership shall have received an Opinion of Counsel that the removal of the General Partner and the approval of a successor General Partner will not result in the loss of limited liability of any Limited Partner or cause the Partnership or any of the Operating Partnerships to be treated as an association taxable as a corporation for federal income tax purposes and (iii) all required regulatory approvals for removal of the Manager shall have been obtained. Such removal shall be effective upon the admission of the successor General Partner pursuant to
Section 12.3. The Person so approved (or its designated Affiliates) shall become the successor general partner or partners of the Operating Partnerships, as provided in the Operating Partnership Agreements.

  13.2 Sale of Former General Partner's Interest. If a successor General Partner is approved pursuant to Section 13.1 or 14.2 or the proviso to Section 14.1, such successor shall purchase the GP Units of the former General Partner for an amount in cash equal to the fair market value thereof, determined as of the date the successor General Partner is admitted pursuant to Section 12.3. The fair market value of the GP Units shall include the value of the right to receive incentive compensation pursuant to the Distribution Support Agreement or any other agreement between the Partnership and the General Partner in effect on the date the successor General Partner is so admitted. Such fair market value shall be determined by agreement between the former General Partner and its successor or, failing agreement within 30 days after the date the successor General Partner is so admitted, by a firm of independent appraisers jointly selected by the former General Partner and its successor (or, if the former General Partner and its successor cannot agree on the selection of such a firm within 45 days after the date the successor General Partner is so admitted, by a firm of independent appraisers selected by two firms, one of which will be selected by the former General Partner and the other of which will be selected by the successor).

                                  ARTICLE XIV

                          Dissolution and Liquidation

  14.1 Dissolution. The Partnership shall be dissolved, and its affairs shall be wound up, upon:

    (a) expiration of the term as provided in Section 2.5;

    (b) withdrawal of the General Partner pursuant to Section 13.1 (unless a Person becomes a successor General Partner prior to or on the effective date of such withdrawal);

    (c) bankruptcy or dissolution of the General Partner, or any other event that results in the General Partner ceasing to be a general partner in the Partnership (other than by reason of a withdrawal or removal pursuant to Section 13.1 or a transfer pursuant to Section 11.1); or

    (d) an election by the General Partner to dissolve the Partnership which is approved by a Two-Thirds Interest;

provided, however, that the Partnership shall not be dissolved upon an event described in Section 14.1(b) if, within 90 days of such event, all Partners agree in writing to continue the business of the Partnership and to the appointment of a successor General Partner.

  For purposes of this Section 14.1, bankruptcy of the General Partner shall be deemed to have occurred when (i) it commences a voluntary proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect, (ii) it seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator for it or for all or any substantial part of its properties, (iii) it is adjudged a bankrupt or insolvent, or has entered against it a final and nonappealable order for relief, under any bankruptcy, insolvency or similar law now or hereafter in effect, (iv) it executes and delivers a general assignment for the benefit of its creditors, (v) it files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any involuntary proceeding of the nature described in clause (i) above, or (vi)
(1) any involuntary proceeding of the nature described in clause (i) above has not been dismissed 120 days after the commencement thereof or (2) the appointment without its consent or acquiescence of a trustee, receiver or liquidator for it or for all or any substantial part of its properties has not been vacated or stayed within 90 days of such appointment, or (3) such appointment has been stayed but is not vacated within 90 days after the expiration of any such stay.

  14.2 Reconstitution. Upon dissolution of the Partnership in accordance with
Section 14.1(b) or (c), and a failure of all Partners to agree to continue the business of the Partnership and to the appointment of a successor General Partner as provided in the proviso to Section 14.1, then within 180 days after the event described in Section 14.1(b) or (c), a Majority Interest may elect to reconstitute the Partnership and continue its business by forming a new partnership on terms identical to those set forth in this Agreement and having as a general partner a Person approved by a Majority Interest. Upon any such election by a Majority Interest, all Partners shall be bound thereby and shall be deemed to have consented thereto. Unless such an election is made within such 180-day period, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is made within such 180-day period, then (a) the reconstituted partnership shall continue until the end of the term set forth in Section 2.5 unless earlier dissolved in accordance with this
Article XIV and (b) all necessary steps shall be taken to cancel this Agreement and the Certificate of Limited Partnership and to enter into a new partnership agreement and certificate of limited partnership, and the successor general partner may for this purpose exercise the powers of attorney granted the General Partner pursuant to this Agreement; provided that the right of a Majority Interest to reconstitute and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (i) the exercise of the right would not result in the loss of limited liability of any Limited Partner and (ii) neither the Partnership nor the reconstituted partnership would be treated as an association taxable as a corporation for federal income tax purposes.

  14.3 Liquidation. Upon dissolution of the Partnership, unless the Partnership is reconstituted pursuant to Section 14.2, the General Partner, or in the event the General Partner has withdrawn from the Partnership, been removed or dissolved or become bankrupt (as defined in Section 14.1), a liquidator or liquidating committee approved by a Majority Interest shall be the liquidator of the Partnership (the "Liquidator"). The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by a Majority Interest. The Liquidator shall agree not to resign at any time without 15 days' prior written notice and (if other than the General Partner) may be removed at any time, with or without cause, by notice of removal approved by a Majority Interest upon dissolution, resignation or removal of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and obligations of the original Liquidator) shall, within 30 days thereafter, be approved by a Majority Interest. Except as expressly provided in this Article XIV, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or approval of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the restrictions set forth in Article
XVII) to the extent appropriate or necessary in the good faith judgment of the Liquidator to carry out the duties and functions of the Liquidator hereunder for and during such period of time as shall be reasonably required in the good faith judgment of the Liquidator to complete the winding-up and liquidation of the Partnership as provided for herein. The Liquidator shall liquidate the assets of the Partnership and apply and distribute the proceeds of such liquidation in the following order of priority, unless otherwise required by mandatory provisions of applicable law:

    (a) to creditors of the Partnership (including Partners); and

    (b) to the Partners, in proportion to and to the extent of the positive balances in their respective Capital Accounts and APU Capital Account;

provided, however, that the Liquidator may place in escrow a reserve of cash or other assets of the Partnership for contingent liabilities in an amount determined by the Liquidator to be appropriate for such purposes.

  14.4 Distribution in Kind. Notwithstanding the provisions of Section 14.3 requiring the liquidation of the assets of the Partnership, but subject to the order of priorities set forth therein, if on dissolution of the Partnership the Liquidator determines that an immediate sale of part or all of the Partnership's assets would be impractical or would cause undue loss to the Partners, the Liquidator may, in its sole discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Partnership and may, in its sole discretion, distribute to the Partners, or to specific classes of Partners, as tenants in common, in lieu of cash, and as their interests may appear in accordance with the Provisions of Section 14.3(b), undivided interests in such Partnership assets as the Liquidator deems not suitable for liquidation. Any distributions in kind shall be subject to such conditions relating to the disposition and management thereof as the Liquidator deems reasonable and equitable and to any joint ownership agreements or other agreements governing the ownership and operation of such properties at such time. The Liquidator shall determine the fair market value of any property distributed in kind using such reasonable method of valuation as it may adopt.

  14.5 Cancellation of Certificate of Limited Partnership. Upon the completion of the distribution of Partnership property pursuant to Sections 14.3 and 14.4, the Partnership shall be terminated, and the Liquidator (or the Limited Partners if necessary) shall cause the cancellation of the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware and shall take such other actions as may be necessary to terminate the Partnership.

  14.6 Return of Capital. The General Partner shall not be personally liable for the return of the Capital Contributions of the Limited Partners, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

  14.7 Waiver of Partition. Each Partner hereby waives any rights to partition of the Partnership property.

                                  ARTICLE XV

                      Amendment of Partnership Agreement

  15.1 Amendments Which May be Adopted Solely by the General Partner. Subject to Section 15.3, the General Partner may amend any provision of this Agreement without the consent of any Limited Partner, and may execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

    (a) a change in the name of the Partnership, in the location of the principal place of business of the Partnership or in the registered office or registered agent of the Partnership;

    (b) a change that the General Partner deems appropriate or necessary to
  (i) qualify, or continue the qualification of, the Partnership as a limited partnership (or a partnership in which the Limited Partners have limited liability) under the laws of any state or jurisdiction or (ii) ensure that neither the Partnership nor any of the Operating Partnerships will be treated as an association taxable as a corporation for federal income tax purposes;

    (c) a change to divide outstanding Units into a greater number of Units, to combine outstanding Units into a smaller number of Units or to reclassify Units in a manner that in the good faith opinion of the General Partner, does not adversely affect any class of Limited Partners in any material respect;

    (d) a change that the General Partner in its sole discretion deems appropriate or necessary to (i) satisfy any requirements, conditions or guidelines contained in any order, rule or regulation of any federal or state agency or contained in any federal or state statute or (ii) facilitate the trading of any Units or comply with any rule, regulation, requirement, condition or guideline of any National Securities Exchange on which any Units are or will be listed or admitted to trading, or NASDAQ if any Units are or will be quoted on NASDAQ;

    (e) a change that is appropriate or necessary, as stated in an Opinion of Counsel, to prevent the Partnership, the Operating Partnerships, the General Partner, its Affiliates and their respective directors and officers from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, whether or not substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

    (f) a change that is required or contemplated by any provision of this Agreement, including, without limitation, Sections 4.4 and 12.3;

    (g) a change that in the good faith opinion of the General Partner does not adversely affect the Limited Partners in any material respect; or

    (h) any changes or events similar to the foregoing.

  15.2 Other Amendments. Amendments to this Agreement may be proposed only by the General Partner. Subject to Section 15.3, a proposed amendment (other than amendments adopted pursuant to Section 15.1) shall be effective only when approved by a Majority Interest. The General Partner shall notify all Limited Partners upon final adoption of any proposed amendment.

  15.3 Amendment Requirements. Notwithstanding the provisions of Sections 15.1 and 15.2, (i) the approval of an Eighty Percent Interest shall be required for any amendment unless the Partnership has received an Opinion of Counsel that such amendment would not result in the loss of limited liability of any Limited Partner or result in the Partnership or any Operating Partnership being treated as an association taxable as a corporation for federal income tax purposes,
(ii) no provision of this Agreement which establishes a percentage of the Limited Partners required to take or approve any action shall be amended in any respect which would have the affect of reducing the voting requirement, unless such amendment is approved by at least such percentage of Limited Partners and
(iii) this Section 15.3 shall be amended only with the approval of an Eighty Percent Interest.

                                  ARTICLE XVI

                                    Meetings

  16.1 Meetings. Meetings of Limited Partners may be called by the General Partner or by Limited Partners holding an aggregate of at least 20% of the outstanding LP Units. Within 60 days after receipt by the General Partner of a written proposal to call a meeting signed by Limited Partners holding the requisite number of LP Units and indicating the purpose for which the meeting is to be called (or such longer period as shall be reasonably required by the General Partner in order to prepare documents required therefor), the General Partner shall cause a notice of the meeting to be given to each Limited Partner. A meeting shall be held at a time and place determined by the General Partner within 60 days after the giving of notice of the meeting. A Majority Interest represented in person or by proxy shall constitute a quorum at a meeting of the Partners.

  16.2 Record Date. For purposes of determining the Limited Partners entitled to notice of or to vote at any meeting or to give approvals without a meeting as provided in Section 16.4, the General Partner may set a Record Date, which date for purposes of notice of a meeting shall not be less than 10 days nor more than 60 days before the date of the meeting.

  16.3 Conduct of Meeting. (a) The General Partner shall have full power and authority concerning the manner of conducting any meeting of Limited Partners or the solicitation of proxies or consents in writing, including, without limitation, the determination of Persons entitled to vote, the existence of a quorum, the conduct of voting, the validity and effect of any proxies, and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate an individual to serve as chairman of any meeting and shall further designate an individual to take the minutes of any meeting, which individuals may be directors or officers of the General Partner. All minutes shall be kept with the records of the Partnership maintained by the General Partner.

  (b) The General Partner may vote its LP Units in such manner as it in its sole discretion may determine.

  16.4 Action Without a Meeting. Any action that may be taken at a meeting of the Limited Partners may be taken without a meeting if approvals in writing setting forth the action so taken are signed by Limited Partners holding in the aggregate at least the minimum number of LP Units that would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted. Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. If approvals to the taking of any action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the approvals shall have no force and effect unless and until (a) they are deposited with the Partnership in care of the General Partner, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient consents are deposited with the Partnership, and (c) the Partnership receives an Opinion of Counsel that giving effect to such approvals would not result in the loss of limited liability of any Limited Partner or cause the Partnership or any of the Operating Partnerships to be treated as an association taxable as a corporation for federal income tax purposes.

                                  ARTICLE XVI

                              Certain Restrictions

  17.1 Additional Units. (a) Without the prior approval of a Two-Thirds Interest the General Partner shall not cause the Partnership to (i) issue more than 2,400,000 additional LP Units during the first five years after the Time of Delivery, (ii) issue more than 4,800,000 additional LP Units at any time after the Time of Delivery or (iii) issue any class or series of LP Units having preferences or other special or senior rights over the LP Units being issued pursuant to Section 4.2.

  (b) The General Partner shall not cause the Partnership to issue Units to the General Partner or any of its Affiliates (other than pursuant to Section 4.1) unless (i) the Units are of a class which is, prior to such issuance, listed or admitted to trading on a National Securities Exchange or quoted by NASDAQ and the Net Agreed Value of the Contributed Property being contributed in exchange for such Units is at least equal to the number of Units being so issued times the Unit Price of such Units or (ii) such issuance is approved by a Majority Interest.

  17.2 Additional Indebtedness. Without the prior approval of a Two-Thirds Interest, the General Partner shall not permit the Partnership or the Operating Partnerships to incur any indebtedness for borrowed money except for (a) the First Mortgage Notes, (b) any additional indebtedness of the Operating Partnerships permitted by the Mortgage Note Indenture, (c) indebtedness owing to the Partnership, any Operating Partnership or any subsidiary of the Partnership or any Operating Partnership and (d) additional indebtedness not described in any of the foregoing clauses in an aggregate consolidated principal amount not to exceed $25 million plus the aggregate proceeds from the sale of additional Partnership Interests (other than APUs) after the Time of Delivery.

  17.3 Capital Expenditures. (a) Subject to Section 17.3 (c), the General Partner shall not permit the Partnership or the Operating Partnerships to make combined capital expenditures during any calendar year in excess of 20% of the sum of the Partnership's consolidated operating income and depreciation and amortization for such year, except to the extent that, in the good faith opinion of the General Partner, capital expenditures in excess of such limit are required to sustain or improve existing operations of the Partnership and the Operating Partnerships.

  (b) In the event that capital expenditures in excess of the limit referred to in Section 17.3(a) are incurred for any year (because such expenditures are required to sustain or improve existing operations or otherwise), the General Partner shall use its best efforts to finance at least the amount of such excess within six months after its incurrence through the issuance of additional Partnership Interests (other than APUs) not prohibited by Section 17.1, borrowings not prohibited by Section 17.2 or both.

  (c) The Provisions of Sections 17.3 (a) and (b) may be waived as to particular capital expenditures by the approval of a Majority Interest.

  17.4 Certain Amendments. (a) Without the prior approval of a Two-Thirds Interest, the General Partner shall not amend the Distribution Support Agreement or permit the Partnership or any Operating Partnership to amend any compensation arrangement for the General Partner or the Manager, unless, in any case, such amendment does not, in the good faith opinion of the General Partner, adversely affect the Limited Partners in any material respect.

  (b) The General Partner shall not cause the Partnership to approve any amendment to an Operating Partnership Agreement pursuant to Section 13.2 thereof unless such amendment is approved by a Majority Interest.

  17.5 Sale of Assets. Without the prior approval of a Two-Thirds Interest, the General Partner shall not permit the sale or other disposition of all or substantially all of the consolidated assets owned by the Partnership and the Operating Partnerships.

  17.6 Restricted Payments by General Partner or Manager. (a) The General Partner shall not declare or make any Restricted Payment unless (i) after giving effect thereto, the General Partner's assets that can be reached by creditors (excluding its Partnership Interest and any notes receivable from or payable to the Partnership) would have a fair market value (using such reasonable method of valuation as the General Partner may adopt) equal to or greater than $5,000,000, (ii) the Partnership has received an Opinion of Counsel that such Restricted Payment would not result in the Partnership or any Operating Partnership being treated as an association taxable as a corporation for federal income tax purposes or (iii) such Restricted Payment is approved by an Eighty Percent Interest.

  (b) The General Partner shall not permit the Manager to declare or make any Restricted Payment unless (i) after giving effect thereto, the Manager's assets that can be reached by creditors (excluding its partnership interest in any Operating Partnership and any notes receivable from or payable to such Operating Partnership) would have a fair market value (using such reasonable method of calculation as the General Partner may adopt) equal to or greater than $5,000,000, (ii) the Partnership has received an Opinion of Counsel that such Restricted Payment would not result in the Partnership or any Operating Partnership being treated as an association taxable as a corporation for federal income tax purposes or (iii) such Restricted Payment is approved by an Eighty Percent Interest.

                                 ARTICLE XVIII

                            Right to Purchase Units

  18.1 Right to Purchase Units. At any time after December 31, 1991, if fewer than 10% of the outstanding LP Units are held by Persons other than the General Partner and its Affiliates, the General Partner shall have the right, which it may assign to the Partnership or any Affiliate, to purchase all, but not less than all, of the LP Units that remain outstanding and are held by Persons other than the General Partner and its Affiliates. Any such purchase shall be at a price per LP Unit in cash (the "Purchase Price") equal to the greater of the Unit Price on the date of purchase (the "Purchase Date") or the Issue Price for such LP Units, in either case multiplied by (a) 1.3, if the Purchase Date is on or prior to December 31, 1996, (b) 1.2, if the Purchase Date is after December 31, 1996 and on or prior to December 31, 2001,
(c) 1.1, if the Purchase Date is after December 31, 2001 and on or prior to December 31, 2006, or (d) 1.0, if the Purchase Date is after December 31, 2006.

  18.2 Notice of Election to Purchase. In the event the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise such right to purchase LP Units pursuant to Section 18.1, the General Partner shall cause the Transfer Agent to give written notice of such election to Purchase (the "Notice of Election to Purchase") to the Record Holders at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be published in daily newspapers of general circulation printed in the English language and published in the Borough of Manhattan, New York. The Notice of Election to Purchase shall specify the Purchase Date and the Purchase Price and state that the General Partner, its Affiliate or the Partnership, as the case may be, has elected to purchase such LP Units, upon surrender thereof in exchange for payment, and at such place as specified. Any such Notice of Election to Purchase mailed to a Record Holder of LP Units at his address as reflected in the Units Register shall be conclusively presumed to have been given whether or not the owner receives such notice.

  18.3 Purchase and Transfer of Units. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent cash in an amount equal to the amount required to purchase all outstanding LP Units held by Persons other than the General Partner or its Affiliates. If the Notice of Election to Purchase shall have been duly given as aforesaid and if on or prior to the Purchase Date the cash shall have been deposited with the Transfer Agent in trust for the benefit of the holders of LP Units subject to purchase as provided herein, then from and after the Purchase Date, whether or not any LP Units shall have been surrendered for purchase, all rights of the holders of such LP Units (including, without limitation, any rights pursuant to Articles V, VI and XIV) shall thereupon cease, except the right to receive the Purchase Price therefor, without interest, upon surrender to the Transfer Agent of the LP Certificates representing such LP Units, and such LP Units shall thereupon be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, on the Units Register, and the General Partner, its Affiliate or the Partnership, as the case may be, shall be deemed to be the owner of all such LP Units from and after the Purchase Date and shall have all rights as the owner of such LP Units.

                                  ARTICLE XIX

                               General Provisions

  19.1 Opinions Regarding Taxation as a Partnership. Notwithstanding any other provisions of this Agreement, the requirement, as a condition to any action proposed to be taken under this Agreement, that the Partnership receive an Opinion of Counsel that the proposed action would not result in the Partnership or any of the Operating Partnerships being treated as an association taxable as a corporation for federal income tax purposes (a) shall not be applicable to the extent that the Partnership or any of the Operating Partnerships is at such time treated in all material respects as an association taxable as a corporation for federal income tax purposes and (b) shall be deemed satisfied by an Opinion of Counsel containing conditions, limitations and qualifications which are acceptable to the General Partner in its sole discretion.

  19.2 Personal Property. The Partnership Interest of any Partner shall be personal property for all purposes.

  19.3 Addresses and Notices. Any notice, demand, request, payment or report required or permitted to be given or made to a Limited Partner under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class mail or by other means of written communication to the Limited Partner at such Limited Partner's address as shown on the Units Register. Any notice to the Partnership or the General Partner shall be deemed given if received in writing by the General Partner at the principal office of the Partnership designated pursuant to
Section 2.3.

  19.4 Headings. All article or section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof.

  19.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto (including the additional Persons that become Limited Partners as provided herein) and their heirs, executors, administrators, successors, legal representatives and assigns.

  19.6 Integration. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

  19.7 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or of any other covenant, duty, agreement or condition.

  19.8 Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement binding on the parties hereto (including the additional Persons that become Limited Partners as provided herein).

  19.9 Severability. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof, or of such provision in other respects, shall not be affected thereby.

  19.10 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

  In Witness Whereof, this Agreement has been duly executed by the General Partner and the Organizational Limited Partner as of the date first above written.

                                          Buckeye Management Company, as
                                           General Partner


                                          By       /s/ Edward F. Kosnik
                                             ----------------------------------
                                                 Executive Vice President

                                          Pennsylvania Company, as
                                           Organizational Limited Partner


                                          By     /s/ Alfred W. Martinelli
                                             ----------------------------------
                                                         President

                                          Limited Partners,
                                          All Limited Partners now or
                                           hereafter admitted as limited
                                           partners of the Partnership,
                                           pursuant to powers of attorney now
                                           or hereafter executed in favor of,
                                           and delivered to, the General
                                           Partner.

                                          By Buckeye Management Company,
                                             as General Partner


                                          By       /s/ Edward F. Kosnik
                                             ----------------------------------
                                                 Executive Vice President

                                                                      APPENDIX E
                   [LETTERHEAD OF FURMAN SELZ APPEARS HERE]

                                            June 16, 1997

Special Committee of the Board of Directors of Buckeye Management Company
100 Matsonford Road
Building 5, Suite 445
Radnor, PA 19087

Gentlemen:

  We understand that Buckeye Management Company (the "General Partner"), the general partner of Buckeye Partners, L.P. (the "Partnership"), has proposed exchanging BMC Acquisition Company ("BAC") Preferred Stock owned by the BAC Employee Stock Ownership Plan (the "ESOP") for all of the Common Stock of a new company ("Newco") that will own 1,546,988 limited partnership units ("L.P. Units") in the Partnership assuming the average L.P. Unit price for the ten trading days ending two business days prior to the closing of the transaction (the "average unit price") is between $36.50 and $41.50 per L.P. Unit./1/ The Partnership will then convert the BAC Preferred Stock into BAC Common Stock and contribute the BAC Common Stock to its subsidiary operating partnerships (the "Operating Partnerships"). The Operating Partnerships will then transfer and assign the BAC Common Stock to their general partner, Buckeye Pipe Line Company, a wholly-owned subsidiary of the General Partner, pursuant to an agreement under which the General Partner will release the Partnership and the Operating Partnerships from certain economic obligations. The economic obligations from which the Partnership will be released are: (i) reimbursement for compensation of six executive officers employed by the General Partner ($2.5 million estimated in 1997); (ii) funding the portion of interest and principal on the loan to the ESOP (the "ESOP Loan") to the extent covered by cash distributions on the new L.P. Units issued to Newco, which will become the sponsor of the ESOP; (iii) reimbursing the General Partner for the cost to redeem shares of departing employees of the ESOP; and (iv) certain obligations under the existing incentive compensation structure. (The foregoing transactions are referred to collectively as the "ESOP Restructuring")

  You have requested our opinion, as investment bankers, as to the fairness, from a financial point of view, to the Partnership, of the consideration to be received by the Partnership in the ESOP Restructuring.

  In conducting our analysis and arriving at our opinion as expressed herein, we have reviewed and analyzed, among other things, the following:

    (i) the Partnership's Annual Reports on Form 10-K for the fiscal years ended December 31, 1996, 1995, 1994 and 1993 and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1997 and March 31, 1996;

    (ii) certain other publicly available information concerning the
  Partnership and the trading market for the L.P. Units;
--------
/1/ Above $41.50 per unit, the number of L.P. Units will decrease to an amount calculated by multiplying $41.50 by 1,546,988 and dividing this number by the average unit price. Below $36.50 per unit, the number of L.P. Units will increase to an amount calculated by multiplying $36.50 by 1,546,988 and dividing this number by the average unit price.

[LOGO OF FURMAN SELZ APPEARS HERE]

Special Committee of the Board of Directors of Buckeye Management Company
June 16, 1997
Page Two

    (iii) certain internal information relating to the Partnership, including forecasts and projections, provided to us by management of the Partnership;

    (iv) certain publicly available information concerning certain other companies engaged in businesses which we believe to be comparable to the Partnership and the trading markets for certain of such other companies' securities;

    (v) documentation from the March 22, 1996 transaction in which BAC acquired the General Partner;

    (vi) excerpts supplied to us by management of an actuarial analysis dated April 23, 1996 and modifications made by management to such actuarial analysis; and

    (vii) the terms of the draft Memorandum of Understanding dated June 9, 1997 of the proposed settlement of Shakerdge v. Martinelli, et al. pending in the Court of Chancery of the State of Delaware as they impact the terms of the ESOP Restructuring.

We have also met with certain officers and employees of the General Partner concerning its business and operations, assets, present condition and future prospects and undertook such other studies, analyses and investigations as we deemed appropriate.

  In arriving at our opinion, we have visited but have not conducted a physical inspection of the properties and facilities of the Partnership, nor have we made or obtained any independent evaluation or appraisal of such properties and facilities or assumed any obligation to do so. We have assumed and relied upon the accuracy and completeness of the financial and other information provided to us in arriving at our opinion and have not attempted independently to verify such information. In addition, we have assumed that management's projections for the Partnership represent the best current judgment of the Partnership's management as to the future financial condition and results of operations of the Partnership, and have assumed that the projections have been reasonably prepared based on such current judgment.

  In arriving at our opinion, we have been directed by the Special Committee and its legal counsel to assume that the original ESOP transaction and the actions taken by the parties as part of the March 22, 1996 acquisition of the General Partner by BAC, were legal and permissible under the applicable provisions of the Employee Retirement Income Security Act of 1974 ("ERISA") and the Internal Revenue Code of 1986, as amended (the "Code"). We have also been directed to assume that (i) the ESOP Restructuring will not result in a non-exempt prohibited transaction under the fiduciary provisions of ERISA and (ii) the ESOP is a qualified plan under Section 401(a) of the Code both before and after the ESOP Restructuring. We have also relied upon oral advice from the General Partner's counsel (which we understand will be embodied in written opinion letters to be delivered at closing) with respect to certain tax issues. For our analysis, we have been instructed by the Special Committee to assume that the only expenses related to the ESOP which the Partnership is responsible for are interest expense and debt amortization on the ESOP Loan. However, management's projections also include an additional annual expense to the Partnership of repurchasing the BAC Preferred Stock of those employees who either retire, diversify or leave each year. In arriving at our opinion, we also analyzed this BAC Preferred Stock redemption obligation as if it was an obligation of the General Partner which in turn was reimbursable by the Partnership and the BAC Preferred Stock was recontributed to the ESOP.

  In our analysis, we have considered such financial and other factors as we have deemed appropriate and feasible under the circumstances including, among others, the following: (i) the current and historical financial position and results of operations of the Partnership, including revenues, earnings history, profit margins,

[LOGO OF FURMAN SELZ APPEARS HERE]

Special Committee of the Board of Directors of Buckeye Management Company
June 16, 1997
Page Three

dividend record, net worth, return on investment and capitalization; (ii) the financial and business prospects for the Partnerships and the industry segments in which it operates; and (iii) the current and historical trading markets for the L.P. Units, including prices, price-earnings ratios and dividend yield, and for the equity securities of certain companies that we believe to be comparable to the Partnership. As part of the ESOP Restructuring, management has agreed to recommend, and the Board of Directors of Buckeye Management Company has agreed to implement, a $.52 increase in the annual cash distribution per L.P. Unit, which we have taken note of. We are also mindful of the possible benefits to the Partnership of senior management's increased ownership in the General Partner. We have also taken into account our assessment of general economic, market and financial conditions and our experience in similar transactions, as well as our experience in securities valuation in general. Our opinion necessarily is based upon conditions as they exist and can be evaluated on the date hereof.

  As you are aware, we represented American Financial Group, Inc. in the sale of the General Partner to BAC in March 1996. Moreover, in the ordinary course of our business, we may actively trade in the L.P. Units for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such L.P. Units.

  Based upon and subject to the foregoing, it is our opinion as investment bankers that the consideration to be received by the Partnership in the ESOP Restructuring is fair, from a financial point of view.

  This Opinion is for the use and benefit of the Special Committee in its consideration of the ESOP Restructuring. This Opinion is not intended to be and does not constitute a recommendation to any holder of an L.P. Unit as to how such holder should vote with respect to the ESOP Restructuring. This Opinion may be included in its entirety in any proxy statement with respect to the ESOP Restructuring, but may not be summarized, excerpted from, or otherwise publicly referred to, without our prior written consent.

                                            Very truly yours,

                                            Furman Selz LLC

PROXY

                            BUCKEYE PARTNERS, L.P.
           Special Meeting of Unitholders to be Held August 11, 1997

This Proxy is solicited on behalf of Buckeye Management Company in its capacity as the general partner (the "General Partner") of Buckeye Partners, L.P. (the "Partnership"). The undersigned hereby appoints Stephen C. Muther and Steven C. Ramsey or either of them acting alone in the absence of the other, the attorneys, agents and proxies of the undersigned, with full powers of substitution (the "Proxies"), to attend and act as proxy or proxies of the undersigned at the Special Meeting of Unitholders (the "Special Meeting") of Buckeye Partners, L.P. to be held at the Radnor Hotel, located at 591 East Lancaster Avenue, St. Davids, Pennsylvania, on August 11, 1997 at 10:00 a.m. local time, or any adjournment thereof, and to vote as specified herein the number of limited partnership units which the undersigned, if personally present, would be entitled to vote.

     PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE
                              ENCLOSED ENVELOPE.

                                                                     SEE REVERSE
                                                                        SIDE

[X] Please mark your votes as in this example

The Board of Directors of the General Partner recommends a Vote FOR Proposals No. 1 and 2.

                                               FOR     AGAINST     ABSTAIN
1. Approval and adoption of the Proposal
   to Issue LP Units.                          [_]       [_]         [_]
   Approval and adoption of the Proposal
   to issue LP Units in connection with
   the ESOP Restructuring.

                                               FOR     AGAINST     ABSTAIN
2. Approval and Adoption of Amendment No. 3
   to the Partnership Agreement.               [_]       [_]         [_]
   Approval and adoption of Amendment No. 3 to the Partnership's Amended and Restated
   Agreement of Limited Partnership attached as Appendix C to the Proxy Statement.

3. Other Business. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Special Meeting.

This Proxy when properly executed will be voted as specified. If no instruction is specified with respect to the matter to be acted upon, the units represented by the Proxy will be voted "FOR" the approval and adoption of the proposal to issue LP Units in connection with the ESOP Restructuring and "FOR" the approval and adoption of Amendment No. 3 to the Partnership Agreement. If any other business is properly presented at the Special Meeting, this Proxy confers authority to and shall be voted in accordance with the recommendations of the Board of Directors of the General Partner. This Proxy is solicited on behalf of the General Partner, and may be revoked prior to its exercise by filing with the Secretary of the General Partner a duly executed proxy bearing a later date or an instrument revoking this Proxy, or by attending the meeting and electing to vote in person.

SIGNATURE(S)_______________________________________ DATE____________________
Please sign exactly as name or names appear on this Proxy. If stock is held jointly, each holder should sign. If signing as attorney, trustee, executor, administrator, custodian or corporate officer, please give full title.